Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

ANTERO RESOURCES CORPORATION,

ANTERO MIDSTREAM PARTNERS LP

and

ANTERO TREATMENT LLC

dated as of

September 17, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2

ARTICLE II CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	12
2.1 Contributions	12
2.2 Consideration	12
2.3 Earn-Out Payments	13
2.4 Transfer Taxes	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANTERO	16
3.1 Organization and Existence	16
3.2 Authority and Approval; Enforceability	17
3.3 No Conflict	17
3.4 Consents	18
3.5 Laws and Regulations; Litigation	18
3.6 Environmental Matters	19
3.7 Water Interests	19
3.8 Water Assets	19
3.9 Permits	20
3.10 Insurance	20
3.11 Brokerage Arrangements	21
3.12 Investment	21
3.13 Taxes	21
3.14 Financial Statements	22
3.15 Material Contracts	23
3.16 No Adverse Changes	23
3.17 Employees	23
3.18 Investment Company Act	23
3.19 No Other Representations or Warranties; Schedules	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ACQUIRING ENTITIES	24
4.1 Organization and Existence	24
4.2 Authority and Approval; Enforceability	24
4.3 No Conflict	24
4.4 Brokerage Arrangements	25
4.5 New Common Units	25
4.6 Investment	25
4.7 No Other Representations or Warranties; Schedules	26

ARTICLE V COVENANTS, ETC.	26
5.1 Conduct of the Business	26
5.2 Financial Statements; Financing Cooperation	27
5.3 Independent Investigation	27
5.4 Post-Closing Receivables and Payments	28

5.5 Further Assurances	28
5.6 NYSE Listing	28
5.7 Tax Covenants	28
5.8 Consents	31
5.9 Access	32

ARTICLE VI CONDITIONS TO CLOSING	33
6.1 Conditions to Each Party’s Obligation to Effect the Transactions	33
6.2 Conditions to the Obligation of the Partnership Acquiring Entities	33
6.3 Conditions to the Obligation of Antero	34

ARTICLE VII CLOSING	35
7.1 Closing	35
7.2 Deliveries by Antero	35
7.3 Deliveries by the Partnership Acquiring Entities	35

ARTICLE VIII INDEMNIFICATION	36
8.1 Indemnification of Antero and Other Parties	36
8.2 Indemnification of the Partnership and Other Parties	36
8.3 Indemnification Procedures	37
8.4 Calculation and Payment of Damages	38
8.5 Waiver of Certain Damages	38
8.6 Limitations on Indemnification	38
8.7 Survival	39
8.8 Mitigation	40
8.9 Sole Remedy	40
8.10 Consideration Adjustment	40

ARTICLE IX TERMINATION	40
9.1 Events of Termination	40
9.2 Effect of Termination	41

ARTICLE X MISCELLANEOUS	41
10.1 Expenses	41
10.2 Notices	41
10.3 Governing Law and Venue	42
10.4 Public Statements	42
10.5 Form of Payment	42
10.6 Entire Agreement; Amendments and Waivers	42
10.7 Binding Effect and Assignment	43
10.8 Severability	43
10.9 Interpretation	43
10.10 Headings and Schedules	44
10.11 Counterparts	44
10.12 Determinations by the Partnership	44

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Bill of Sale of Treatment Assets
Exhibit B	Form of Assignment of Water Interest
Exhibit C	Form of Water Services Agreement
Exhibit D	Form of Secondment Agreement
Exhibit E	Form of Amended and Restated Services Agreement
Schedule 1	Excluded Liabilities
Schedule 1A	NOVs
Schedule 1-1	Excluded Assets
Schedule 1-1A	Water Withdrawal Points and Withdrawal Agreements
Schedule 1-2	Treatment Assets and Liabilities
Schedule 1-3	Water Assets
Schedule 3.3	No Conflict
Schedule 3.4	Consents
Schedule 3.5	Laws and Regulations; Litigation
Schedule 3.6	Environmental Matters
Schedule 3.8(b)	Liens
Schedule 3.13	Taxes
Schedule 3.16	Adverse Changes
Schedule 4.3	No Conflict

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of September 17, 2015 by and among Antero Resources Corporation, a Delaware corporation (“Antero”), Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and Antero Treatment LLC, a Delaware limited liability company (“Antero Treatment” and, together with the Partnership, the “Partnership Acquiring Entities”). Antero, the Partnership and Antero Treatment are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Antero is the sole member of Antero Water LLC, a Delaware limited liability company (“Antero Water”);

WHEREAS, the Partnership is the sole member of Antero Treatment;

WHEREAS, pursuant to the Amended and Restated Contribution Agreement, dated November 10, 2014, by and between Antero and the Partnership (the “Initial Contribution Agreement”), the Partnership has the option to purchase, in its sole discretion, the Water Assets (as defined herein) at fair market value (the “Water Option”);

WHEREAS, on July 9, 2015, the Partnership notified Antero in writing of its intent to exercise the Water Option;

WHEREAS, in connection with the Partnership’s exercise of the Water Option, Antero intends to contribute (a) the Treatment Assets to Antero Treatment and (b) 100% of the outstanding limited liability company interests in Antero Water to the Partnership (the “Water Interests,” and together with the Treatment Assets, the “Contributed Assets”) in exchange for the consideration, and on the terms and conditions, set forth in this Agreement;

WHEREAS, the Conflicts Committee of the Board of Directors (the “Conflicts Committee”) of Antero Resources Midstream Management LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Partnership Financial Advisor”), that the consideration to be paid by the Partnership as consideration for the Contributed Assets pursuant to this Agreement is fair to the Partnership from a financial point of view and (ii) found the transactions contemplated by the Transaction Documents to be not adverse to the Partnership and recommended that the Board of Directors of the General Partner approve the transactions contemplated by the Transaction Documents and, subsequently, the Board of Directors of the General Partner has approved the transactions contemplated by the Transaction Documents;

WHEREAS, the Special Committee of the Board of Directors of Antero (the “Special Committee”) has (i) received an opinion of Robert W. Baird & Co. Incorporated, the financial advisor to the Special Committee (the “Antero Financial Advisor”), that the aggregate consideration to be received by Antero as consideration for the Contributed Assets pursuant to

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this Agreement is fair, from a financial point of view, to Antero’s shareholders (other than Affiliates of Antero) and (ii) found the transactions contemplated by the Transaction Documents to be fair to and in the best interests of Antero and its shareholders (other than Affiliates of Antero) and recommended that the Board of Directors of Antero approve the transactions contemplated by the Transaction Documents and, subsequently, the Board of Directors of Antero has approved the transactions contemplated by the Transaction Documents; and

WHEREAS, on the Effective Date (as defined herein), on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall be deemed to have occurred.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Section 2.3(c)(i).

“Additional Cash Consideration” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Antero, the term “Affiliate” shall not include the General Partner or any member of the Partnership Group, (b) with respect to the Partnership Group, the term “Affiliate” shall exclude Antero and its other Subsidiaries and (c) with respect to each of the Parties, the term “Affiliate” shall exclude Antero Resources Investment LLC, a Delaware limited liability company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antero” has the meaning set forth in the preamble to this Agreement.

“Antero Closing Certificate” has the meaning set forth in Section 6.2(c).

“Antero Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Antero Indemnitees” has the meaning set forth in Section 8.1.

“Antero Treatment” has the meaning set forth in the preamble to this Agreement.

“Antero Water” has the meaning set forth in the recitals to this Agreement.

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“Antero Water Net Working Capital” means the Current Assets less the Current Liabilities.

“Arbitrator” has the meaning set forth in Section 2.3(c)(i).

“Asset Taxes” means sales, use, ad valorem, property, excise or similar Taxes based upon the operation or ownership of the Water Assets but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assignment and Bill of Sale of Treatment Assets” means that certain Assignment and Bill of Sale of Treatment Assets in the form attached as Exhibit A hereto.

“Assignment of Water Interest” means that certain Assignment of Water Interest in the form attached as Exhibit B hereto.

“Barrel” means forty-two U.S. gallons, each of which is equal to 231 cubic inches.

“Business” means, collectively, the operations and business (a) as historically conducted by Antero and its Affiliates using the Water Assets and (b) as contemplated to be conducted following the Closing Date by the Partnership Group using the Water Assets.

“Cap” has the meaning set forth in Section 8.6(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement (whether oral or written).

“Contributed Assets” has the meaning set forth in the recitals to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

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“Current Assets” means the sum of Antero Water’s accounts receivable — affiliate plus its accounts receivable — third party.

“Current Liabilities” means the sum of Total Accounts Payable plus Total Accrued Expenses.

“Customary Post-Closing Consents” means (a) consents, approvals, licenses, permits, orders, waivers, authorizations, regulations, declarations and filings from or to (as applicable) Governmental Authorities that are customarily obtained or made (as applicable) after closing in connection with transactions contemplated by this Agreement and (b) any consents, approvals, waivers and authorizations of third parties (other than Governmental Authorities) that cannot be unreasonably withheld by the relevant Person.

“Damages” has the meaning set forth in Section 8.1.

“Debt Financed Distribution” has the meaning set forth in Section 5.7(e)(ii).

“Deductible” has the meaning set forth in Section 8.6(a).

“Delivered Volumes” means MVC Credit Volumes plus, for any calendar year or calendar quarter, the aggregate number of additional Barrels of Fresh Water delivered to Persons other than Antero or any of its Affiliates  through the Water Assets to the extent such volumes are not included in the calculation of MVC Credit Volumes.

“Earn-Out Report” has the meaning set forth in Section 2.3(b).

“Earn-Out Report Dispute” has the meaning set forth in Section 2.3(b).

“Earn-Out Payments” has the meaning set forth in Section 2.3(a).

“Earn-Out Term” means the First Earn-Out Term or the Second Earn-Out Term, as applicable.

“Effective Date” means October 1, 2015.

“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law, in each case, relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning handling or transportation of any Hazardous Materials.

“Excluded Assets” has the meaning provided such term in the Initial Contribution Agreement as well as the assets described on Schedule 1-1.

“Excluded Liabilities” means (a) (i) any and all Income Taxes imposed on Antero or any of its Affiliates; (ii) the Asset Taxes allocable to Antero pursuant to Section 5.7(a); (iii) any Taxes imposed on or with respect to the Excluded Assets; and (iv) any and all other Taxes

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imposed on or with respect to the Water Assets for any taxable period (or portion thereof) ending on or prior to the Effective Date; and (b) the liabilities described on Schedule 1.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Tax Authority or other administrative settlement with or final administrative decision by the relevant Tax Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Antero and the Partnership which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“Financing” has the meaning set forth in Section 2.2.

“First Earn-Out Term” has the meaning set forth in Section 2.3(a).

“Fresh Water” means either (i) raw fresh water or (ii) a mixture of raw fresh water and Treated Waste Water.

“Fresh Water Distribution Business” has the meaning set forth in Section 3.14(a).

“Fundamental Representations” has the meaning set forth in Section 8.7.

“General Partner” has the meaning set forth in the recitals to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Hydrocarbons” means oil and gas and other hydrocarbons produced in association therewith (whether in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Income Taxes” means any federal, state, local or foreign Taxes measured by or imposed on net income, gross revenue or receipts, including franchise or similar Taxes.

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“Indemnity Claim” has the meaning set forth in Section 8.3.

“Intellectual Property” means (a) patents and patent applications; (b) trade secrets and confidential information, (c) copyrights, registered and unregistered; and (d) trademarks, service marks, trade names, trade dress, and domain names (“Trademarks”).

“Initial Contribution Agreement” has the meaning set forth in the preamble to this Agreement.

“Investment Company Act” has the meaning set forth in Section 3.18.

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, orders or any similar provisions having the force or effect of Law of any applicable Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damage, deficiency, Tax, interest, penalty, amount paid in settlement, judgment, assessment, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Business or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, Antero’s ability to satisfy its obligations under the Transaction Documents, other than any changes (x) in the general state of the industries in which the Business operates or (y) in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, provided, that in the case of clauses (x) and (y), the impact on the Business is not materially disproportionate to the impact on companies engaged in similar lines of business as the Business.

“Material Contract” means (a) any Contract (or series of related Contracts) relating to the ownership or operation of the Business or the ownership, use or operation of the Water Assets that, as of the date hereof, is reasonably expected to provide for revenues to or commitments of Antero or its Affiliates in an amount greater than $500,000 during any calendar year or (b) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Business or the ownership, use or operation of the Water Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.

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“MVC Credit Volumes” shall have the meaning given to such term in the Water Services Agreement; provided, however, that the reference therein to “2019” shall be amended to state “2020” for purposes of this Agreement.

“New Common Units” has the meaning set forth in Section 2.2.

“Non-Hydrocarbon Systems” has the meaning set forth in the definition of Water Assets.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Acquiring Entities” has the meaning set forth in the preamble to this Agreement.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Partnership Fundamental Representations” has the meaning set forth in Section 8.7(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the Partnership’s ability to satisfy its obligations under the Transaction Documents, other than any changes (x) in the general state of the industries in which the Partnership operates or (y) in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, provided, that in the case of clauses (x) and (y), the impact on the Partnership is not materially disproportionate to the impact on companies engaged in similar lines of business as the Partnership.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.8(b).

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“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Required Consent” has the meaning set forth in Section 5.8(c).

“Second Earn-Out Term” has the meaning set forth in Section 2.3(a).

“Secondment Agreement” means that certain Secondment Agreement in the form attached as Exhibit D hereto.

“Securities Act” has the meaning set forth in Section 3.12.

“Services Agreement” means that certain Amended and Restated Services Agreement in the form attached as Exhibit E hereto.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Effective Date.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to Antero, the term “Subsidiary” shall not include any member of the Partnership Group.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.7(d).

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“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Total Accounts Payable” means the sum of Antero Water’s accounts payable — capital plus its accounts payable — expense.

“Total Accrued Expenses” means the sum of Antero Water’s (a) accrued capital plus (b) accrued operating expenses plus (c) accrued expenses — interest plus (d) accrued expenses — ad valorem tax plus (e) accrued expenses — audit/tax plus (f) accrued expenses — other.

“Total Cash Proceeds” has the meaning set forth in Section 5.71(e)(i).

“Traceable Partnership Debt” has the meaning set forth in Section 5.7(e)(i).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Initial Contribution Agreement, the Water Services Agreement, the Secondment Agreement, the Services Agreement and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3 hereof.

“Treated Waste Water” means treated waste water, but excluding water remaining after treatment at the Treatment Facility.

“Treatment Assets” means the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia (the “Treatment Facility”), including those assets set forth on Schedule 1-2 hereto.

“Treatment Facility” has the meaning set forth in Article I of this Agreement under the definition of “Treatment Assets.”

“Transfer Taxes” has the meaning set forth in Section 2.4.

“Unscheduled Consent” has the meaning set forth in Section 5.8(b).

“Water Services Agreement” means that certain Water Services Agreement in the form attached as Exhibit C hereto.

“Water Assets” means all assets in respect of the water business of Antero, including the following:

(a)                                 all assets and systems held by Antero or an Affiliate of Antero for the gathering or transportation of water, carbon dioxide or other non-Hydrocarbons, or the treatment, transportation, handling or disposal of waste water or other fluid waste, including the systems described on

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Schedule 1-3 (the foregoing, collectively, the “Non-Hydrocarbon Systems”);

(b)                                 all easements, surface use agreements, servitudes, third party permits, licenses, surface leases, sub-surface leases, rights-of-way, grazing rights, logging rights and other similar interests to the extent relating to surface operations or use or occupancy of the surface or the subsurface applicable to the Non-Hydrocarbon Systems, including the instruments and agreements described on Schedule 1-3 (the foregoing, collectively, the “Water Easements”), to the extent reasonably determined by Antero to be assignable;

(c)                                  all fee and leasehold interests in real property that relate primarily to the ownership or operation of the assets described in the other clauses of this definition, including the fee and leasehold interests described on Schedule 1-3 (the Water Easements and the interests described in this clause (c), collectively, the “Water Lands”, and the leases under which the leasehold interests described in this clause (c) are, collectively, the “Water Leases”);

(d)                                 all of the Water Personal Property, including the facilities and equipment described on Schedule 1-3 (the foregoing, collectively, the “Water Equipment”);

(e)                                  all Water Related Contracts, to the extent reasonably determined by Antero to be assignable;

(f)                                   all Permits issued to or held by Antero or any of its Affiliates in connection with Antero’s or its Affiliates’ ownership or operation of the other assets described in this definition, including those Permits described on Schedule 1-3 (the foregoing, collectively, the “Water Permits”), to the extent reasonably determined by Antero to be assignable;

(g)                                  all of Antero’s and its Affiliates rights, claims and causes of action (including warranty and similar claims that may be made against a third party vendor under a master service agreement or any other Water Related Contract) to the extent, and only to the extent, that such rights, claims or causes of action (i) are associated with the Water Assets and relate to the period of time from and after the acquisition of the Water Assets by the Partnership or (ii) relate to the liabilities to be assumed by the Partnership pursuant to any purchase of the Water Assets (excluding any such rights, claims and causes of action that arise from or are related to the ownership by Antero or its Affiliates of, or the rights of Antero or its Affiliates in respect of, the Excluded Assets) (the foregoing, collectively, the “Water Claims”), to the extent reasonably determined by Antero to be assignable;

(h)                                 all prepaid expenses (other than Taxes) attributable to the Water Assets that are paid by or on behalf of Antero or its Affiliates and are attributable

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to the periods of time on and after the acquisition of the Water Assets by the Partnership, including prepaid utility charges;

(i)                                     the Water Conveyed IP;

(j)                                    all of Antero’s and its Affiliates’ files, records and data directly and primarily relating to the items described in the preceding clauses above, including title records (including title opinions and curative documents), surveys, maps and drawings, operating data and records, maintenance records, and correspondence, including any Intellectual Property (other than Trademarks) held by Antero therein, except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party or subject to a fee; (ii) all documents and instruments of Antero that may be protected by the attorney-client privilege; and (iii) all accounting and Tax files, books, records, Tax Returns and Tax work papers related to such items (the foregoing, collectively, the “Water Records”); and

(k)                                 the Treatment Assets.

Notwithstanding the foregoing, “Water Assets” shall not include any Excluded Assets, Excluded Liabilities or any Gathering and Compression Assets (as defined in the Initial Contribution Agreement).

“Water Capital Expenditures” has the meaning set forth in Section 5.7(f).

“Water Claims” has the meaning set forth in the definition of Water Assets.

“Water Conveyed IP” means (a) all Intellectual Property (other than Trademarks) owned by Antero or its Affiliates primarily relating to the operation of the Non-Hydrocarbon Systems and (b) the Intellectual Property described in Schedule 1-3, including all rights, claims and causes of action for past, present and future infringement and misappropriation of the Water Conveyed IP, including the right to seek injunctive relief and damages, and to collect and retain same.

“Water Credit Facility” means that certain Credit Agreement among Antero Water, Antero and certain Subsidiaries of Antero, as guarantors, certain lenders party thereto, JPMorgan Bank, N.A., as administrative agent, and the other parties thereto.

“Water Easements” has the meaning set forth in the definition of Water Assets.

“Water Equipment” has the meaning set forth in the definition of Water Assets.

“Water Interests” has the meaning set forth in the preamble to this Agreement.

“Water Lands” has the meaning set forth in the definition of Water Assets.

“Water Leases” has the meaning set forth in the definition of Water Assets.

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“Water Option” has the meaning set forth in the preamble to this Agreement.

“Water Permits” has the meaning set forth in the definition of Water Assets.

“Water Personal Property” means the equipment, structures, fixtures, improvements, equipment, storage tanks, pipelines, manifolds, casing, tubing, pumps, motors, machinery, flow lines and other items of every kind and nature primarily used or held for use in connection with the Water Assets.

“Water Records” has the meaning set forth in the definition of Water Assets.

“Water Related Contracts” means those transportation agreements, operating agreements, balancing agreements, facilities or equipment leases, interconnection agreements, service and parts agreements and all other contracts to which Antero or an Affiliate of Antero is a party, that relate primarily to the ownership or operation of the Water Assets and that will be binding on the Partnership or any of the Water Assets after the acquisition by the Partnership, including the contracts set forth on Schedule 1-3, but excluding any contract that is an Excluded Asset.

ARTICLE II
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1                               Contributions.

(a)         Prior to the Closing, Antero shall use reasonable best efforts, subject to its obligations in Section 5.8, to cause the contribution, assignment, transfer and conveyance of all Water Assets (other than the Treatment Assets) and related liabilities and obligations to Antero Water to the extent such Water Assets and related liabilities and obligations are not currently held by Antero Water.  At the Closing and deemed effective as of the Effective Date, on the terms and subject to the conditions of this Agreement, Antero shall (i) contribute, assign, transfer and convey to the Partnership the Water Interests and (ii) subject to its obligations in Section 5.8, contribute, assign, transfer and convey to Antero Treatment the Treatment Assets and related liabilities and obligations, in exchange for the consideration set forth in Section 2.2, and (x) the Partnership shall accept the contribution of the Water Interests and (y) Antero Treatment shall accept the contribution of the Treatment Assets and shall assume the related liabilities and obligations. Antero acknowledges and agrees that the Excluded Liabilities will be retained by Antero and not assumed by the Partnership or Antero Treatment.

(b)         Net Working Capital. Antero shall cause the Antero Water Net Working Capital to be $0 as of the Effective Date.

2.2                                                       Consideration.  At the Closing, in consideration for the contribution of the Contributed Assets, the Partnership shall: (a) pay to Antero a cash distribution equal to $552,450,000, less any indebtedness (including principal and accrued interest) outstanding as of the Closing under the Water Credit Facility and assumed by the Partnership in connection with the Closing (the “Cash Consideration”) and (b) issue 23,886,421 common units representing limited partner interests in the Partnership (the “New Common Units”) to Antero. In connection with the execution of this Agreement, the Partnership entered into definitive documentation to issue and sell common units representing limited partner interests in the Partnership in a private

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placement (the “Financing”). The Financing is expected to be consummated simultaneously with the Closing. The Partnership agrees to pay to Antero an amount equal to the net proceeds received from the Financing (the “Additional Cash Consideration”) as an increase to the Cash Consideration in exchange for a reduction in the number of New Common Units issuable to Antero at the Closing equal to the number of common units issued and sold in the Financing; provided, however, that notwithstanding the foregoing, the number of New Common Units issuable to Antero at the Closing pursuant to this Section 2.2 shall not be less than 4,777,284 New Common Units and the number of New Common Units issuable pursuant to the Financing shall not exceed 19,109,137.  The Earn-Out Payments, if any, shall be paid by the Partnership in accordance with Section 2.3 and shall be deemed to be additional consideration for the Contributed Assets only if and when paid to Antero in accordance with this Agreement.  The Cash Consideration (for the avoidance of doubt, including any Additional Cash Consideration) and the Earn-Out Payments, if any, shall be sourced by the Partnership from the proceeds of the Traceable Partnership Debt to the extent provided in Section 5.7(e). Notwithstanding Section 5.4 or anything else to the contrary in this Agreement, Antero agrees to retain and to pay all obligations for (i) capital expenditures incurred by Antero or its Affiliates and associated with the design and construction of the Treatment Facility that were accrued prior to July 31, 2015 and (ii) capital expenditures incurred by Antero or its Affiliates or the Partnership and its Affiliates, in each case associated with the design and construction of the Treatment Facility that were accrued after July 31, 2015 up to a maximum amount pursuant to this clause (ii) of $12,000,000 (and Antero shall reimburse the Partnership for any capital expenditures paid by the Partnership that are within the scope of this clause (ii)).  The Partnership shall reimburse Antero for any capital expenditures funded prior to the Closing by Antero or its Affiliates associated with the design, construction, ownership, operation, use or maintenance of the Treatment Facility in excess of the $12,000,000 limit referenced in clause (ii) of the immediately preceding sentence by increasing the Cash Consideration paid at Closing by such amount.  Antero shall provide the Partnership with a written description and amount of such capital expenditures no less than three days prior to the Closing.

2.3                               Earn-Out Payments.

(a)                                 Following the Closing and as additional consideration for the contribution by Antero to the Partnership and Antero Treatment of the Contributed Assets, Antero shall be entitled to receive from the Partnership (subject to the terms and conditions of this Section 2.3) cash determined in accordance with this Section 2.3 (the “Earn-Out Payments”).  In addition to the consideration set forth in Section 2.2 above, Antero shall be entitled to a cash payment equal to (i) $125,000,000 if the aggregate Delivered Volumes during the period beginning on January 1, 2017 and ending on December 31, 2019 (the “First Earn-Out Term”), is greater than or equal to 176,295,000 barrels and (ii) an additional $125,000,000 if the Delivered Volumes during the period beginning on January 1, 2018 and ending on December 31, 2020 (the “Second Earn-Out Term”), is greater than or equal to 219,200,000 barrels.

(b)                                 Within 30 days after the end of the applicable Earn-Out Term, Antero shall in good faith prepare and deliver to the Partnership a report setting forth Antero’s calculation of the Delivered Volumes during such Earn-Out Term as well as any other information that the Partnership may reasonably request in order to verify such Delivered Volumes (each such report, an “Earn-Out Report”).  The Earn-Out Report and the Delivered

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Volumes for the Earn-Out Term reflected thereon shall be final and binding upon Antero and the Partnership upon the approval of such Earn-Out Report by the Partnership, in a written notice that specifically states such approval and references this Section 2.3(b), or the failure of the Partnership to object in a written notice to Antero that specifically references this Section 2.3(b) within 15 days after receipt of the Earn-Out Report by the Partnership.  If the Partnership does not agree with the Earn-Out Report and the calculation of the Delivered Volumes stated thereon, and Antero and the Partnership cannot mutually agree on the calculation of Delivered Volumes for such Earn-Out Term, then within 45 days following receipt by the Partnership of the Earn-Out Report, Antero and the Partnership shall resolve such dispute (the “Earn-Out Report Dispute”) in accordance with Section 2.3(c).  If at any time the Partnership and Antero resolve the Earn-Out Report Dispute, then notwithstanding the preceding provisions of this Section 2.3(b) and Section 2.3(c), the dispute resolution procedures in Section 2.3(c) promptly shall be discontinued with respect to such agreed matters and the Earn-Out Report and the Delivered Volumes shall be revised, if necessary to reflect such resolution and thereupon shall become binding upon Antero and the Partnership for purposes hereof.  Each Earn-Out Payment, if any, that the Partnership becomes obligated to pay to Antero (by wire transfer of immediately available funds to an account or accounts specified by Antero) pursuant to this Section 2.3 shall be paid to Antero within five Business Days of the determination of the Earn-Out Payment becoming final and binding upon the Parties in accordance with Section 2.3(b).

(c)                                  If Antero and the Partnership are unable to resolve an Earn-Out Report Dispute as contemplated by Section 2.3(b), then such Earn-Out Report Dispute shall be submitted to mandatory and binding arbitration pursuant to the following conditions:

(i)                                     Procedures. The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Commercial Arbitration Rules of the AAA, as they may be amended from time to time, except as expressly provided in this Section 2.3(c) (the “AAA Rules”) with the arbitrators selected pursuant to the procedures set forth in this Section 2.3(c) (each, an “Arbitrator”).  In resolving the substance of the Earn-Out Report Dispute, the Arbitrators shall apply substantive Colorado Law; provided, however, that no aspect of the Colorado Dispute Resolution Act shall be applied to the arbitration proceeding.

(ii)                                  Selection of Arbitrators. The Earn-Out Report Dispute will be resolved by a panel of three Arbitrators, unless Antero and the Partnership mutually agree upon the selection of a single Arbitrator.  Within 15 days after a failure to resolve any dispute regarding the calculation of the Delivered Volumes in an Earn-Out Report in accordance with Section 2.3(b), each of Antero and the Partnership shall appoint one person to serve as an Arbitrator and, within 10 days after the later to occur of such appointments, the two appointed Arbitrators shall mutually agree to appoint a third Arbitrator, failing agreement on which such third Arbitrator shall be appointed by AAA in accordance with its rules.  If either Antero or the Partnership does not appoint an Arbitrator within 15 days after such failure to resolve any dispute regarding the calculation of the Delivered Volumes in an Earn-Out Report in accordance with Section 2.3(b), then the other party may submit an appropriate request to the AAA to initiate proceedings and AAA shall select such Arbitrator in accordance with its rules. Should any Arbitrator refuse or

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be unable to proceed with arbitration proceedings as called for in this Section 2.3(c), such Arbitrator shall be replaced by AAA in accordance with Section 2.3(c)(viii) below.

(iii)                               Place of Arbitration.  The arbitration shall be held in Denver, Colorado.

(iv)                              Conduct of Arbitration. The Arbitrators shall allow reasonable discovery in the forms permitted by the AAA Rules, to the extent consistent with the purposes of the arbitration.  Recognizing the express desire of the parties for an expeditious means of dispute resolution, the Arbitrators shall limit or allow the parties to expand the scope of discovery as may be reasonable and necessary under the circumstances.  The arbitration hearing shall be commenced promptly and conducted expeditiously.  If one party seeks discovery of electronic communications, such as emails, from another party, the Arbitrators shall have the authority to impose reasonable limits on the timing and extent of such discovery, and allow the producing party to recover reasonable expenses and costs associated with that discovery.  Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive days.  The Arbitrators must give effect to legal privileges including the attorney-client privilege and work-product immunity.  The Arbitrators shall act by majority vote in resolving all Earn-Out Report Disputes.

(v)                                 Arbitration Award.  The Arbitrators shall endeavor to render a binding, written decision within 14 days following the completion of the arbitration hearing.

(vi)                              Binding Nature of the Arbitration Award. The arbitration award shall be binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

(vii)                           Time of the Essence. The Arbitrators are to be instructed that time is of the essence in the arbitration proceeding.

(viii)                        Replacement of Arbitrator.  Should any Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 2.3(c), such Arbitrator shall be replaced in the same manner by which he or she was appointed (e.g., if a party appointed the departing Arbitrator, that party would appoint the departing Arbitrator’s replacement, and if the two Party-appointed Arbitrators appointed the departing Arbitrator, then such party-appointed Arbitrators would appoint the departing Arbitrator’s replacement).

(ix)                              Confidentiality.  To the fullest extent permitted by the Laws of the State of Colorado, the arbitration proceedings and award shall be maintained in confidence by the parties.

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(x)                                 Expenses. The Arbitrators shall have the authority to award attorneys’ fees and expenses to the prevailing party.

(xi)                              THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT IN ENTERING INTO THIS SECTION 2.3(C), THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

2.4                               Transfer Taxes.  To the extent that any sales, use, transfer, purchase, filing, recordation, stamp, registration and similar Taxes are payable as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne fifty percent (50%) by Antero and fifty percent (50%) by the Partnership.  To the extent under applicable Law the transferee is responsible for filing Tax Returns or other documentation in respect of Transfer Taxes, the Partnership shall prepare and file all such Tax Returns or other documentation.  The Parties shall provide such certificates and other information and otherwise cooperate in good faith to minimize, to the extent permitted under applicable Law, any Transfer Taxes.  The Party that is not responsible under applicable Law for paying the Transfer Taxes shall pay its share of the Transfer Taxes to the responsible Party prior to the due date of such Transfer Taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ANTERO

Antero hereby represents and warrants to the Partnership Acquiring Entities that, as of the date hereof:

3.1                               Organization and Existence.

(a)                                 Antero has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  Antero is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(b)                                 Antero Water has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  Antero Water is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.  Antero has delivered to the Partnership correct and complete copies of Antero Water’s Organizational Documents, as

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amended to date.  There is no pending, or to the knowledge of Antero, threatened, action for the dissolution, liquidation or insolvency of Antero Water.

3.2                               Authority and Approval; Enforceability.  Antero has the corporate power and authority to execute and deliver this Agreement and each of Antero and its Subsidiaries has the corporate or limited liability company power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by Antero of this Agreement and the execution and delivery by each of Antero and its Subsidiaries of any other Transaction Document to which it is or will be a party, the performance by Antero or its applicable Subsidiary of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate or limited liability company action of Antero and any applicable Subsidiary of Antero.  Each of this Agreement and any other Transaction Document to which Antero or any Subsidiary of Antero is or will be a party constitutes or will constitute, upon execution and delivery by Antero or such applicable Subsidiary of Antero, the valid and binding obligation of Antero or such Subsidiary of Antero, enforceable against Antero or such Subsidiary of Antero in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3                               No Conflict.  Other than as set forth on Schedule 3.3 or Schedule 3.4, this Agreement, the other Transaction Documents to which Antero or any Subsidiary of Antero is or will be a party, the execution and delivery hereof and thereof by Antero or any Subsidiary of Antero do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a)                                 conflict with any of the provisions of the Organizational Documents of Antero or any of its Subsidiaries;

(b)                                 conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Antero or any of its Subsidiaries;

(c)                                  conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate, in each case, any indenture, mortgage, Lien or Contract to which Antero or any of its Subsidiaries is a party or by which any of them is bound or to which any of the Water Interests or any of the Water Assets are subject or that could prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents;

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(d)                                 result in the creation of, or afford any Person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of Antero or any of its Subsidiaries; or

(e)                                  result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by Antero or any of its Subsidiaries that is necessary or desirable for the ownership, lease or operation of the Water Assets or the Business as conducted as of the date of this Agreement, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except, in each case, for such matters as will have been cured at or prior to the Closing.

3.4                               Consents.  Except as set forth in Schedule 3.4, and except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to Antero or any of its Subsidiaries in connection with:

(a)                                 the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or

(b)                                 the enforcement against Antero or any of its Subsidiaries of its obligations under this Agreement or the other Transaction Documents;

except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect (each of the foregoing, a “Consent”).

3.5                               Laws and Regulations; Litigation.  Except as set forth in Schedule 3.5, there are no pending or, to Antero’s knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against Antero Water, or against or affecting the Business or the Water Assets or the ownership and operation of the Business or the Water Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Business or the Water Assets.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, Antero Water is not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to Antero’s knowledge, threatened to which Antero or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or seeks substantial damages in connection with, the consummation of the transactions contemplated hereby.

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3.6                               Environmental Matters.  Except as set forth in Schedule 3.6, with respect to the Business or Antero Water, except as would not, individually or in the aggregate, have a Material Adverse Effect, Antero and its Subsidiaries (i) are in compliance with Environmental Laws, (ii) are not the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Water Assets or Antero Water and requiring remediation or the payment of a fine or penalty, (iii) have received all Permits required of them under applicable Environmental Laws necessary to conduct the Business as presently conducted or in light of the current stage of development or construction of the Water Assets, (iv) are in compliance with all terms and conditions of any such Permits, (v) are not subject to any pending Litigation involving any Environmental Law with respect to which Antero or any of its Subsidiaries has been contacted in writing, and (vi) do not have any liability in connection with the release into the environment of any Hazardous Material.

3.7                               Water Interests.

(a)                                 The Water Interests (i) constitute 100% of the limited liability company interests in Antero Water and (ii) were duly authorized and validly issued and are fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Water Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, Antero Water’s Organizational Documents, or any Contract to which Antero or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound.

(b)                                 As of immediately prior to the Closing, Antero has good and valid record and beneficial title to the Water Interests, free and clear of any and all Liens, and, except as provided or created by the Organizational Documents of Antero Water, the Securities Act or applicable securities laws, the Water Interests are free and clear of any restrictions on transfer or claims.  There are no options, warrants, purchase rights, Contract rights or other securities exercisable or exchangeable for any equity interests of Antero Water, any other commitments or Contracts providing for the issuance of additional equity interests of Antero Water, or for the repurchase or redemption of the Water Interests, or any Contracts of any kind which may obligate Antero Water to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.  Immediately after the Closing, the Partnership will have good and valid record and beneficial title to such Water Interests, free and clear of any Liens (other than Permitted Liens) that have been created by, through or under Antero.

3.8                               Water Assets.

(a)                                 At the Closing, the Water Assets, when considered together with the services provided by Antero and its Affiliates pursuant to the Services Agreement and the Secondment Agreement, will be sufficient to conduct the Business in a manner consistent in all material respects with the way the Business is conducted as of the date of this Agreement.

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(b)                                 Except as set forth in Schedule 3.8(b), Antero and Antero Water, as applicable, have valid and indefeasible title in fee to all real property and interests in real property constituting part of the Water Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Water Assets, in each case except as would not have a Material Adverse Effect. Antero and Antero Water, as applicable, own all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.8(b), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current period Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iv) Liens securing debt of Antero or any of its Subsidiaries that will be released prior to or as of the Closing and (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Business (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above, being referred to collectively as “Permitted Liens”).

(c)                                  All tangible personal property included in the Water Assets is owned by Antero or Antero Water, as applicable, free and clear of all Liens except Permitted Liens. All tangible personal property included in the Water Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

(d)         Schedule 1-2 sets forth, in all material respects, all rights, Contracts, Permits and related instruments associated with the Treatment Assets and all Liabilities associated therewith.

3.9                               Permits.  Antero or Antero Water, as applicable, holds or has a valid right to use all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary for the conduct of the Business and the ownership and operation of the Water Assets in a manner consistent in all material respects with the way the Business is conducted as of the date of this Agreement, each in compliance with applicable laws and regulations of applicable Governmental Authorities, except for those Permits the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect.  Antero or its Affiliates have complied in all material respects with all terms and conditions of such Permits.

3.10                        Insurance.  Antero or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Water Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Business and the Water Assets.  All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

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3.11                        Brokerage Arrangements.  Neither Antero nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate the General Partner or any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.12                        Investment.  Antero is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). Antero is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act.  Antero is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. Antero has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that Antero deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units.  Antero has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as Antero deems adequate. Antero acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.13                        Taxes.  Except as set forth on Schedule 3.13 or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)                                 all Tax Returns that are required to be filed by or with respect to Antero Water or the Water Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects;

(b)                                 all Taxes due and payable by or with respect to Antero Water or the Water Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Antero;

(c)                                  no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.13(a) or any Taxes

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of or with respect to Antero Water or the Water Assets are currently pending or have been proposed in writing or have been threatened in writing;

(d)                                 no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to Antero Water or the Water Assets or any Tax Returns of or with respect to Antero Water or the Water Assets;

(e)                                  there are no Liens (other than Permitted Liens) on the Water Interests or the Water Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(f)                                   Antero Water is not a party to or bound by any Tax allocation or sharing agreements;

(g)                                  the Water Assets can be operated and the Business (as set forth in clause (b) of the definition thereof) can be conducted in accordance with the factual information presented in the supplemental private letter ruling request the Partnership submitted to the Internal Revenue Service on April 3, 2015 and the private letter ruling that the Internal Revenue Service issued to the Partnership on May 26, 2015. Antero expects that at least 90% of the combined gross income of the Partnership, Antero Water, Antero Treatment and the operations conducted with the Water Assets in 2015 after the Closing Date will be “qualifying income” within the meaning of Section 7704(d) of the Code; and

(h)                                 Antero Water will, at Closing, be classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes in accordance with Treasury Regulation Section 301.7701-3.

3.14                        Financial Statements.

(a)                                 Antero has delivered to the Partnership balance sheets as of June 30, 2015 and December 31, 2014 and 2013 and statements of operations and comprehensive income, statements of equity and statements of cash flows for the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013, in each case with respect to the fresh water distribution business (the “Fresh Water Distribution Business”) that, to the Parties’ knowledge, comprises the only “business” (as defined under Regulation S-X 11-01(d)) within the Business and the Water Assets (the “Financial Statements”).

(b)                                 The Financial Statements have been prepared from the books and records of Antero and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the financial statements as of and for the six months ended June 30, 2015 do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and, to the knowledge of Antero, present fairly in all material respects the consolidated financial position, results of operations and cash flows of or attributable to the Fresh Water Distribution Business as of and for the periods stated in such Financial Statements.

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(c)                                  There are no liabilities or obligations related to the Fresh Water Distribution Business (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2015, (iii) liabilities or obligations arising under executory Contracts entered into in the ordinary course of business consistent with past practices, (iv) liabilities not required to be presented by U. S. general accepted accounting principles in unaudited financial statements, (v) liabilities or obligations under this Agreement and (vi) other liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect.

3.15                        Material Contracts.  Antero has made available to the Partnership a correct and complete copy of each Material Contract (including any amendments thereto).  Each Material Contract is in full force and effect, and none of Antero, Antero Water, or, to the knowledge of Antero, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except, in each case, for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. None of Antero or Antero Water has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.16                        No Adverse Changes.  Except as set forth in Schedule 3.16 or as described in the Financial Statements, from June 30, 2015:

(a)                                 there has not been a Material Adverse Effect; and

(b)                                 the Business and the Water Assets have been operated and maintained in the ordinary course of business consistent with past practices or as otherwise required pursuant to the terms of this Agreement.

3.17                        Employees.  Antero Water has no employees.

3.18                        Investment Company Act.  Antero Water is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Investment Company Act”) or a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

3.19                        No Other Representations or Warranties; Schedules.  Except as set forth in this Article III and the Assignment and Bill of Sale of Treatment Assets, and except for any special warranty of title provided in any assignment or conveyance of the Water Assets from Antero (or any of its Affiliates) to Antero Water prior to the date hereof, neither Antero nor Antero Water makes any other express or implied representation or warranty with respect to the Contributed Assets, the Water Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ACQUIRING ENTITIES

The Partnership Acquiring Entities hereby represent and warrant to Antero that, as of the date hereof:

4.1                               Organization and Existence.  Each of the Partnership Acquiring Entities is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership or limited liability company power and authority, as applicable, to own the Water Interests and the Water Assets.  Each of the Partnership Acquiring Entities is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect. Antero Treatment will, at Closing, be classified as an entity disregarded as separate from the Partnership for U.S. federal income Tax purposes in accordance with Treasury Regulation Section 301.7701-3.

4.2                               Authority and Approval; Enforceability.  Each of the Partnership Acquiring Entities has the requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by each of the Partnership Acquiring Entities of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership Acquiring Entities.  Each of this Agreement and any other Transaction Document to which each of the Partnership Acquiring Entities is or will be a party constitutes or will constitute, upon execution and delivery by each of the Partnership Acquiring Entities, as applicable, the valid and binding obligation of each of the Partnership Acquiring Entities, as applicable, enforceable against each of the Partnership Acquiring Entities in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3                               No Conflict.  Other than as set forth on Schedule 4.3, this Agreement, the other Transaction Documents to which the Partnership Acquiring Entities or any other member of the Partnership Group is or will be a party and the execution and delivery hereof and thereof by the Partnership Acquiring Entities or any other member of the Partnership Group do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a)                                 conflict with any of the provisions of the Organizational Documents of the Partnership Acquiring Entities or any other member of the Partnership Group;

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(b)                                 conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, the General Partner or any other member of the Partnership Group;

(c)                                  conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate, in each case, any indenture, mortgage, Lien or Contract to which the Partnership Acquiring Entities or any other member of the Partnership Group is a party or by which any of them is bound;

(d)                                 result in the creation of, or afford any Person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of the Partnership Acquiring Entities or any other member of the Partnership Group; or

(e)                                  result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval (as defined below) possessed by the Partnership Acquiring Entities or any other member of the Partnership Group that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect and except, in each case, for such matters as will have been cured at or prior to the Closing.

4.4                               Brokerage Arrangements.  None of the Partnership Acquiring Entities has entered, directly or indirectly, into any Contract with any Person, other than the Partnership Financial Advisor (whose fees shall be paid by the Partnership), that would obligate Antero or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.5                               New Common Units.  The New Common Units being issued at Closing, when issued in consideration for the contribution by Antero of the Contributed Assets as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).

4.6                               Investment.  The Partnership is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Partnership Acquiring Entities are not acquiring the Contributed Assets with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act.  The Partnership Acquiring Entities are familiar with investments of the nature of the Contributed Assets, understand that this investment involves substantial risks, have adequately investigated the Contributed Assets and the Business, and have substantial knowledge and experience in

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financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in acquiring the Contributed Assets, and are able to bear the economic risks of such investment. The Partnership Acquiring Entities have had the opportunity to visit with Antero and meet with the officers of Antero and other representatives to discuss the business, assets, liabilities, financial condition, and operations of Antero Water, have received all materials, documents and other information that the Partnership Acquiring Entities deem necessary or advisable to evaluate the Business or the Contributed Assets, and have made their own independent examinations, investigations, analyses and evaluations of the Business and the Contributed Assets, including their own estimate of the value of the Contributed Assets.  The Partnership Acquiring Entities have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of Antero Water) as they deem adequate. The Partnership Acquiring Entities acknowledge that the Water Interests have not been registered under applicable federal and state securities laws and that the Water Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

4.7                               No Other Representations or Warranties; Schedules.  Except as set forth in this Article IV, none of the Partnership Acquiring Entities makes any other express or implied representation or warranty with respect to the New Common Units or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V
COVENANTS, ETC.

5.1                               Conduct of the Business.  Antero covenants and agrees that from and after the execution of this Agreement and until the Closing, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 Antero will not, and will not permit any of its Subsidiaries to, sell, transfer, assign, lease, convey or otherwise dispose of any of the Water Interests or Water Assets except in the ordinary course of operating the Business;

(b)                                 Antero will, and will cause Antero Water to, use commercially reasonable efforts to maintain the applicable Water Assets in such working order and condition as is consistent with past practice;

(c)                                  Antero will, and will cause Antero  Water to, use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practices;

(d)                                 Antero will not, and will not permit Antero Water to, permit any Lien to be imposed on the Water Interests or the Water Assets, other than Permitted Liens;

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(e)                                  Antero will not, and will not permit Antero Water to, adopt any material change in Tax methods, principles or elections;

(f)                                   Antero will not, and will not permit Antero Water to, acquire, commence or conduct any new activity that would cause the representation in Section 3.13(g) to be untrue at Closing

(g)          Commencing on the Effective Date, Antero will not, and will not permit Antero Water to, pay any indebtedness outstanding under the Water Credit Facility; and

(h)         Commencing on the Effective Date, (i) Antero will not permit Antero Water to make any distribution with respect to its equity interests and (ii) Antero will not, and will not permit Antero Water to, make any distribution with respect to any daily cash sweep from Antero Water accounts pursuant to the Antero cash management program.

5.2                               Financial Statements; Financing Cooperation.

(a)                                 Antero shall permit the Partnership and its representatives to contact Antero’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare audited and unaudited historical financial statements for the Water Assets and the Business and pro forma financial statements of the Partnership, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act and within the timeframe specified for the Partnership to file such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.  Antero shall cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on the financial statements of the Water Assets and the Business. The Partnership shall be responsible for and shall pay for or reimburse Antero for all costs incurred by Antero in connection with the external audit of any such financial statements (including reasonable accountants’ fees) incurred after the date hereof. The obligations of Antero under this Section 5.2 shall survive for three (3) years after the Closing.

(b)                                 From and after the date of this Agreement, Antero shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their representatives (including its and their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any bank debt financing or any capital markets debt or equity financing as reasonably requested by the Partnership.

5.3                               Independent Investigation.  The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Business, the Water Interests and the Water Assets and upon the express written representations, warranties and covenants in this Agreement.  Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER ANTERO NOR ANY OF ITS

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AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III, AND ANTERO HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE WATER ASSETS OR THE BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

5.4                               Post-Closing Receivables and Payments.

(a)                                 Should Antero or any of its Subsidiaries receive any payments attributable to accounts receivable of Antero Water or the Business that relate to the operations of the Business after the Effective Date, then Antero shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to Antero Water.  Should the Partnership or any of its Subsidiaries receive any payments attributable to accounts receivable of Antero Water or the Business that relate to the operations of the Business on or prior to the Effective Date, then the Partnership shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to Antero.

(b)                                 If any demand is made on Antero or any of its Subsidiaries to pay any invoice, account payable or other amount incurred in connection with the operation of the Business after the Effective Date, then the Partnership shall be responsible, or promptly reimburse Antero or such Subsidiaries, for the same. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice, account payable or other amount incurred in connection with the operation of the Business on or prior to the Effective Date, then Antero shall be responsible, or promptly reimburse the Partnership or such Subsidiaries, for the same.

5.5                               Further Assurances.  On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement or the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.6                               NYSE Listing.  Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, of the New Common Units on the New York Stock Exchange.

5.7                               Tax Covenants.

(a)                                 The Parties agree that Antero shall bear the liability for any Asset Taxes attributable to (A) any taxable period ending on or prior to the Effective Date and (B) the portion

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of any Straddle Period ending on and including the Effective Date.  The Parties further agree that the Partnership shall bear the liability for any Asset Taxes attributable to (A) any taxable period beginning after the Effective Date and (B) the portion of any Straddle Period beginning after the Effective Date.

(b)                                 Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Effective Date will be:

(i)                                     in the case of property or ad valorem or franchise Taxes or any other Taxes that are imposed on a periodic basis and which are measured by, or based solely upon capital, debt or a combination of capital and debt, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Date and the denominator of which is the number of calendar days in the entire period; and

(ii)                                  in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Effective Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Effective Date and the portion of the Straddle Period beginning after the Effective Date in proportion to the number of days in each period.

(c)                                  With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date by Antero Water or with respect to the Water Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Antero, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Antero the amount of Taxes attributable to the portion of the Straddle Period ending on and including the Effective Date pursuant to Section 5.7(a)).

(d)                                 The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of Tax liability described in this Section 5.7, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes.  Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are

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reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Antero will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Water Assets relating to any taxable period beginning before the Effective Date until the later of six years after the Effective Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority.  Each of the Partnership and Antero agrees, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate, to the extent permitted by applicable Law, any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e)          Debt Financed Distribution.

(i)             To the extent (A) the sum of the Cash Consideration (for the avoidance of doubt, including any Additional Cash Consideration) and the Earn-Out Payments (such sum, the “Total Cash Proceeds”) exceeds (B) the amount, if any, of the Additional Cash Consideration minus any indebtedness assumed by the Partnership as of the Closing under the Water Credit Facility, the Partnership shall borrow an amount equal to such excess to finance the payments of such excess amount in a manner such that the proceeds of such borrowing are allocable to the payment of the Total Cash Proceeds pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation Section 1.163-8T (such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Traceable Partnership Debt”). For the avoidance of doubt, the Total Cash Proceeds and the excess amount shall be calculated at the Closing using a value of zero for the Earn-Out Payments and shall be recalculated at the time of the payment of any Earn-Out Payment to take into account such Earn-Out Payment and any prior Earn-Out Payment.

(ii)          Antero and the Partnership intend that any payment of Total Cash Proceeds to Antero that is attributable to the Traceable Partnership Debt shall qualify as a “debt-financed transfer” described under Treasury Regulation Sections 1.707-3 and 1.707-5(b) (a “Debt Financed Distribution”).

(iii)       For a period of four years following the Closing Date, to the extent the total indebtedness of the Partnership exceeds the Traceable Partnership Debt (as calculated immediately after the then most-recent payment of any Total Cash Proceeds), the Partnership shall take reasonable steps to ensure (and shall cause its respective Affiliates to ensure) that the Traceable Partnership Debt will not be less than the entire outstanding principal balance of the Traceable Partnership Debt outstanding immediately after such payment.

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(iv)      Antero and the Partnership shall act (and shall cause their respective Affiliates to act) at all times in a manner consistent with the foregoing provisions of this Section 5.7(e), except with the prior written consent of Antero or as otherwise required by applicable law following a Final Determination.

(f)           Reimbursement of Capital Expenditures.  Antero and the Partnership agree that all or a portion of any Total Cash Proceeds received by Antero pursuant to this Agreement is being paid to Antero as reimbursement for the capital expenditures (i) incurred by Antero (or deemed to be incurred by Antero for U.S. federal income tax purposes if incurred by Antero Water) with respect to the Water Assets before the Closing or otherwise in accordance with Section 2.2 of this Agreement (the “Water Capital Expenditures”) or (ii) incurred by Antero (or deemed to be incurred by Antero for U.S. federal income tax purposes if incurred by NewCo (as defined in the Initial Contribution Agreement)) with respect to the Gathering and Compression Assets (as defined in the Initial Contribution Agreement) before the Closing (as defined in the Initial Contribution Agreement).  Antero and the Partnership agree that to the extent any distribution subsequent to the Closing Date to Antero pursuant to Section 2.2 of the Initial Contribution Agreement exceeds any unreimbursed capital expenditures with respect to the Gathering and Compression Assets (as defined in the Initial Contribution Agreement), any such excess distribution will be treated as a reimbursement of the then unreimbursed Water Capital Expenditures.

(g)          The Parties intend that for U.S. federal income tax purposes, (i) the contribution of the Contributed Assets shall be treated as a contribution by Antero to the Partnership pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, and (ii) the payment of the Total Cash Proceeds shall qualify as a Debt Financed Distribution to the extent set forth in Section 5.7(e)(ii). Any payment of Total Cash Proceeds in excess of the amount treated as a Debt Financed Distribution shall be treated as a reimbursement of Antero’s preformation expenditures within the meaning of Treasury Regulation Section 1.707-4(d) to the greatest extent applicable and in accordance with Section 5.7(f). The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the foregoing provisions of this Section 5.7(g), except with the prior written consent of Antero or as otherwise required by applicable law following a Final Determination, including disclosing the distribution of the Total Cash Proceeds in accordance with the requirements of Treasury Regulations Section 1.707-3(c)(2).

5.8                               Consents.

(a)         Antero shall use commercially reasonable efforts to obtain prior to the Closing any Consents necessary to cause (i) the transfer and assignment of the Water Assets (other than the Treatment Assets) and associated liabilities to Antero Water prior to the Closing, (ii) the contribution, assignment, transfer and conveyance of the Water Interests to the Partnership at Closing and (iii) the contribution, assignment, transfer and conveyance of the Treatment Assets to Antero Treatment at Closing.

(b)                                 If, following the date hereof but prior to the Closing Date, either Party discovers any Consent that is not set forth on Schedule 3.4 (such discovered consent, an

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“Unscheduled Consent”), such Party shall notify the other Party thereof and Antero shall promptly send to the holder of such Unscheduled Consent a notice in compliance with the contractual provisions applicable to such Unscheduled Consent seeking such holder’s consent to the transactions contemplated by the Transaction Documents.

(c)          If and to the extent that the valid and complete contribution, assignment, transfer or conveyance of any Water Asset (including any Contract or Permit) (i) to Antero Water, (ii) to Antero Treatment or (iii) indirectly as part of the contribution of the Water Interests to the Partnership would (x) be a violation of applicable Law, or (y) give rise to any requirement to obtain a consent of a third Person, as applicable, that has not been obtained or made by the Closing and the failure to obtain such consent would cause the contribution, assignment, transfer or conveyance thereof to be void or voidable or would result in the termination of the underlying agreement or instrument giving rise to such consent obligation (any consent satisfying either clause (x) or (y) above, a “Required Consent”), then, unless the Parties shall otherwise mutually determine, the transfer or assignment of the Water Asset contemplated by clause (i), (ii) or (iii), as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Required Consents have been obtained or made.  Notwithstanding the foregoing, any such Water Assets shall continue to constitute Water Assets for all other purposes of this Agreement.

(d)                                 If any transfer or assignment of any Water Asset intended to be transferred or assigned from Antero to Antero Water or Antero Treatment, as the case may be, is not consummated on or prior to the Closing, whether as a result of the provisions of Section 5.8(c) or for any other reason, then, insofar as reasonably possible, Antero or its applicable Subsidiary retaining such Water Asset shall thereafter hold such Water Asset for the use, benefit and/or burden of the Partnership (at the expense and for the account of the Partnership) until such time as such transfer or assignment can be completed; provided, however, that Antero or its applicable Subsidiary shall hold such Water Asset for the use, benefit and/or burden of the Partnership at its own expense if the reason the transfer or assignment is not consummated is the failure to obtain any Required Consent.  In addition, Antero or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Water Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Partnership in order to place the Partnership in a substantially similar position as if such Water Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Water Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Water Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Closing to the Partnership.

(e)                                  From and after the date hereof, each Party shall, and Antero shall (up to Closing) and the Partnership shall (after Closing), cause Antero Water and Antero Treatment to use its commercially reasonable endeavors to cooperate with the other Party in seeking to obtain each Customary Post-Closing Consent to the extent not previously obtained.

5.9                               Access.  Prior to the Closing but after the date of execution of this Agreement, Antero shall permit, and shall cause its Affiliates to permit, the Partnership and its respective

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authorized representatives to (i) have reasonable access, during regular business hours upon reasonable prior notice, to the Water Assets and records relating thereto as the Partnership and its Representatives may reasonably request, (ii) inspect and make copies of the Water Asset records and all other documents and information relating predominately to the Business from time to time as reasonably requested by the Partnership and its representatives and (iii) without limiting the foregoing, meet with designated employees of Antero as reasonably requested by the Partnership; provided, however, that, in each case, any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Antero or its Affiliates and shall not require Antero to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation.

ARTICLE VI
CONDITIONS TO CLOSING

6.1                               Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)                                 all necessary filings with and consents (other than Customary Post-Closing Consents) of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents;

(b)                                 no Party shall be subject to any decree, final non-appealable order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no Law enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall be in effect; and

(c)                                  the New Common Units shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

6.2                               Conditions to the Obligation of the Partnership Acquiring Entities.  The obligation of the Partnership Acquiring Entities to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a)                                 Antero shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)                                 (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other

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representations and warranties of Antero made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(c)                                  Antero shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of Antero confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “Antero Closing Certificate”);

(d)                                 Antero shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;

(e)                                  between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect; and

(f)                                   the Financing shall have closed concurrently with the Closing.

6.3                               Conditions to the Obligation of Antero.  The obligation of Antero to proceed with the Closing is subject to the satisfaction or waiver by Antero on or prior to the Closing Date of the following conditions:

(a)                                 the Partnership Acquiring Entities shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b)                                 the representations and warranties of the Partnership Acquiring Entities made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;

(c)                                  the Partnership shall have delivered to Antero a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (b) and (c) of this Section 6.3 (the “Partnership Closing Certificate”);

(d)                                 the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3;

(e)                                  between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect; and

(f)                                   the Financing shall have closed concurrently with the Closing.

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ARTICLE VII
CLOSING

7.1                               Closing.  Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by Antero and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on the date that is three business days immediately following  the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions).  The date on which the Closing occurs is referred to as the “Closing Date.”

7.2                               Deliveries by Antero.  At the Closing, Antero will deliver (or cause to be delivered) to the Partnership the following:

(a)                                 a counterpart to the Assignment of Water Interest, duly executed by Antero;

(b)                                 a counterpart to the Assignment and Bill of Sale of Treatment Assets, duly executed by Antero;

(c)                                  a counterpart to the Water Services Agreement, duly executed by Antero;

(d)                                 a counterparty to the Secondment Agreement, duly executed by Antero;

(e)                                  a counterpart to the Services Agreement, duly executed by Antero;

(f)                                   the Antero Closing Certificate, duly executed by an officer of Antero;

(g)                                  a certification of non-foreign status executed by Antero in the form prescribed in Treasury Regulations Section 1.1445-2(b)(2); and

(h)                                 such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3                               Deliveries by the Partnership Acquiring Entities.  At the Closing, the Partnership Acquiring Entities will deliver (or cause to be delivered) to Antero the following:

(a)                                 (x) the Cash Consideration, by wire transfer of immediately available funds to an account specified by Antero, and (y) the New Common Units, by issuance of such New Common Units (in book-entry form) to Antero, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Antero, each as set forth in Section 2.2;

(b)                                 a counterpart to the Assignment of Water Interest, duly executed by the Partnership;

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(c)                                  a counterpart to the Assignment and Bill of Sale of Treatment Assets, duly executed by Antero Treatment;

(d)                                 a counterpart to the Water Services Agreement, duly executed by Antero Water;

(e)                                  a counterparty to the Secondment Agreement, duly executed by the Partnership;

(f)                                   a counterpart to the Services Agreement, duly executed by the Partnership and the General Partner;

(g)                                  the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

(h)                                 such other documents, certificates and other instruments as may be reasonably requested by Antero prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1                               Indemnification of Antero and Other Parties.  From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold Antero and its Affiliates, directors, officers, employees, agents and representatives (together with Antero, the “Antero Indemnitees”) harmless from and against any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ or other experts’ fees and reasonable expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Antero Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership Acquiring Entities in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership Acquiring Entities, (c) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against Antero or any of its Affiliates that pertains to the business or operations of Antero Water or the ownership of the Contributed Assets, except in the case of this clause (c), to the extent covered by Section 8.2(c) or arising out of a breach by Antero of any of the representations, warranties or covenants of Antero set forth in this Agreement, or (d) Environmental Law to the extent resulting from and limited to the portion attributable to the operation or ownership of the Business or the Water Assets by the Partnership or any of its Subsidiaries and occurring on or after the Closing Date.

8.2                               Indemnification of the Partnership and Other Parties.  From and after the Closing Date, subject to the other provisions of this Article VIII, Antero shall indemnify and hold the General Partner, the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of Antero in this Agreement except, in the case of this clause (a), to

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the extent covered by Section 8.1(d), (b) any breach of any agreement or covenant in this Agreement on the part of Antero, (c) Environmental Law to the extent resulting from and limited to the portion attributable to Antero’s operation or ownership of the Business or the Water Assets and occurring before the Closing Date and (d) the Excluded Assets and Excluded Liabilities.

8.3                               Indemnification Procedures.

(a)                                 Each indemnified party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such indemnified party must assert its claim for indemnification under this Article VIII (each, an “Indemnity Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Indemnity Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached).  Such notice shall include a demand for indemnification under this Agreement.  Notwithstanding the foregoing, an indemnified party’s failure to send or delay in sending a third party Claim Notice will not relieve the indemnifying party from liability hereunder with respect to such Indemnity Claim except to the extent the indemnifying party is prejudiced by such failure or delay and except as is otherwise provided herein.  Except as specifically provided herein, each indemnified party’s rights and remedies set forth in this Agreement will survive the Closing.

(b)                                 In the event of the assertion of any third-party Indemnity Claim for which, by the terms hereof, an indemnified party seeks indemnification from an indemnifying party, the indemnifying party will have the right, at such indemnifying party’s expense, to assume the defense of same, including the appointment and selection of counsel on behalf of the indemnified party so long as such counsel is reasonably acceptable to the indemnified party.  If the indemnifying party elects to assume the defense of any such third-party Indemnification Claim, it shall within 20 business days of its receipt of the Claim Notice notify the indemnified party in writing of its intent to do so.  Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate.  The indemnifying party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Indemnification Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnifying party to a final conclusion or settled at the discretion of the indemnifying party.  The indemnified party will be entitled, at its own cost, to participate with the indemnifying party in the defense of any such Indemnity Claim.  If the indemnifying party assumes the defense of any such third-party Indemnity Claim but fails to reasonably prosecute such Indemnity Claim, or if the indemnifying party does not assume the defense of any such Indemnity Claim, the indemnified party may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VIII that the Indemnity Claim was a matter for which the indemnifying party is required to provide indemnification under the terms of this Article VIII, the indemnifying party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c)                                  If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any third-party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim

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against the person asserting the third-party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating.  At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any third-party Indemnity Claim.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the indemnifying party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the indemnified party to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the indemnified party or imposes any continuing obligation on or requires any payment from the indemnified party without the indemnified party’s prior written consent.

8.4                               Calculation and Payment of Damages.

(a)                                 In calculating amounts payable to an indemnified party for a claim for indemnification hereunder, the amount of any indemnified Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered under any insurance policy with respect to such Damages or (ii) any prior or subsequent actual recovery from any Person other than the applicable indemnifying party with respect to such Damages.

(b)                                 The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered.

8.5                               Waiver of Certain Damages.  Notwithstanding any other provision of this Agreement, in no event shall any Party be liable pursuant to this Article VIII for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, including any damages based on diminution in value or any other damages based on a multiple of earnings or other multiple, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an indemnified party in respect of which such indemnified party would otherwise be entitled to indemnification pursuant to the terms hereof.

8.6                               Limitations on Indemnification.

(a)                                 To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) or 8.2(c), Antero shall not be liable for those Damages unless the aggregate amount of Damages exceeds $10,524,500(the “Deductible”), and then only to the extent of any such excess; provided, however, that Antero shall not be liable for Damages pursuant to Section 8.2(a) or 8.2(c) that exceed, in the aggregate, $105,245,000 (the “Cap”) less the Deductible.

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(b)                                 Notwithstanding clause (a) above, (i) to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or Damages for Taxes arising from a breach of the representations or warranties in Section 3.13, Antero shall be fully liable for such Damages without regard to the Deductible or the Cap and (ii) to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from a breach of a Fundamental Representation, Antero shall be fully liable for such Damages without regard to the Deductible or the Cap.

(c)                                  To the extent the Antero Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a) or (d), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds the Deductible; provided, however, that the Partnership shall not be liable for Damages pursuant to Section 8.1(a) or (d) that exceed, in the aggregate, the Cap less the Deductible.

(d)                                 Notwithstanding clause (c) above, to the extent the Antero Indemnitees are entitled to indemnification for Damages for claims arising from a breach of a Partnership Fundamental Representation, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap.

8.7                               Survival.

(a)                                 The liability of Antero for (i) the breach of any of the representations and warranties of Antero set forth in Sections 3.1, 3.2, 3.7, 3.11, and 3.12 (the “Fundamental Representations”) and (ii) Damages under Section 8.2(d) shall be indefinite.  The liability of Antero for the breach of any of the representations and warranties of Antero set forth in Article III other than the Fundamental Representations and the matters set forth in Sections 3.6 and 3.13 shall be limited to claims for which the Partnership delivers written notice to Antero on or before the date that is 18 months after the Closing Date. The liability of Antero for Damages for claims related to or arising from Taxes resulting from a breach of the covenants relating to Taxes set forth in this Agreement or a breach of the representations or warranties set forth in Section 3.13 shall be limited to claims for which the Partnership delivers written notice to Antero on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of Antero for Damages under Section 8.2(c) or a breach of the representations and warranties set forth in Section 3.6 shall be limited to claims for which the Partnership delivers written notice to Antero on or before the date that is 24 months after the Closing Date.

(b)                                 The liability of the Partnership for the breach of any of the representations and warranties of the Partnership Acquiring Entities set forth in Sections 4.1, 4.2, 4.4, 4.5 and 4.6 (the “Partnership Fundamental Representations”) shall be indefinite.  The liability of the Partnership for Damages arising under Section 8.1(d) or a breach of the representations and warranties of the Partnership Acquiring Entities set forth in Article IV other than the Partnership Fundamental Representations shall limited to claims for which Antero delivers written notice to the Partnership on or before the date that is 24 months after the Closing Date.

(c)                                  Notwithstanding anything to the contrary in this Section 8.7, if an indemnified party delivers written notice in reasonable detail to an indemnifying party of a claim

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for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

8.8                               Mitigation.  The Parties agree that an indemnified party’s right to recourse under this Article VIII for any Damages shall be limited to the extent that such indemnified party would not have suffered such Damages had such indemnified party exercised commercially reasonable efforts to mitigate such Damages following the actual discovery by such indemnified party of the fact, event or circumstance giving rise to such Damages.

8.9                               Sole Remedy.  After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)).

8.10                        Consideration Adjustment.  The Parties agree to treat any payments made pursuant to this Article VIII as an adjustment to the Cash Consideration for all Tax purposes, except as otherwise required by applicable Law following a Final Determination.

ARTICLE IX
TERMINATION

9.1                               Events of Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Antero and the Partnership;

(b)                                 by either Antero or the Partnership in writing after October 30, 2015, if the Closing has not occurred by that date, provided that as of such date neither the terminating Party nor any of its Affiliates are in material breach of its representations, warranties or covenants under this Agreement;

(c)                                  by either Antero or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d)                                 by either Antero or the Partnership in writing, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such

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order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2                               Effect of Termination.  In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.2.  Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any willful and intentional breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement.  If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such terminating Party for such terminating Party’s and its Affiliates out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including, where applicable, (i) legal fees and fees paid to Antero Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee and (ii) legal fees and fees paid to the Partnership Financial Advisor, in either case incurred by Antero or the Special Committee).

ARTICLE X
MISCELLANEOUS

10.1                        Expenses.  Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2                        Notices.  Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if:  (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Antero or any Subsidiary of Antero, addressed to:

Antero Resources Corporation (or applicable Subsidiary)

1615 Wynkoop Street

Denver, Colorado 80202

Attn: Chief Financial Officer

Facsimile: (303) 357-7315

If to the Partnership Acquiring Entities, addressed to:

Antero Midstream Partners LP and/or Antero Treatment LLC

c/o Antero Resources Midstream Management LLC

1615 Wynkoop Street

Denver, Colorado 80202

Attn: Chief Financial Officer

Facsimile: (303) 357-7315

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Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.3                        Governing Law and Venue.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

10.4                        Public Statements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (a) agree upon the text of a joint public announcement or statement to be made by both such Parties or (b) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 10.4 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent such disclosure is required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

10.5                        Form of Payment.  All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.6                        Entire Agreement; Amendments and Waivers.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein.  Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those

42

expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7                        Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

10.8                        Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (a) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (b) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (c) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by Applicable Law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

10.9                        Interpretation.

(a)                                 The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)                                 The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur.  The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)                                  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

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(d)                                 References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e)                                  References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder

(f)                                   References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g)                                  Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h)                                 Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

10.10                 Headings and Schedules.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty.  The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

10.11                 Counterparts.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.12                 Determinations by the Partnership.  With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (a) pursuant to the terms of this Agreement on or prior to the Closing Date or (b) pursuant to Article VIII after the

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Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management LLC, its general partner

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO TREATMENT LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

Signature page to Contribution Agreement

Exhibit A

Form of Assignment and Bill of Sale of Treatment Assets

ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (this “Assignment”) is made from Antero Resources Corporation, a Delaware corporation (“Assignor”) to Antero Treatment LLC, a Delaware limited liability company, whose address is 1615 Wynkoop Street, Denver, Colorado 80202 (“Assignee”), and dated as of September [  ], 2015, but is effective as of 00:01 a.m. (Mountain Time) on October 1, 2015 (the “Effective Time”).  Assignor and Assignee are sometimes referred to in this Assignment individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in that certain Contribution, Conveyance and Assumption Agreement, dated as of September 17, 2015, by and among the Assignor, Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and Assignee (as amended, supplemented or restated from time to time, the “Contribution Agreement”).

RECITALS

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to receive, assume and bear all of Assignor’s right, title and interest in and to the Treatment Assets (as defined below).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

ARTICLE 1
ASSIGNMENT OF ASSETS

Section 1.1            Assignment of Treatment Assets.  Assignor hereby GRANTS, BARGAINS, ASSIGNS, CONVEYS AND TRANSFERS unto Assignee, with a warranty of title by, through and under Assignor but not otherwise, all of Assignor’s right, title and interest in and to the Treatment Assets.  For purposes hereof, “Treatment Assets” means those assets, contracts, rights, permits and properties owned or leased by Assignor and used primarily in connection with the construction, ownership, operation, use or maintenance of Assignor’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, including those assets set forth on Exhibit A and Schedule 1-2 of the Contribution Agreement, in each case, less and except the Excluded Assets.

TO HAVE AND TO HOLD the Treatment Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject, to the terms and conditions of this Assignment.

Section 1.2            Excluded Assets.  The Treatment Assets shall not include, and Assignor hereby excepts and reserves, all of the Excluded Assets.

“Excluded Assets”, as used in this Assignment, means all right, title and interest of Assignor and its Affiliates in and to any assets, properties, agreements and interests not included in the definition of Treatment Assets, as applicable, including:

(a)                                 the Upstream Assets;

(b)                                 all systems primarily used or intended for the gathering or transportation of Hydrocarbons;

(c)                                  all of Assignor’s (and its Affiliates’) corporate minute books, financial records and other business records to the extent such books and records are related to Assignor’s (or any of its Affiliates’) business generally or are otherwise not directly related to the Treatment Assets;

(d)                                 All claims for refunds, credits, loss carryforwards and similar Tax assets with respect to (i) Asset Taxes allocated to Assignor pursuant to Section 5.7(a) of the Contribution Agreement, (ii) Income Taxes of Assignor or any of its Affiliates or (iii) any Taxes attributable to any of the assets or properties described in the definition of Excluded Assets.

(e)                                  all personal computers and associated peripherals and all radio and telephone equipment (and licenses related thereto);

(f)                                   all of Assignor’s (and its Affiliates’) computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (except the Treatment Conveyed IP). and all rights in and to that certain License Agreement, dated November 10, 2014, between Assignor and the Partnership;

(g)                                  all documents and instruments of Assignor (or any of its Affiliates) that may be protected by an attorney-client privilege (other than title opinions and reports on status of title, in each case, with respect to title to any of the Treatment Assets);

(h)                                 all offices of Assignor and all personal property located therein;

(i)                                     all of the bonds, letters of credit, guarantees, deposits and other pre-payments posted by Assignor or any of its Affiliates with any Governmental Authorities or any other third parties;

(j)                                    all trade credits, receivables and all other proceeds, income or revenues attributable to the Treatment Assets with respect to any period of time prior to the Effective Time, or attributable to any of the assets and properties described in this definition of Excluded Assets with respect to any period of time;

(k)                                 all accounts (including bank accounts) and all cash on hand;

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(l)                                     any policy or agreement of insurance or indemnity agreement and any proceeds or awards therefrom;

(m)                             all assets of Antero Resources Midstream Management LLC and all assets of any Person that directly or indirectly holds any interest in Antero Resources Midstream Management LLC;

(n)                                 all assets described on Exhibit B; and

(o)                                 any Gathering and Compression Assets (as defined in the Initial Contribution Agreement).

ARTICLE 2
DEFINED TERMS

Section 2.1            Defined Terms.

“Excluded Liabilities” means (a) (i) any and all Income Taxes imposed on Assignor or any of its Affiliates; the Asset Taxes allocable to Assignor pursuant to Section 5.7(a) of the Contribution Agreement; (ii) any Taxes imposed on or with respect to the Excluded Assets; and (iii) any and all other Taxes imposed on or with respect to the Treatment Assets for any taxable period (or portion thereof) ending prior to the Effective Time; and (b) the liabilities described on Schedule 1 to the Contribution Agreement.

“including” means including, without limitation.

“Intellectual Property” means (a) patents and patent applications; (b) trade secrets and confidential information, (c) copyrights, registered and unregistered; and (d) trademarks, service marks, trade names, trade dress, and domain names (“Trademarks”).

“Liabilities” means any direct or indirect liability, indebtedness, Damage, deficiency, Tax, interest, penalty, amount paid in settlement, judgment, assessment, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Treatment Conveyed IP” means (a) all Intellectual Property (other than Trademarks) owned by Assignor primarily relating to the Treatment Assets and (b) the Intellectual Property described under the heading “Treatment Conveyed IP” in Schedule 1-2 of the Contribution Agreement, including all rights, claims and causes of action for past, present and future infringement and misappropriation of the Treatment Conveyed IP, including the right to seek injunctive relief and damages, and to collect and retain same.

“Upstream Assets” means all assets held by Assignor or an Affiliate of Assignor at any time in respect of the exploration, development and/or production of Hydrocarbons business of Assignor and its Affiliates, including all interests of Assignor or its Affiliates:

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(a)                                 in and to any oil and gas wells and leases, including all mineral interests, royalty interests, overriding royalty interests, production payments, other payments out of or measured by the value of oil and gas production, net profits interests, carried interests, farmout or farmin rights, options, subleases, and all other rights and interests that Assignor or its Affiliates have in and to any oil and gas leases, any lands pooled or unitized therewith and any oil and gas wells;

(b)                                 in and to (i) any Hydrocarbons, carbon dioxide or water or other non-Hydrocarbons in and under, or which may be produced and saved from or attributable to, the leases or lands referred to in clause (a) above, or any interests pooled or unitized therewith; (ii) all agreements, contracts, and/or permits between Assignor and any third party to take or draw fresh water from any source; and (iii) any fresh water the subject of clause (b)(ii) above;

(c)                                  in and to all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory) on the gathering, compression, and/or transportation systems of Assignor and all carbon dioxide, water and other non-Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory);

(d)                                 with respect to the use and occupancy of the surface of and the subsurface depths under the lands and leases referred to in clause (a), and rights of ingress and egress and similar rights and interests pertaining to, situated on or used in connection with such lands and leases;

(e)                                  in and to any oil, gas or mineral unitization, pooling, operating and communitization agreements, joint venture agreements, farmin and farmout agreements, exploration agreements, exchange agreements, declarations, orders, rules, regulations or other official acts of any Governmental Authority and the units created thereby, including all units voluntarily formed or formed under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction;

(f)                                   in and to all surface and subsurface personal property, equipment, machinery, fixtures, movable and immovable property and improvements on or appurtenant to the leases, lands or wells described in clause (a), or used or obtained in connection with the exploration, development or operation of such leases, lands or wells, including any trucks and cars, drilling/workover rigs and rolling stock and all equipment, pipe and inventory that is not currently being used or currently designated for use in connection with the ownership or operation of the Treatment Assets (whether located on or off the Treatment Assets); and

(g)                                  in and to (i) that certain Gathering Agreement between Assignor and Antero Midstream LLC entered into effective as of December 1, 2013, and that certain Right of First Offer Agreement between Assignor and Antero

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Midstream LLC entered into effective as of the December 1, 2013, and (ii) any Transaction Document to which Assignor or an Affiliate of Assignor is or will be a party.

ARTICLE 3
DISCLAIMER OF WARRANTIES

Section 3.1            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ASSIGNMENT OR IN THE CONTRIBUTION AGREEMENT, (I) ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) ASSIGNOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ASSIGNEE OR ITS EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO AN ASSIGNEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ASSIGNOR).

Section 3.2            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ASSIGNMENT OR IN THE CONTRIBUTION AGREEMENT, ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE TREATMENT ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE TREATMENT ASSETS OR FUTURE REVENUES GENERATED BY THE TREATMENT ASSETS, (III) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE TREATMENT ASSETS, (IV) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ASSIGNOR OR THIRD PARTIES WITH RESPECT TO THE TREATMENT ASSETS, AND (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ASSIGNEE OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ASSIGNMENT OR IN THE CONTRIBUTION AGREEMENT, ASSIGNOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF THE TREATMENT ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, IT BEING ACKNOWLEDGED BY THE PARTIES THAT, EXCEPT AS AND TO THE EXTENT OTHERWISE PROVIDED IN THIS ASSIGNMENT OR IN THE CONTRIBUTION AGREEMENT, ASSIGNEE SHALL BE DEEMED TO HAVE OBTAINED THE TREATMENT ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE) AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE

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MADE SUCH INSPECTIONS OF THE TREATMENT ASSETS AS ASSIGNEE DEEMS APPROPRIATE.

Section 3.3            Environmental Matters.  EXCEPT AS AND TO THE EXTENT OTHERWISE PROVIDED IN THE CONTRIBUTION AGREEMENT, ASSIGNOR HAS NOT MADE ANY REPRESENTATION OR WARRANTY TO ASSIGNEE REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL PERMITS, THE RELEASE OR THREATENED RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT, EXPOSURE TO HAZARDOUS MATERIALS, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE TREATMENT ASSETS, AND NOTHING IN THIS ASSIGNMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

Section 3.4            THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF SUCH APPLICABLE LAW.

ARTICLE 4
MISCELLANEOUS

Section 4.1            Assignment Subject to Contribution Agreement.  This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in the Contribution Agreement, a copy of which can be obtained from Assignee at the above referenced address.  The terms and conditions of the Contribution Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Contribution Agreement and this Assignment, the provisions of the Contribution Agreement shall control.  The execution and delivery of this Assignment by Assignor, and the execution and acceptance of this Assignment by Assignee, shall not operate to release or impair any surviving rights or obligations of Assignor or Assignee under the Contribution Agreement.

Section 4.2            Assumed Liabilities.  Assignee hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities, known or unknown, with respect Assignee’s interests in the Treatment Assets to the extent assigned to Assignee herein, subject to, and as limited by, the terms of the Contribution Agreement and as described in Schedule 1-2 thereof; provided that Assignee does not assume any Liabilities of Assignor resulting from, relating to or arising out of the Excluded Liabilities or, for the avoidance of doubt, relating to or arising out of the Excluded Assets.

Section 4.3            Separate Assignments.  Where separate assignments or deeds of the Treatment Assets have been, or will be, executed for filing with and approval by applicable Governmental Authorities, any such separate assignments or deeds (a) shall evidence the Assignment and assignment of the Treatment Assets herein made, and shall not constitute any additional Assignment or assignment of the Treatment Assets, (b) are not intended to modify, and shall not modify, any of the terms, covenants and conditions, or limitations on warranties, set forth

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in this Assignment and are not intended to create, and shall not create, any representations, warranties or additional covenants of or by Assignor to Assignee, and (c) shall be deemed to contain all of the terms and provisions of this Assignment, as fully and to all intents and purposes as though the same were set forth at length in such separate assignments.

Section 4.4            Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF WEST VIRGINIA, PENNSYLVANIA OR OHIO ARE MANDATORILY APPLICABLE TO THIS ASSIGNMENT IN CONNECTION WITH THE CONVEYANCES OF PROPERTY INTERESTS INVOLVING REAL PROPERTY LOCATED IN THE STATE OF WEST VIRGINIA, PENNSYLVANIA OR OHIO, THIS ASSIGNMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS ASSIGNMENT OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 4.5            Successors and Assigns.  This Assignment shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 4.6            Titles and Captions.  All Article or Section titles or captions in this Assignment are for convenience only, shall not be deemed part of this Assignment and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except to the extent otherwise stated in this Assignment, references to “Articles” and “Sections” are to Articles and Sections of this Assignment, and references to “Exhibits” are to the Exhibits attached to this Assignment, which are made a part hereof and incorporated herein for all purposes.

Section 4.7            Counterparts.  This Assignment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.

Section 4.8            Further Assurances.  Assignor, for itself and its successors and assigns, hereby covenants and agrees that, if this Assignment shall at any time be insufficient in whole or in part to transfer the Treatment Assets to Assignee, at the reasonable request of Assignee, Assignor or its successors or assigns shall take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Assignment; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Assignment.

[Signature Page Follows]

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EXECUTED as of the date of the Parties’ acknowledgments below, but effective at the Effective Time.

ASSIGNOR:

ANTERO RESOURCES CORPORATION

By:
Name: Alvyn A. Schopp
Title: Chief Administrative Officer and Regional Vice President

ASSIGNEE:

ANTERO TREATMENT LLC

By:
Name: Alvyn A. Schopp
Title: Chief Administrative Officer and Regional Vice President

Exhibit B

Form of Assignment of Water Interest

FORM OF ASSIGNMENT OF CONTRIBUTED INTERESTS

This Assignment (this “Assignment”) is made and entered into this [  ] day of September, 2015, by and between Antero Resources Corporation, a Delaware corporation, (the “Assignor”), and Antero Midstream Partners LP, a Delaware limited partnership (the “Assignee”), and is effective as of October 1, 2015 (the “Effective Date”).  Assignor and Assignee are each referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of September 17, 2015, by and among the Assignor, the Assignee and Antero Treatment LLC, a Delaware limited liability company and wholly-owned subsidiary of the Assignee.

W I T N E S S E T H:

WHEREAS, the Assignor owns all of the outstanding limited liability company interests (the “Contributed Interests”) in, and is the sole member of, Antero Water LLC, a Delaware limited liability company (“Antero Water”);

WHEREAS, pursuant to the Contribution Agreement, Assignor has agreed to contribute, assign, transfer and convey the Contributed Interests, which shall include, without limitation, any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom (collectively, the “Conveyed Interests”) to the Assignee, and the Assignor desires to effect such contribution, assignment, transfer and conveyance;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.                                      Assignment.  Subject to and in accordance with the terms of the Contribution Agreement, and effective as of the Effective Date, the Assignor hereby CONTRIBUTES, ASSIGNS, TRANSFERS AND CONVEYS to the Assignee the Conveyed Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws or under the Organizational Documents of Antero Water), and the Assignee hereby accepts the same.

2.                                      Substitution as Member.  From and after the Effective Date, Assignee shall be substituted for Assignor as a member of Antero Water and shall become the sole member of Antero Water.  From and after the Effective Date, Assignor shall cease to be a member of Antero Water and to have or exercise any right or power as a member of Antero Water or with respect to the Conveyed Interests.  The Parties agree that the assignment of the Conveyed Interests, the admission of Assignee as a substitute member of Antero Water and the cessation of Assignor as a member of Antero Water shall not dissolve Antero Water and the business of Antero Water shall continue, notwithstanding any provision of the Organizational Documents of Antero Water to the contrary.

3.                                   Disclaimer of Warranties.

(a)                                 THE ASSIGNOR IS CONVEYING THE CONVEYED INTERESTS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS PROVIDED IN THE CONTRIBUTION AGREEMENT.

(b)                                 The Assignor and the Assignee agree that the disclaimers contained in Section 3(a) herein, are “conspicuous” disclaimers.  Any covenant implied by statute or law by use of the words “grant,” “contribute,” “transfer,” “assign” or “convey” or any of them are hereby expressly disclaimed, waived, and negated.

4.                                   General Provisions.

(a)                                 Binding Effect.  This Assignment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)                                 Governing Law.  This Assignment shall be governed by, construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(c)                                  Consent to Jurisdiction.  The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Assignment shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Assignment. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Assignment in any court or jurisdiction other than the above specified courts.

(d)                                 Amendment and Modification.  This Assignment may be amended, modified or supplemented only by written agreement of the Parties.

(e)                                  Waiver of Compliance.  Any failure of any Party to comply with any obligation, covenant, agreement or condition in this Assignment may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(f)                                   No Third Party Rights.  This Assignment shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and none of the provisions of this Assignment shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates.  No such third party shall obtain any right under any provision of this Assignment or shall by

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reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

(g)                                  Entire Agreement. This Assignment, together with the Contribution Agreement and the other Transaction Documents, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter.  In the event of a conflict or inconsistencies between the terms and conditions of this Assignment and the Contribution Agreement, the terms and conditions of the Contribution Agreement shall control.

(h)                                 Counterparts. This Assignment may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

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IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ASSIGNEE:

ANTERO MIDSTREAM PARTNERS LP

By: Antero Resources Midstream Management LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO ASSIGNMENT

Exhibit C

Form of Water Services Agreement

WATER SERVICES AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO WATER LLC

DATED AS OF

[                        ], 2015

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Exhibit A	Initial Service Area
Exhibit B	Initial Fresh Water Facilities
Exhibit C	Take Points
Exhibit D	Initial Development Plan
Exhibit E	Initial Fresh Water Facilities Plan
Exhibit F	Form of Connection Notice
Exhibit G	Deemed Connection Notices
Exhibit H	Cost of Service Fee
Exhibit I	Assumed Subcontracts
Exhibit J	Memorandum of Agreement

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WATER SERVICES AGREEMENT

This Water Services Agreement (this “Agreement”), dated as of [                        ], 2015 (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Producer”), and ANTERO WATER LLC, a Delaware limited liability company (“Antero Water”).  Producer and Antero Water may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.                                    Producer owns Oil and Gas Interests and intends to drill and complete Wells for the production of Hydrocarbons in the Initial Service Area and may from time to time own Oil and Gas Interests and may drill and complete Wells for the production of Hydrocarbons in other areas.

B.                                    Producer requires supplies of Fresh Water in its areas of operation for hydraulic fracturing operations and other purposes and has the right to take Fresh Water from various rivers and other Fresh Water sources to use for such purposes in its operations in the Initial Service Area and may from time to time have rights to take Fresh Water from other sources for such operations and operations in other areas.

C.                                    Antero Water has acquired from Producer certain Fresh Water Facilities, which Producer has been using to take Fresh Water from its Fresh Water sources and to make available such Fresh Water to Wells in its areas of operation in the Initial Service Area, including certain related assets.  Antero Water anticipates the expansion of the Fresh Water Facilities to make available Fresh Water to additional locations in the Initial Service Area and other areas.

D.                                    Antero Water has also acquired from Producer certain contracts and other assets that Producer has been using (or expects that Antero Water will use in the future) in connection with the collection of Produced Water produced from Wells in the Initial Service Area and Other Waste Water generated or collected at the Well Pads or from Producer’s property adjacent to any Well Pad in the Initial Service Area and the transportation, treatment, disposal, recycling, and/or sale of such Produced Water and Other Waste Water. Antero Water may in the future enter into additional contracts and/or acquire additional assets for the purpose of carrying out such activities in the Initial Service Area and other areas.

E.                                     Producer desires to contract with Antero Water for Antero Water to provide the Fluid Handling Services in the Service Area, and Antero Water desires to provide the Fluid Handling Services to Producer, in each case in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Adequate Assurance of Performance.  As defined in Section 14.6(a).

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, none of Antero Midstream Partners LP, Antero Resources Midstream Management LLC, or any of their respective direct or indirect subsidiaries (including Antero Water) shall be an Affiliate of Producer, and neither Producer nor any of its direct or indirect subsidiaries (other than Antero Midstream Partners LP and its direct and indirect subsidiaries) shall be an Affiliate of Antero Water.

Agreement.  As defined in the preamble hereof.

Antero Treatment.  Antero Treatment LLC.

Antero Water.  As defined in the preamble of this Agreement.

Antero Water Group.  As defined in Section 16.2(b).

Applicable Law.  Any applicable law, statute, regulation, rule, code, administrative order or enforcement action (whether national, local, municipal, territorial, provincial, or federal and including common law) of any Governmental Authority, including any Environmental Law, to the extent they apply to the Fluid Handling Services or the Parties.

Assumed Subcontracts.  As defined in Section 7.1(b).

AST.  An above-ground storage tank.

Attributable Produced Water.  Produced Water produced from a Well operated by Producer located on the Service Area Properties and attributable to either (i) Producer’s interest in such Well or (ii) the interest of non-operating parties in such Well, to the extent that Producer (as operator) has the right to dispose of, and is responsible for the disposition of, such Produced Water.

Barrel.  Forty-two Gallons.

Baseline Components.  As defined in Section 7.1(e).

Business Day.  Any calendar Day that commercial banks in New York City are open for business.

Chemicals Baseline.  As defined in Section 7.1(d).

Completion Deadline.  As defined in Section 4.2(b).

Connection Notice.  As defined in Section 4.2(b).

Confidential Information.  As defined in Section 19.6(a).

Conflicting Commitment.  Any agreement, commitment or arrangement that would require Producer to use Fresh Water delivered by any Person other than Antero Water to a Well in Producer’s hydraulic fracturing operations on such Well or to deliver Attributable Produced Water or Other Waste Water to any Person other than Antero Water for gathering, collection, transportation, processing, treatment, recyclying, re-sale, or other disposal or disposition.

Contract Year.  Each of (i) the period from the Effective Date to the last Day of the Month in which the first anniversary of the Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

Contribution Agreement.  As defined in Section 15.2.

Cost of Service Fee.  As defined in Section 7.1(j).

CPI.  As defined in Section 7.1(f).

CS Facility.  As defined in Section 7.1(j).

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.  Daily shall have the correlative meaning.

Delivery Point Fee.  As defined in Section 7.1(a)(i).

Designated Receiving Facility.  As defined in Section 5.3.

Development Plan.  As defined in Section 4.1(a).

Effective Date.  As defined in the preamble of this Agreement.

Electricity Baseline.  As defined in Section 7.1(d).

Environmental Laws.  All Applicable Laws pertaining to the presence or release of environmental contaminants (including any Hazardous Materials), or relating to natural resources (including any protected species) or the environment (including the air, water, surface or subsurface of the ground) as same are in effect at any time and including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act (“SARA”), 42 U.S.C. §§ 9601 et seq.; Resource Conservation and Recovery Act (“RCRA”), as amended by the Solid Waste Disposal Act (“SWDA”), 42 U.S.C. §§6901 et seq.; Federal Water Pollution Control Act (“FWPCA”), as amended by the Clean Water Act (“CWA”), 33 U.S.C. §§ 1251 et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; Clean Air Act (“CAA”), 42 U.S.C., §§ 7401 et seq.; and Toxic Substances Control Act (“TSCA”), 15 U.S.C., §§ 2601 et seq., as each are amended from time to time, and any similar state or local enactments by Governmental Authorities.

Fair Market Value.  With respect to any asset, the price that would be paid by a willing buyer of such asset to a willing seller, as determined by an independent nationally known investment banking firm selected by Antero Water and reasonably acceptable to Producer.

Firm Service.  Fluid Handling Services that are accorded the highest priority on the Water Facilities with respect to capacity allocations, interruptions, or curtailments, specifically including the Fresh Water Services provided to Producer hereunder.  Firm Services will be the last curtailed on the relevant part of the Water Facilities in the event of an interruption or curtailment, and all Firm Services will be treated equally in the event an allocation is necessary.

Fluid Handling Services.  As defined in Section 3.1.

Force Majeure.  As defined in Section 15.2.

Fresh Water.  Either (i) raw fresh water or (ii) a mixture of raw fresh water and Treated Waste Water.

Fresh Water Delivery Point.  With respect to each Well Pad, the water inlet flange of the working tanks or the hydration unit located at or in the vicinity of such Well Pad being utilized by Producer and its other contractors in hydraulic fracturing operations on a Well on such Well Pad.

Fresh Water Delivery Rate.  With respect to each Well Pad, the rate at which Fresh Water is to be delivered by Antero Water from the Fresh Water System to the Fresh Water Delivery Point at such Well Pad, which rate is specified by Producer in the Connection Notice for such Well Pad and is subject to modification pursuant to Section 10.3.

Fresh Water Facilities.  Collectively, the Fresh Water System and the High-Rate Transfer Facilities, including the Fresh Water facilities described in Exhibit B being acquired by Antero Water from Producer as of the date hereof (including any Fresh Water assets included in the Water Assets, as such term is defined in the Contribution Agreement), including any additional System Segments constructed after the date hereof, as such Fresh Water facilities are expanded after the date hereof.  The Fresh Water Facilities do not include any Fresh Water Delivery Point or facilities at the Well Pads downstream of the Fresh Water Delivery Points, all of which facilities shall be owned and operated by Producer or its subcontractors.

Fresh Water Facilities Plan.  As defined in Section 4.1(b).

Fresh Water Measurement Point.  The inlet to Antero Water’s Measurement Facilities located at the inlet to the High-Rate Transfer Facilities located at or in the vicinity of each Well Pad.

Fresh Water Quality Standards.  As defined in Section 11.2.

Fresh Water Services.  Those Fluid Handling Services that are described in Section 3.1(a) through Section 3.1(e).

Fresh Water System.  Fresh Water facilities of Antero Water and its subcontractors upstream of the interconnection with the High-Rate Transfer Facilities, including, in each case, to the extent now in existence or constructed or installed in the future, all Fresh Water pipelines, System Retention Facilities, System Pumping Stations, Take Point Facilities, Measurement Facilities, rights of way (whether for underground or surface use), fee parcels, surface rights, and permits, and all appurtenant facilities.  The Fresh Water System is used to take Fresh Water from the Take Points to the Well Pads, where such Fresh Water is transferred through the High Rate Transfer Facilities to the Fresh Water Delivery Points.

Fuel Gas.  As defined in Section 7.1(d).

Gallon.  One U.S. gallon, which is equal to 231 cubic inches.

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Gas Baseline.  As defined in Section 7.1(d).

Governmental Approval.  Any permit, license, consent, clearance, certificate, approval, authorization or similar document or authority which any Applicable Law or Governmental Authority requires either Party to hold or obtain in order for the Fluid Handling Services to be performed, including any that are required to take Fresh Water from the Take Points.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Hazardous Materials.  Collectively, (i) materials defined as “hazardous substances”  in CERCLA, or any successor statute, unless such term has been given broader meaning by laws, regulations, rules, orders, ordinances, requirements or determinations of any Governmental Authority having jurisdiction with respect to the Fluid Handling Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (ii) materials defined as “hazardous wastes” in RCRA, or any successor statute, unless such term has been given broader meaning by laws, regulations, rules, orders, ordinances, requirements or determinations of any Governmental Authority having jurisdiction with respect to the Fluid Handling Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (c) any Hydrocarbons, Produced Water, petroleum or petroleum produce; (d) any polychlorinated biphenyl; and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, including naturally occurring radioactive material, regulated under or within the meaning of any applicable Environmental Law.

High-Rate Transfer Facilities.  Facilities of Antero Water and its subcontractors located at or in the vicinity of a Well Pad used to perform High-Rate Transfer Services at such Well Pad, including, as applicable, ASTs, treated water offload tanks, high-rate transfer pumps, associated hoses and lines, and all related equipment and facilities used to transfer Fresh Water from the Fresh Water System to the Fresh Water Delivery Points at the Fresh Water Delivery Rate.

High-Rate Transfer Services.  As defined in Section 3.1(e).

Hydrocarbons.  Gas and/or Liquid Hydrocarbons.

Initial Development Plan.  The Development Plan attached hereto as Exhibit D.

Initial Service Area.  The area described in Exhibit A hereto.

Interruptible Service.  Fluid Handling Services that are accorded the lowest priority on the Water Facilities with respect to capacity allocations, interruptions, or curtailments.  Interruptible Service will be the first curtailed on the relevant part of the Water Facilities in the event of an interruption or curtailment.

Landfill Credit.  As defined in Section 7.1(c).

Liquid Hydrocarbons.  Oil, condensate, natural gasoline and all the liquid hydrocarbon production from wells, or a blend of such.

Maintenance.  As defined in Section 8.2.

Measurement Facilities.  Any facility or equipment used to measure the volume of Fresh Water, which may include meter tubes, isolation valves, tank strappings, recording devices, communication equipment, buildings and barriers.

Minimum Annual Fresh Water Volume Commitment.  An aggregate volume of Fresh Water in the applicable calendar year equal to the number of Days in such calendar year multiplied by the Minimum Daily Fresh Water Volume Commitment with respect to such calendar year.

Minimum Daily Fresh Water Volume Commitment.  With respect to each of calendar years 2016 through 2019, inclusive, the volume of Fresh Water, in Barrels per Day, set forth beside such calendar year in the following table:

2016	90,000 Barrels per Day
2017	100,000 Barrels per Day
2018	120,000 Barrels per Day
2019	120,000 Barrels per Day

Minimum Quarterly Fresh Water Volume Commitment.  An aggregate volume of Fresh Water in the applicable calendar quarter equal to the number of Days in such calendar quarter multiplied by the Minimum Daily Fresh Water Volume Commitment with respect to the calendar year in which such calendar quarter falls.

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.  Monthly shall have the correlative meaning.

MVC Credit Volumes.  With respect to each calendar year from 2016 through 2019, inclusive, or any calendar quarter in any such calendar year, as applicable, the sum of (i) the aggregate number of Barrels of Fresh Water delivered to the Fresh Water Delivery Points under this Agreement during such calendar year or calendar quarter, as applicable, plus (ii) if Antero Water fails to deliver Fresh Water to the Fresh Water Delivery Points when required to do so under this Agreement, including if such failure is excused by an event of Force Majeure (but, for the avoidance of doubt, not including Producer’s inability to receive or utilize Fresh Water as a result of an event of Force Majeure), the aggregate number of additional Barrels of Fresh Water that would have been delivered to the Fresh Water Delivery Points during such calendar year or calendar quarter, as applicable, if Antero Water had delivered such Fresh Water when required to do so.

Off-Site Tanks.  Tanks located downstream from a Well Pad where Produced Water that is entrained in Hydrocarbons and becomes separated from such Hydrocarbons downstream of a Well Pad is held pending collection, gathering, and/or disposal.

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Other Waste Water.  Waste water other than Produced Water that is generated from Producer’s operations at Well Pads or that collects at the Well Pads or on Producer’s property adjacent to the Well Pads, and including in each case all materials (including Hydrocarbons) contained in such water.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Planned Well.  As defined in Section 4.1(a).

Planned Well Pad.  As defined in Section 4.1(a).

Previous Year Credit.  An amount with respect to each of calendar years 2017 through 2019, inclusive, equal to the excess, if any, of (1) the aggregate of the MVC Credit Volumes for the previous calendar year multiplied by the applicable Delivery Point Fee in effect on the last Day of such previous calendar year over (2) the product of the Projected Fresh Water Volumes for such previous calendar year multiplied by Weighted Delivery Point Fee in effect on the last Day of such previous calendar year.  If there is no such excess, the Previous Year Credit shall be zero.

Produced Water.  Water produced from Wells alongside Hydrocarbons, including (i) water separated from Hydrocarbons at the wellhead upstream of a Produced Water Receipt Point located at a Well Pad through conventional mechanical separation equipment and held in tanks owned by Producer at the Well Pad, including flowback water, drilling fluids, and other fluid wastes produced from such Wells, and (ii) water entrained in Hydrocarbons that separates from such Hydrocarbons downstream of a Well Pad that a third party is not responsible for collecting, gathering, and/or disposing of and that is held in Off-Site Tanks, and including in each case all materials (including Hydrocarbons) contained in such water.

Produced Water Receipt Point.  The outlet flange of the Producer’s Produced Water tankage located at or nearby or assigned to a Well, downstream of the Producer’s separation equipment, or the outlet flange of an Off-Site Tank.

Producer.  As defined in the preamble of this Agreement.

Producer Group.  As defined in Section 16.1(b).

Projected Fresh Water Volumes.  An aggregate volume of Fresh Water in the applicable calendar year equal to the number of Days in such calendar year multiplied by the number of Barrels per Day set forth beside such calendar year in the following table:

2016	126,000 Barrels per Day
2017	142,000 Barrels per Day
2018	203,000 Barrels per Day

Quarterly MVC Shortfall Fee.  As defined in Section 7.2(a).

Reimbursable Landfill Costs.  As defined in Section 7.1(c).

Reimbursable Waste Water Services Costs.  As defined in Section 7.1(a)(vii).

Required Pumping Station.  As defined in Section 4.6.

Required Retention Facility.  As defined in Section 4.5.

Retention Facility.  Each retention area, impoundment, or other similar facility used to temporarily store Fresh Water upstream of the High Rate Transfer Facilities.

Service Area.  The Initial Service Area and any other area that becomes part of the Service Area pursuant to Section 2.4.

Service Area Properties.  All Oil and Gas Interests now owned or hereafter acquired by Producer and located wholly or partly within the Service Area or pooled, unitized or communitized with Oil and Gas Interests located wholly or partly within the Service Area; provided that Service Area Properties shall not include any Oil and Gas Interests that are unitized or pooled with the properties of third parties that are not Service Area Properties if Producer is not the operator of such unit.

Specified Fee.  As defined in Section 7.1(h).

System Pumping Station.  As defined in Section 4.6.

System Retention Facility.  As defined in Section 4.5.

System Segment.  A physically separate segment of the Fresh Water System that connects one or more Take Points to one or more System Retention Facilities, together with any underground Fresh Water lines downstream of such System Retention Facilities and any rights of way downstream of such System Retention Facilities for surface Fresh Water lines, including all Fresh Water pipelines, System Retention Facilities, System Pumping Stations, Take Point Facilities, Measurement Facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

System Take Point.  Each take point on any System Segment, including the Take Points.

Take Point.  Those points specified in Exhibit C hereto, together with such additional points as are specified by Producer in accordance with Section 4.4 from which, in accordance with agreements with the holders of water rights and/or Applicable Laws and required Governmental Approvals, Producer has procured the right for Antero Water to take Fresh Water which Antero Water will then make available to Producer for use in accordance with this Agreement.

Take Point Facilities.  All facilities located at any Take Point that are necessary for Antero Water to take Fresh Water from the Fresh Water source at such Take Point, together with any ozonation facilities installed at such Take Point.

Target Commencement Date.  As defined in Section 4.2(b).

Transportation Services.  As defined in Section 3.1(f).

Treated Waste Water.  Treated waste water, but excluding water remaining after treatment at the Treatment Facility.

Treatment Facility.  The advanced 60,000 Barrel per Day wastewater treatment facility to be constructed in Doddridge County, West Virginia, and owned by Antero Treatment.

Treatment Facility Fee.  As defined in Section 7.1(a)(v).

Treatment Facility Fee Supplement.  As defined in Section 7.1(d).

Trucked Fresh Water Fee.  As defined in Section 7.1(a)(ii).

Truck Fuel Baseline.  As defined in Section 7.1(e).

USDOT.  The United States Department of Transportation.

Waste Water.  Produced Water and Other Waste Water.

Waste Water Quality Standards.  As defined in Section 11.6.

Waste Water Services.  Those Fluid Handling Services described in Section 3.1(f) and Section 3.1(g).

Waste Water Trucking Fee.  As defined in Section 7.1(a)(vi).

Waste Water Trucking Fee Supplement.  As defined in Section 7.1(e).

Water Facilities.  The Fresh Water Facilities and any facilities owned by Antero Water through which Waste Water is gathered, collected, transported, processed, treated, recycled, or disposed of from any Oil and Gas Interests.

Weighted Delivery Point Fee.  With respect to any Day, the sum of (i) the product of the Delivery Point Fee applicable to Fresh Water Delivery Points in West Virginia on such Day multiplied by 0.64 plus (ii) the product of the Delivery Point Fee applicable to Fresh Water Delivery Points outside West Virginia on such Day multiplied by 0.36.

Well.  A well for the production of Hydrocarbons in which Producer owns an interest that is located on the Service Area Properties or for which Fluid Handling Services are otherwise required to be performed in accordance with this Agreement.

Well Pad.  The surface installation on which one or more Wells are located.

ARTICLE 2
PRODUCER COMMITMENTS

Section 2.1                                   Producer Commitments.  Subject to the terms and conditions of this Agreement, including Section 2.2 and Section 2.3, during the term of this Agreement Producer covenants and commits (a) to exclusively use Fresh Water made available by Antero Water to Producer under this Agreement for use in its hydraulic fracturing operations for all Wells operated by Producer and (b) to exclusively utilize Antero Water for the performance of the Waste Water Services for all Attributable Produced Water, as and when produced, and all Other Waste Water.

Section 2.2                                   Conflicting Commitments.  Producer shall have the right to comply with any Conflicting Commitment entered into by a predecessor-in-interest to Producer that is not an Affiliate of Producer that is applicable as of the date of acquisition thereof to any Service Area Property acquired after the Effective Date (but not any entered into in connection with such acquisition); provided, however, that Producer shall have the right to comply with each Conflicting Commitment only until the first Day of the Month following the termination of such Conflicting Commitment and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Commitment beyond the minimum term provided for in the document evidencing such Conflicting Commitment.  Producer represents that as of the Effective Date there are no Conflicting Commitments.  To the extent that a Conflicting Commitment applies to one or more Wells, but not all Wells, on a Well Pad, Producer shall have the right to comply with such Conflicting Commitment (to the extent set forth in this Section 2.2) with respect to all Wells on such Well Pad.

Section 2.3                                   Covenant Running with the Land.  The covenants and commitments made by Producer under this Article 2 are covenants running with the land. For the avoidance of doubt and in addition to that which is provided in Section 19.4, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in any of its Service Area Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Service Area Properties free of the covenant and commitment made under this Article 2 in a sale or other disposition in which a number of net acres of Service Area Properties that, when added to the total of net acres of Service Area Properties theretofore and, where applicable, simultaneously disposed of free of the commitment made by Producer under this Article 2, does not exceed the aggregate number of net acres of Service Area Properties acquired by Producer after the Effective Date, including in a transaction in which Service Area Properties are exchanged for other properties located in the Service Area that would be subject to commitment made by Producer under this Article 2.  At the request of Antero Water, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 19.16, to reflect additions to the Service Area Properties.

Section 2.4                                   Additional Oil and Gas Interests or Water Facilities.

(a)                                 If at any time Producer acquires any existing water facilities through which Fresh Water is made available to, or through which Waste Water is gathered, collected, transported, processed, treated, recycled, or disposed of from, any Oil and Gas Interests, it shall, by notice delivered to Antero Water on or before the 10th day after such acquisition, which notice shall include a reasonable description of such water facilities and such Oil and Gas Interests (including an update to the Development Plan reflecting such Oil and Gas Interests that Producer is acquiring or has acquired that Producer will operate) and the price paid by Producer for such water facilities, including any liabilities assumed by Producer, offer to sell to Antero Water such water facilities, including all Fresh Water or Produced Water pipelines, Retention Facilities, pumping stations, take point facilities, delivery points, receipt points, measurement facilities, trucking facilities, disposal wells, processing, recycling, or treatment facilities, rights of way or surface rights (whether for underground or surface use, but excluding, in each case, any rights of way or surface rights to the extent such rights are granted under any Oil and Gas Interest), fee parcels, and permits, and all appurtenant facilities, in each case, to the extent the foregoing items are used in connection with such water facilities, as well as any third party contracts for services utilizing such water facilities, at the same price at which such water facilities and related assets were acquired by Producer, including the assumption of any liabilities with respect thereto assumed by Producer.  Antero Water shall have the right, to be exercised by notice delivered to Producer on or before the 60th Day after delivery of Producer’s notice of its acquisition of such water facilities, to acquire such water facilities and related assets at such price (including the assumption of such liabilities).  If Antero Water does not deliver such notice to Producer on or before such 60th Day, Antero Water shall be deemed to have waived its right to acquire such water facilities and related assets (except in the case of a third party services offer as provided below), and (i) Producer shall have the right to own and operate such facilities to make available Fresh Water to, and/or to gather, collect, transport, process, treat, recycle, and/or dispose of Produced Water produced from and Other Waste Water associated with, the Oil and Gas Interests described in such notice and all other Oil and Gas Interests within the area within two miles of any such Oil and Gas Interest for which Antero Water is not, as of the date of Producer’s initial notice of the acquisition, providing Fluid Handling Services and/or (ii) Producer shall have the right to solicit proposals from a third party service provider to acquire and operate such facilities to make available Fresh Water to, and/or to gather, collect, transport, and/or dispose of Produced Water produced from and Other Waste Water associated with, the Oil and Gas Interests described in such notice owned or acquired by Producer and all Oil and Gas Interests within the area within two miles of any such Oil and Gas Interest owned or acquired by Producer for which Antero Water is not, as of the date of Producer’s initial notice of the acquisition, providing Fluid Handling Services. If Producer obtains any such third party proposal, it shall, by notice to Antero Water, provide Antero Water with all the terms and conditions thereof (and, to the extent any such terms and conditions are confidential, shall use commercially reasonable efforts to obtain a waiver of any such applicable confidentiality restriction), and Antero Water shall have the right to elect, by notice delivered to Producer on or before the 60th Day after delivery of Producer’s notice containing the terms and conditions of such proposal, to acquire such water facilities and related assets and provide the services offered by the applicable third party on the same terms and conditions as those offered by the third party service provider.  If Antero Water does not so elect on or before such 60th Day, Producer shall have the right to contract with such third party service provider to acquire such water facilities and to provide such services, on terms no more favorable to such third party service provider than the terms and conditions of its proposal as provided to Antero Water, to the Oil and Gas Interests described in such notice in which Producer owns or acquires an interest and all other Oil and Gas Interests within the area within two miles of any such Oil and Gas Interest in which Producer owns or acquires an interest for which Antero Water is not, as of the date of Producer’s initial notice of the acquisition, providing Fluid Handling Services.  If Antero Water elects to acquire such water facilities, the closing of Antero Water’s purchase of such water facilities and related assets from Producer shall take place as soon as reasonably practicable following Antero Water’s exercise of its right to acquire such water facilities.  From and after the closing of such purchase by Antero Water, all Oil and Gas Interests in which Producer owns an interest that are operated by Producer the Fresh Water for which is being made available, and the Produced Water from which is being gathered, collected, transported, processed, treated, recycled and disposed of utilizing such water facilities, as well as Oil and Gas Interests in which Producer owns an interest that are operated by Producer within the area within two miles of any such Oil and Gas Interest, unless such Oil and Gas Interests are already Service Area Properties, shall become Service Area Properties, and such area, to the extent not in or part of the then-existing Service Area, shall become part of the Service Area, and the proposed Development Plan update included in Producer’s notice shall become part of the Development Plan.  In any transaction in which Producer so acquires water facilities, Producer shall use reasonable efforts to cause the transaction documents for such acquisition to state a separate purchase price (and separately state any assumed liabilities) for such water facilities and related assets.  If notwithstanding such reasonable efforts the transaction documents for such acquisition do not state a separate purchase price, the purchase price to be paid by Antero Water to Producer for such water facilities and related assets shall be equal to the Fair Market Value of such water facilities and related assets, and Antero Water shall assume all liabilities in respect of such water facilities and related assets to the extent arising from the ownership and operation of such water facilities and related assets and/or any occurrence with respect thereto from and after the closing of the purchase of such water facilities and related assets by Antero Water.

(b)                                 If at any time Producer desires to have Fresh Water made available to, and/or Produced Water and Other Waste Water gathered, collected, transported, processed, treated, recycled, and/or disposed of from, any Oil and Gas Interests in which Producer owns an interest that are operated by Producer outside the then-existing Service Area, Producer shall, by notice to Antero Water specifying (i) the services it desires, including in the case of Fresh Water the take points and delivery points it desires to have connected, and (ii) the Oil and Gas Interests owned by

Producer to which Fresh Water is to be made available and from which Produced Water and Other Waste Water are to be gathered, collected, transported, processed, treated, recycled, and/or disposed of (including an update to the Development Plan reflecting such Oil and Gas Interests and the Wells planned to be drilled on such Oil and Gas Interests during the period of at least 18 Months after such notice), offer to Antero Water the opportunity to provide such Fresh Water and to gather, collect, transport, process, treat, recycle, and/or dispose of such Produced Water and Other Waste Water.  Antero Water shall have the right, to be exercised by notice to Producer on or before the 60th Day after delivery of Producer’s notice, to elect to perform such services as Fluid Handling Services under this Agreement.  If Antero Water exercises such right as provided above, from and after the date of Antero Water’s notice of exercise, the area within two miles of the Oil and Gas Interests described in such notice, to the extent not already Service Area Properties, shall become part of the Service Area Properties, and the proposed Development Plan update included in Producer’s notice shall become part of the Development Plan.  If Antero Water does not give such notice to Producer on or before such 60th Day, Antero Water shall be deemed to have waived its right to perform such services as Fluid Handling Services under this Agreement, except in the case of a third party services offer as provided below,  and (1) Producer shall have the right to construct, own, and operate facilities to make available Fresh Water to, and/or to gather, collect, transport, process, treat, recycle, and/or dispose of Produced Water and Other Waste Water from, the Oil and Gas Interests described in such notice or (2) Producer shall have the right to solicit proposals from a third party service provider to provide such services with respect to the Oil and Gas Interests described in such notice and all Oil and Gas Interests owned by Producer within the area within two miles of any such Oil and Gas Interest for which Antero Water is not, as of the date of Producer’s initial notice to Antero Water under this provision, providing Fluid Handling Services.  If Producer obtains any such third party proposal, it shall, by notice to Antero Water, provide Antero Water with all the terms and conditions thereof (and, to the extent any such terms and conditions are confidential, shall use commercially reasonable efforts to obtain a waiver of any such applicable confidentiality restriction), and Antero Water shall have the right to elect, by notice to Producer on or before the 60th Day after delivery of Producer’s notice containing the terms and conditions of such proposal, to provide the services described in such notice on the same terms and conditions as those offered by the third party service provider.  If Antero Water does not so elect on or before such 60th Day, Producer shall have the right to contract with such third party service provider to perform such services, on terms no more favorable to such third party service provider than the terms and conditions of its proposal as provided to Antero Water, with respect to the Oil and Gas Interests described in such notice and to all Oil and Gas Interests owned by Producer within the area within two miles of any such Oil and Gas Interest for which Antero Water is not, as of the date of Producer’s initial notice to Antero Water under this provision, providing Fluid Handling Services.

ARTICLE 3
SERVICES

Section 3.1                                   Antero Water Service Commitment.  Subject to and in accordance with the terms and conditions of this Agreement, during the term of this Agreement Antero Water commits to providing the following services (collectively, the “Fluid Handling Services”) to Producer:

(a)                                 take, or cause to be taken, at each Take Point on each Day, Fresh Water in a quantity at least equal to the lesser of (i) the maximum capacity of the Take Point Facilities as they then exist at such Take Point on such Day, (ii) the maximum volume of Fresh Water that may be taken at such Take Point in accordance with Producer’s rights to take Fresh Water at such Take Point, including Applicable Laws and/or any relevant Governmental Approval, and (iii) such volume of Fresh Water as shall be nominated by Producer in accordance with this Agreement;

(b)                                 connect the Fresh Water System to Well Pads in accordance with the procedures set forth in Section 4.2;

(c)                                  make available or cause to be made available, by underground or surface water lines and through the use of System Retention Facilities if applicable, and by trucking Treated Waste Water to the Well Pad if applicable, at the interconnection with the High-Rate Transfer Facilities at each Well Pad during the periods nominated by Producer in accordance with Section 10.2 during which hydraulic fracturing operations are to be carried out at such Well Pad, Fresh Water at sufficient rates of flow so that Fresh Water may be made available at the Fresh Water Delivery Points on such Well Pad at the applicable Fresh Water Delivery Rate;

(d)                                 at the request of Producer, as an alternative to delivery by water lines as provided in Section 3.1(c), deliver Fresh Water by truck from System Retention Facilities to the inlet of the High-Rate Transfer Facilities at each Well Pad during the periods nominated by Producer in accordance with Section 10.2 during which hydraulic fracturing operations are to be carried out at such Well Pad, Fresh Water in sufficient quantities so that Fresh Water may be made available at the Fresh Water Delivery Points on such Well Pad at the applicable Fresh Water Delivery Rate;

(e)                                  during the periods nominated by Producer in accordance with Section 10.2 during which hydraulic fracturing operations are to be carried out at such Well Pad,  transfer Fresh Water from the Fresh Water System (to be commingled and mixed with Treated Waste Water trucked to such Well Pad by Antero Water when applicable) through the High-Rate Transfer Facilities to the Fresh Water Delivery Point at such Well Pad at the applicable Fresh Water Delivery Rate (the “High-Rate Transfer Services”);

(f)                                   receive, or cause to be received, into its (or its subcontractors’) trucks, or otherwise collect (i) all Attributable Produced Water from the Produced Water Receipt Points and (ii) any Other Waste Water, and deliver, or cause to be delivered, such Produced Water or Other Waste Water to the applicable disposal or treatment facility, including the Treatment Facility (the “Transportation Services”); and

(g)                                  (i) from and after the in-service date of the Treatment Facility (if completed and placed into service) cause Produced Water collected from the Produced Water Receipt Points and/or Other Waste Water that in each case meets the quality standards of the Treatment Facility to be treated at the Treatment Facility and released, sold for re-use, or otherwise disposed of, up to the available capacity of the Treatment Facility from time to time and/or (ii) cause Produced Water collected from the Produced Water Receipt Points and Other Waste Water collected by Antero Water to be treated, recycled, released, sold for re-use, or otherwise disposed of, through Designated Receiving Facilities.

Section 3.2                                   Priority of Fluid Handling Services.  All Fresh Water Services provided under this Agreement shall be Firm Services, and all other Fluid Handling Services, to the extent in the reasonable control of Antero Water, shall be performed on a first-priority basis.

ARTICLE 4

FRESH WATER SYSTEM EXPANSION AND CONNECTION OF FRESH WATER DELIVERY POINTS

Section 4.1                                   Development Plan; Fresh Water Facilities Plan; Exchange and Review of Information.

(a)                                 The Initial Development Plan describes Producer’s planned development and drilling activities relating to the Service Area Properties through the date that is 18 months after the Effective Date (such plan, as updated as hereinafter provided, and including any proposed development plan that becomes part of the Development Plan pursuant to Section 2.4, the “Development Plan”).  Following the Effective Date, Producer shall provide Antero Water an updated Development Plan describing the planned development and drilling activities relating to the Service Area Properties for the 18-Month period commencing on the date of such updated Development Plan on or before the last Day of each Month.  Each Development Plan will include (i) information as to the Wells that Producer expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), information as to each Well Pad expected to be constructed during such period (each such Well Pad reflected in a Development Plan, a “Planned Well Pad”) and the approximate locations thereof, and the earliest date on which hydraulic fracturing operations are expected to be commenced at one or more Planned Wells at each such Planned Well Pad, (ii) good faith and reasonable forecasts of the periods of time during which Fresh Water will be required at each Well Pad for the purpose of hydraulic fracturing operations for all Planned Wells on such Well Pad and the volumes of Fresh Water that will be required for such hydraulic fracturing operations at such Planned Wells during the 18-Month period following the date of such Development Plan, including for each such Planned Well the expected Fresh Water Delivery Rate, and (iii) good faith and reasonable forecasts of the volumes of Attributable Produced Water to be produced at each Well (including the Planned Wells included in such Development Plan), in each case to the extent not previously provided or, if earlier provided, as revised in Producer’s good faith estimation.  Producer shall make its representatives available to discuss the Development Plan from time to time with Antero Water and its representatives, in order to facilitate advance planning for expansion or improvement of the Fresh Water Facilities and to address other matters relating to the construction and installation of additions to the Fresh Water Facilities and/or the planning of the Waste Water Services.  Subject to the terms of Section 4.2, Producer may provide updated or amended Development Plans to Antero Water at any time and shall provide its then-current Development Plan to Antero Water from time to time on or prior to the fifth (5th) Business Day after Antero Water’s request therefor.

(b)                                 Attached hereto as Exhibit E is a Fresh Water Facilities plan describing and/or depicting the Fresh Water System, including all Take Points, pipelines, Required Retention Facilities, Fresh Water Delivery Points, rights of way for surface Fresh Water lines, and all Required Pumping Stations and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Fresh Water Facilities Plan”).  Based on the Development Plans and such other information about the expected development of the Service Area Properties as shall be provided to Antero Water by or on behalf of Producer in accordance herewith, Antero Water shall periodically update the Fresh Water Facilities Plan.  Without limiting the generality of the foregoing, Antero Water shall ensure that the Fresh Water Facilities Plan reflects each Monthly Development Plan not later than 30 Days after such Development Plan is delivered. Antero Water shall make the Fresh Water Facilities Plan available for inspection by Producer and its representatives from time to time and shall make representatives of Antero Water available to discuss the Fresh Water Facilities Plan from time to time with Producer and its representatives.  Antero Water shall provide Producer written updates not less frequently than Monthly on the progress of work on all facilities necessary to connect the Fresh Water System to the Planned Well Pads as set forth in the then-current Fresh Water Facilities Plan.

(c)                                  Subject to Section 4.2, (i) the Parties recognize that the plans for the development of the Service Area Properties set forth in the Development Plans, as well as all information provided by Producer to Antero Water regarding its intentions with respect to the development of the Service Area Properties, are subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration, and scope of the planned activities of Antero Water, and (ii) the exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Antero Water shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular projects to expand its facilities or capacities, including the construction or installation of Water Facilities and the acquisition of rights of way, equipment, and materials necessary or desirable in connection therewith.  Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, Producer has no obligation to Antero Water under this Agreement to develop or produce any Hydrocarbons from the Service Area Properties or to pursue or complete any drilling or development on the Service Area Properties, whether or not envisioned in the Development Plan.

Section 4.2                                   Expansion of Fresh Water System; Connection of Well Pads.

(a)                                 The Fresh Water System shall be designed, developed, and constructed for the purpose of providing sufficient quantities of Fresh Water to the High-Rate Transfer Facilities at each Well Pad at a sufficient rate of flow to enable Antero Water to transfer such Fresh Water through the High-Rate Transfer Facilities to the Fresh Water Delivery Points at the applicable Fresh Water Delivery Rate as and when needed for hydraulic fracturing operations on such Well Pad, and Antero Water shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to plan, procure, construct, install, own, and operate the Fresh Water System so as to timely extend the Fresh Water System to each Well Pad and timely deliver such quantities of Fresh Water to each Well Pad so as to permit the full scope of Fresh Water Services to be provided with respect to all the Planned Wells in accordance with this Section 4.2; provided, that the foregoing shall not preclude Antero Water from also designing, developing and constituting the Fresh Water System for the provision of services to third parties.

(b)                                 Antero Water shall be obligated to extend the Fresh Water System to a particular Well Pad only if Antero Water has received from Producer a notice in the form of Exhibit

F hereto (or in such form as Producer and Antero Water shall otherwise agree from time to time) stating that Producer intends to drill, complete, and carry out hydraulic fracturing operations on such Wells at such Well Pad (a “Connection Notice”) and setting forth the target date for the commencement of hydraulic fracturing operations (the “Target Commencement Date”) at such Well Pad and the Fresh Water Delivery Rate for the Fresh Water Delivery Point at such Well Pad.  Following receipt of a Connection Notice, Antero Water shall cause the necessary facilities to be constructed to connect the Fresh Water System to such Well Pads and to deliver and install at such Well Pads the necessary High-Rate Transfer Facilities, such that the Fresh Water Services can be commenced when hydraulic fracturing operations are ready to be commenced at such Well Pad.  Such facilities shall be able to make Fresh Water available to such Planned Well Pad as soon as reasonably practicable following the Connection Notice and in any event on or before the later to occur of (1) the Target Commencement Date with respect to such Planned Well Pad, (2) the date that is 180 Days after the Connection Notice, (3) for any Well Pad located in the Initial Service Area but in any area outside the area described in Exhibit A as the “core area”, the date specified for such area in Exhibit A, (4) for any Well Pad located outside the Initial Service Area, the date that is 18 months after the area in which such Well Pad is located became part of the Service Area, and (5) the date on which the initial Planned Well(s) at such Planned Well Pad has reached its projected depth and is ready for completion and hydraulic fracturing operations (the later of such dates, with respect to such Planned Well Pad, as it may be adjusted in accordance with this Agreement, the “Completion Deadline”).  Antero Water shall provide Producer notice promptly upon Antero Water’s becoming aware of any reason to believe that it may not be able to connect a Planned Well Pad to the Fresh Water System by the Target Commencement Date therefor or to otherwise complete all facilities necessary to provide the full scope of Fresh Water Services with respect to the Fresh Water Delivery Points at such Planned Well Pad by the Target Commencement Date therefor.  If and to the extent Antero Water is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 4.7, then the Completion Deadline for such connection shall be extended for a period of time equal to the period during which Antero Water’s completion and making available of such facilities was delayed by such events or actions.  If Antero Water fails to extend the Fresh Water System to a Well Pad by the Completion Date for such Well Pad, and if Antero Water fails to deliver sufficient volumes of Fresh Water to such Well Pad, by truck or otherwise, to enable Fresh Water to be delivered to the Fresh Water Delivery Points through the High-Rate Transfer Facilities at the Fresh Water Delivery Rate, by the Completion Date, then, as Producer’s sole and exclusive remedies for such delay,

(i)                                     if Antero Water notifies Producer that the required volumes of Fresh Water are available at a System Retention Facility, Producer shall have the right to pick up such volumes of Fresh Water at such System Retention Facility and truck it to the inlet to the High Rate Transfer Facilities at or in the vicinity of the Well Pad, in which case the Producer’s actual cost of trucking such Fresh Water to such location shall be deducted from the Delivery Point Fee or the Cost of Service Fee, as applicable, or, if applicable, Producer shall be entitled to recover from Antero Water the excess, if any, of its third party and internal costs of trucking such Fresh Water to such location over the Delivery Point Fee or the Cost of Service Fee, as applicable, that it would have been obligated to pay Antero Water for the same volumes of Fresh Water; or

(ii)                                  if the required volumes of Fresh Water are not available at a System Retention Facility as provided in clause (i) above, Producer shall have the right to obtain Fresh Water from sources other than Antero Water for hydraulic fracturing operations at such Well Pad and truck such Fresh Water to such Well Pad until such time as such Well Pad is connected to the Fresh Water System and the Fresh Water System is ready to make available Fresh Water at such Well Pad in sufficient quantity for the commencement of the Fresh Water Services with respect thereto, in which case Producer shall be entitled to recover from Antero Water the excess, if any, of its third party and internal costs of obtaining such Fresh Water and trucking such Fresh Water to such Well Pad over the Delivery Point Fee or the Cost of Service Fee, as applicable, that it would have been obligated to pay Antero Water for the same volumes of Fresh Water; or

(iii)                               Producer shall have the right to complete the procurement, construction and/or installation (including through one or more subcontractors) of any rights or facilities necessary to connect the relevant Planned Well Pad to the Fresh Water System and to permit Fresh Water to be made available at such Well Pad at the applicable Fresh Water Delivery Rate, in which case Antero Water shall pay, within 30 days after presentment of an invoice therefor, to Producer an amount equal to 115% of all reasonable out of pocket costs and expenses incurred by Producer in so procuring, constructing, and/or installing such rights and facilities, and upon receipt of payment by Producer therefor, Producer shall convey all such rights and facilities owned or under the control of Producer to Antero Water (and shall use commercially reasonable efforts to obtain any applicable consents triggered by such assignment) and such rights and facilities shall thereafter be part of the Fresh Water System.

The remedies set forth in clauses (i), (ii) and (iii) above shall be applicable to Wells with Completion Deadlines that are 180 Days or more after the Effective Date. Once a Well Pad is connected to the Fresh Water System, Antero Water shall maintain such connection until such time as Producer has advised Antero Water that all hydraulic fracturing operations have been completed on all Planned Wells at such Well Pad; provided that Antero Water shall have the right to remove and re-lay temporary surface water lines from time to time as long as no delay or disruption in Producer’s hydraulic fracturing operations results therefrom.

(c)                                  If the actual commencement of hydraulic fracturing operations at a particular Well Pad is delayed through no fault of Antero Water more than 30 Days after the Target Commencement Date for such Well Pad and the Fresh Water System is connected to the Fresh Water Delivery Point at such Well Pad and available to commence providing Fresh Water to such Well Pad prior to the date such initial Planned Well is ready for hydraulic fracturing, Antero Water shall be entitled to a fee equal to interest per annum at the Wall Street Journal prime rate on the incremental cost and expense incurred by Antero Water to procure, construct and install the relevant rights and facilities to connect to such Well Pad and to cause such facilities to be available to commence providing Fresh Water thereto for the number of Days after the Target Commencement Date until the Day that hydraulic fracturing of the first Well at such Well Pad has commenced; provided, however, that if hydraulic fracturing of such Well has not commenced by the date that is six months after the Target Commencement Date for such Well through no fault of Antero Water or, as of an earlier date, Producer notifies Antero Water that it has elected not to fracture any Planned Wells at such Planned Well Pad, Producer shall pay, within 30 days after presentment of an invoice therefor, to Antero Water an amount equal to 115% of all reasonable incremental costs and expenses incurred by Antero Water in procuring, constructing and installing such rights and facilities to connect the Fresh Water System to such Planned Well Pad and to cause such facilities to be available to commence providing Fresh Water thereto, and Antero Water shall (i) assign, transfer, and deliver to Producer all rights and facilities (including equipment, materials, work in progress, and completed construction) the costs and expenses of which have so been paid by Producer, to Producer, and (ii) use commercially reasonable efforts to obtain any applicable consents triggered by such assignment.  If Producer so pays Antero Water and later completes a Well at such Well Pad which it desires to hydraulically fracture, or if such facilities are later used to connect and hydraulically fracture a Well at a different Planned Well Pad or for a third party, Antero Water shall promptly refund to Producer such amount paid by Producer, and Producer shall upon receipt of payment therefor retransfer such rights and facilities to Antero Water (and shall use commercially reasonable efforts to obtain any applicable consents triggered by such assignment).

(d)                                 A Connection Notice shall be deemed to have been given for the Planned Wells set forth on Exhibit G hereto, the Target Commencement Date for which shall be as set forth on Exhibit G.  Such Connection Notice shall be deemed to have been given for each such Planned Well 180 Days prior to such Target Commencement Date.

Section 4.3                                   Installation and Operation of High-Rate Transfer Facilities.

(a)                                 Antero Water shall be obligated, directly or through subcontractors, to engineer, procure, transport to the Well Pad or other applicable site, and erect or install on the Well Pad or on such site on or prior to the Completion Date all necessary High-Rate Transfer Facilities to enable Fresh Water to be transferred through the High-Rate Transfer Facilities to the Fresh Water Delivery Points at the Fresh Water Delivery Rate.  Antero Water shall ensure that all such High-Rate Transfer Facilities remain on the Well Pad or on such site and be available to perform the High-Rate Transfer Services at all times during which Producer has notified Antero Water in accordance with Section 10.2 that hydraulic fracturing operations will be carried out on such Well Pad until such time as Producer has advised Antero Water that all hydraulic fracturing operations have been completed on all Planned Wells at such Well Pad.  Antero Water shall have the right to remove and re-install or re-erect such High Rate Transfer Facilities from time to time as long as no delay or disruption in Producer’s hydraulic fracturing operations results therefrom.

(b)                                 Producer shall provide sufficient space on the Well Pad for all necessary High-Rate Transfer Facilities other than ASTs to be located on such Well Pad.  Producer shall use commercially reasonable efforts to provide sufficient space on the Well Pad, or if sufficient space on such Well Pad is not available, on a site within one mile of the Well Pad, for the erection and installation of all ASTs required by Antero Water for the performance of the High-Rate Transfer Services on such Well Pad, together with rights of access to such site from a public road and easements or rights of way over which Antero Water may run hoses and temporary Fresh Water lines to the Well Pad.  If Producer, through the use of commercially reasonable efforts, has been unable, by the date that is at least 120 days prior to the Target Commencement Date for such Well Pad, to obtain such a site and such rights of access and easements, Producer shall promptly notify Antero Water, and Antero Water shall be responsible for obtaining such site and the related access rights and easements.

(c)                                  Antero Water shall be responsible for the operation, maintenance, repair, and removal of all High-Rate Transfer Facilities, including the operation of the applicable ASTs, ensuring that such ASTs and other High-Rate Transfer Facilities are operating properly and that the Fresh Water is transferred from such ASTs at proper flow rates (such that such ASTs do not overflow), and necessary coordination with Producer’s and its hydraulic fracturing contractors’ personnel.

(d)                                 If Antero Water fails to perform its obligations to timely engineer, procure, transport, erect, and install the High-Rate Transfer Facilities by the Completion Date or fails to ensure that such High-Rate Transfer Facilities remain on the Well Pad or other applicable site in each case in accordance with Section 4.3(a) or fails to perform the High-Rate Transfer Services in connection with the hydraulic fracturing of Wells on a Well Pad in accordance with Section 3.1(e), then, as Producer’s sole and exclusive remedy for such failure, Producer shall have the right to complete the procurement, transportation, erection and/or installation (including through one or more subcontractors) of replacement facilities and/or to carry out such activities itself (including through one or more subcontractors), in which case Antero Water shall pay, within 30 days after presentment of an invoice therefor, to Producer an amount equal to 115% of all reasonable out of pocket costs and expenses incurred by Producer in so engineering, procuring, transporting, erecting, and installing such facilities and carrying out such activities, and upon receipt of payment by Producer therefor, Producer shall convey all such rights (including rights under third party contracts) and facilities owned or under the control of Producer to Antero Water (and shall use commercially reasonable efforts to obtain any applicable consents triggered by such assignment).

(e)                                  Antero Water shall have the right to deliver Treated Waste Water to the High-Rate Transfer Facilities and to commingle and mix such Treated Waste Water with Fresh Water for transfer to the Fresh Water Delivery Points as part of the High-Rate Transfer Services.

Section 4.4                                   Take Points.  Antero Water shall be obligated, at Antero Water’s cost, to provide Take Point Facilities with respect to the Take Points set forth on Exhibit C, and a connection between such Take Point Facilities and each applicable System Segment.  All such Take Points shall be provided with all Take Point Facilities (including any Measurement Facilities) necessary to take volumes of Fresh Water set forth for each such Take Point on Exhibit C (with all expansions of capacity at such Take Point Facilities being at Producer’s sole, cost, risk, and expense). Antero Water shall be responsible for obtaining all leases, easements, and other real property rights necessary for the location of Take Point Facilities; provided, however, that if Producer’s rights to take Fresh Water from such Take Point (or any other surface use or other agreements of Producer) also provide Producer the right to use any lands for the purpose of installing facilities to take Fresh Water, Producer shall use commercially reasonable efforts to make such rights available to Antero Water.  Producer shall have right from time to time to specify in the Development Plan or in a Connection Notice that an additional Take Point shall be added and that Fresh Water from such Take Point shall be made available to Fresh Water Delivery Points connected to a particular System Segment.  If Producer so specifies, Antero Water shall, at Producer’s sole cost, risk, and expense, provide Take Point Facilities for such Take Point and a connection between such Take Point Facilities and such System Segment.

Section 4.5                                   Retention Facilities.  The Fresh Water Facilities Plan will describe the Retention Facilities that will be required to permit Antero Water to provide the Fresh Water

Services in accordance with this Agreement (each, a “Required Retention Facility”).  Antero Water shall install, at Antero Water’s cost, such Required Retention Facilities and shall own, operate and maintain such Required Retention Facilities (each such Required Retention Facility so installed by Antero Water, a “System Retention Facility”).  For the avoidance of doubt, Antero Water shall have the right at any time to add additional Retention Facilities to the Fresh Water System as it deems necessary or appropriate to provide the Fresh Water Services and such services as it is providing to third parties.

Section 4.6                                   Pumping Facilities.  The Fresh Water Facilities Plan will describe the pumping facilities that will be required in order for Fresh Water to be made available at the Fresh Water Delivery Points at the rates of flow specified in Section 3.1(c) (each a “Required Pumping Station”).  Antero Water shall, at Antero Water’s cost, install each such Required Pumping Station and shall operate and maintain each Required Pumping Station (each such Required Pumping Station so installed by Antero Water, a “System Pumping Station”). For the avoidance of doubt, Antero Water shall have the right at any time to add additional pumping facilities to the Fresh Water System as it deems necessary or appropriate to provide the Fresh Water Services and such services as it is providing to third parties.

Section 4.7                                   Cooperation.  Because of the interrelated nature of the actions of the Parties required to obtain the necessary Governmental Approvals from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Fresh Water System to each Planned Well Pad, the Parties agree to work together in good faith to obtain such Governmental Approvals, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein.  The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such Governmental Approvals, authorizations, consents and rights of way.

ARTICLE 5
CERTAIN PROVISIONS REGARDING WASTE WATER SERVICES

Section 5.1                                   Access to Produced Water Receipt Points and Other Waste Water Sites.  Producer shall be responsible for ensuring that Antero Water and its subcontractors have safe road access to all Produced Water Receipt Points and all points from which Other Waste Water is to be collected from public roadways suitable for travel by highway trucking equipment.  As between Producer and Antero Water, Producer shall be responsible for all maintenance of and damage to (and all payments in respect thereof) to all access roads from public roadways to the Produced Water Receipt Points and such other points.

Section 5.2                                   Dispatch Procedures.

(a)                                 Producer shall install, maintain, and operate, at Producer’s cost, in its Produced Water tanks located at or in the vicinity of each Well Pad (but excluding the Wells identified in the Initial Development Plan as the “Bluestone Wells”, and excluding any Off-Site Tanks) water-level sensors connected to a remote monitoring system provided by eLynx Technologies or another provider of remote monitoring services acceptable to Antero Water (the “Monitoring Services Provider”) and cause the Monitoring Services Provider to make available to Antero Water on an hourly or more frequent basis data regarding the level of Produced Water in each such tank and to allow Producer to view and access all such data on the Monitoring Service Provider’s system, including the ability to poll for such data through the Monitoring Services Provider’s system.  Producer shall periodically, and no less frequently than quarterly, and at any time upon request of Antero Water if Antero Water has reason to believe there is a malfunction, inspect the tank sensors to insure that they are reading properly.  Antero Water shall be responsible for the timely dispatch of trucks to all Wells at which such sensors and monitoring systems are installed and operating properly to collect Produced Water from the tanks at such Wells.  In the event that Antero Water is notified or otherwise has knowledge of any outage of or malfunction in any such sensors at any such tanks or any outage of or malfunction in such monitoring system, Antero Water shall use reasonable efforts to timely dispatch trucks to collect Produced Water based on historical flow rates or on information provided by Producer but shall not otherwise be liable for any failure to timely dispatch trucks to any affected tank during any period of any such outage or malfunction.

(b)                                 With respect to (i) the Wells identified in the Initial Development Plan as the “Bluestone Wells”, (ii) all Off-Site Tanks, and (iii) all locations at or near a Well Pad where Other Waste Water is held pending collection, gathering, and/or disposal, Producer is responsible for notifying Antero Water not less than 24 hours in advance of when the Produced Water or Other Waste Water at such locations must be collected.

Section 5.3                                   Treatment Facility; Designated Receiving Facilities.

(a)                                 Antero Water shall treat, recycle, release, sell for re-use, or otherwise dispose of, or shall cause Antero Treatment or another Affiliate or subcontractor of Antero Water to treat, recycle, release, sell for re-use, or otherwise dispose of, all Produced Water collected at the Produced Water Receipt Points and all Other Waste Water collected by Antero Water through the Treatment Facility or through other facilities, including Antero Water’s or its Affiliates’ own facilities, that have been designated by Antero Water and approved by Producer (each such facility other than the Treatment Facility, a “Designated Receiving Facility”).  If Producer approves a facility as a Designated Receiving Facility, it shall have the right, at any time upon notice to Antero Water, to withdraw such approval, and such facility shall cease to be a Designated Receiving Facility effective upon the 60th Day after such notice; provided, however, that Producer shall reimburse Antero Water for all costs reasonably incurred by Antero Water in order to utilize such facility as a Designated Receiving Facility and shall indemnify Antero Water and its Affiliates for any contractual liability incurred by Antero Water to a third party as a result of its not being able to utilize such facility as a Designated Receiving Facility.

(b)                                 Producer shall have the right, at its sole cost and expense, to visit and observe operations at each Designated Receiving Facility operated by Antero Water, in each case during normal business hours, on reasonable notice, and subject to such reasonable safety procedures as shall be reasonably required by Antero Water.  Such visits and observations shall be carried out in a manner that does not unreasonably interfere with operations at such Designated Receiving Facility.  Antero Water shall use reasonable efforts to afford Producer the opportunity to visit and observe operations at (i) the Treatment Facility and (ii) each Designated Receiving Facility operated by an Antero Water subcontractor and shall at the request of Producer perform such visits and observations and use reasonable efforts to include a representative of Producer among its representatives on any such visit.

Section 5.4                                   Transportation Services Equipment.  Antero Water shall provide directly or through subcontractors all equipment necessary to perform the Transportation Services.  The equipment shall (a) be suitable for the performance of the Transportation Services, (b) comply with the specifications for equipment used for services equivalent to the Transportation Services as required by Applicable Law, including the regulations of the USDOT, and (c) be maintained in a good, safe, and serviceable condition. Antero Water shall only use subcontractors to perform the Transportation Services that maintain a USDOT safety rating of “Satisfactory”.

Section 5.5                                   Contract Carrier Status.  Producer and Antero Water intend to rely on their respective rights and remedies under this Agreement and, if it would otherwise be applicable, expressly waive any and all rights and remedies under Part B, Subtitle IV of Title 49 of the United States Code that may be waived as provided in 49 USC § 14101(b)(1).  Producer and Antero Water intend that the contractual arrangement documented by this Agreement be that of a contract motor carrier and for the terms and conditions of this Agreement to take precedence over any terms and conditions which might apply to a shipper and common carrier.  Any use of form bills of lading, or other freight documents referring to “common carriers” and/or “tariffs”, shall not alter the contract relationship created hereunder between the Parties.

ARTICLE 6
TERM

Section 6.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the Effective Date, by notice from either Party to the other Party on or before the one hundred eightieth (180th) Day prior to such anniversary.

ARTICLE 7
FEES AND CONSIDERATION

Section 7.1                                   Fees.

(a)                                 Subject to the other provisions of this Agreement, including Section 7.1(j), Producer shall pay Antero Water each Month in accordance with the terms of this Agreement, for all Fluid Handling Services provided by Antero Water during such Month, an amount equal to the sum of the following:

(i)                                     The product of (A) the aggregate volume of Fresh Water, stated in Barrels, made available by Antero Water to the Fresh Water Delivery Points, as measured at the Fresh Water Measurement Points, during such Month, excluding (1) Treated Waste Water delivered to the Fresh Water Delivery Points as contemplated in Section 4.3(e) during such Month and (2) Fresh Water delivered to the High-Rate Transfer Facilities by truck as contemplated by Section 3.1(d) during such Month, multiplied by (B) (i) in the case of Fresh Water Delivery Points in West Virginia, $3.685 and (ii) in the case of all other Fresh Water Delivery Points, $3.635 (in each case as may be increased or decreased in accordance with Section 7.1(f), the “Delivery Point Fee”);

(ii)                                  The sum of (A) the product of (1) the aggregate volume of Fresh Water, stated in Barrels, delivered to the High-Rate Transfer Facilities by truck as contemplated by Section 3.1(d) during such Month, but excluding Treated Waste Water delivered to the Fresh Water Delivery Points as contemplated in Section 4.3(e) during such Month, multiplied by (2) $3.116 (as may be increased or decreased in accordance with Section 7.1(f), the “Trucked Fresh Water Fee”), plus (B) an amount equal to all third party out-of-pocket costs actually incurred by Antero Water in trucking such Fresh Water to the applicable inlet of the applicable High-Rate Transfer Facilities, plus 3% of the amount of such out-of-pocket costs;

(iii)                               For Treated Waste Water delivered to the Fresh Water Delivery Points as contemplated in Section 4.3(e), except to the extent that a Specified Fee is applicable to such Services in accordance with Section 7.1(h),an amount equal to all third party out-of-pocket costs actually incurred by Antero Water in trucking such Treated Waste Water from the treatment plant to the applicable Well Pad, plus 3% of the amount of such out-of-pocket costs;

(iv)                              For the performance of the High-Rate Transfer Services, the sum of (A) an amount equal to all third-party out-of-pocket costs incurred by Antero Water during such Month in performing the High-Rate Transfer Services using ASTs owned by Antero Water as of the Effective Date, including all costs of engineering, procuring, transporting, installing, erecting, operating, maintaining, repairing, and removing all High-Rate Transfer Facilities used to perform High-Rate Transfer Services during such Month (but excluding the cost of procuring any ASTs in addition to those owned by Antero Water on the Effective Date), plus 3% of the amount of such out-of-pocket costs, plus (B) an amount equal to the Cost of Service Fee for all ASTs procured by Antero Water after the Effective Date;

(v)                                 Subject to Section 7.1(c) and Section 7.1(d), the product of (A) the aggregate volume of Waste Water, stated in Barrels, collected or received by Antero Water hereunder and processed at the Treatment Facility during such Month multiplied by (B) $4.00 (as may be increased or decreased in accordance with Section 7.1(f), the “Treatment Facility Fee”);

(vi)                              For all Waste Water collected or received by Antero Water hereunder in trucks owned by Antero Water or its Affiliates during any Month, the product of (A) the aggregate volume of Waste Water so collected or received, stated in Barrels, during such Month multiplied by (B) $5.50 (as may be increased or decreased in accordance with Section 7.1(f), the “Waste Water Trucking Fee”);

(vii)                           With respect to Waste Water Services performed by subcontractors of Antero Water during such Month (to the extent that the fee referred to in Section 7.1(a)(v) is not applicable thereto), including the collection or receipt of Waste Water in Antero Water’s subcontractor’s trucks and the treatment, processing, recycling, or other disposal of Waste Water at a Designated Receiving Facility not owned by Antero Water or its Affiliates and operated by a subcontractor of Antero Water, an amount equal to the sum of (A) all third party out-of-pocket costs actually incurred by Antero Water in performing such Waste Water Services (“Reimbursable Waste Water Services Costs”), plus (B) 3% of the amount of such costs; and

(viii)                        With respect to all Waste Water Services performed directly by Antero Water using facilities owned by Antero Water or its Affiliates or personnel of Antero Water or its Affiliates, other than Waste Water Services covered by the fees set forth in Section 7.1(a)(v) or Section 7.1(a)(vi), the applicable Specified Fee therefor determined as set forth in Section 7.1(h).

(b)                                 Except as further provided in this Section 7.1(b) with respect to the disposal agreements and treatment agreements described in Exhibit I (the “Assumed Subcontracts”), Reimbursable Waste Water Services Costs will not include any costs incurred by Antero Water in respect of capacity reservations (however described, including minimum volume commitments, deliver-or-pay provisions, or similar provisions, and whether such reservations shall appear in disposal agreements, treatment agreements, trucking agreements, or other third party agreements) except that portion of those costs proportionately allocable to capacity actually utilized by Antero Water in the performance of Waste Water Services, it being understood that, except for its commitment under Section 2.1, Producer makes no commitment to provide any specific volumes of Waste Water during any period and any arrangements made by Antero Water for reserving capacity are made at Antero Water’s sole risk.  Notwithstanding the foregoing, Reimbursable Waste Water Services Costs will include the reservation charges under the Assumed Subcontracts for the periods set forth in Exhibit I, to the extent actually incurred by Antero Water, provided that Antero Water shall, to the extent within its or its Affiliates’ control, deliver Waste Water collected by Antero Water hereunder to facilities under the Assumed Subcontracts in a manner so as to minimize the amount of such reservation charges actually incurred for volumes in excess of volumes actually delivered.

(c)                                  The Treatment Facility Fee described in Section 7.1(a)(v) assumes that the Treatment Facility will have an on-site landfill owned by Antero Treatment or one of its Affiliates at which all by-products of the treatment of Waste Water at the Treatment Facility will be disposed of.  If for any reason Antero Treatment is unable to dispose of such by-products at such landfill during any period (including as a result of any delay in Antero Treatment’s construction of such landfill or any inability of Antero Treatment to maintain required Governmental Approvals for such landfill) and such by-products must be disposed of at a third-party landfill, then the Treatment Facility Fee applicable during such period shall be reduced by (i) during any period in which none of such by-products are disposed of at such landfill, $0.10 (as increased or decreased pursuant to Section 7.1(f), the “Landfill Credit”), or (ii) during any period in which some, but not all, such by-products are disposed of in such landfill, a pro-rata portion of the Landfill Credit, based on the quantity (in tons) of such by-products that are not disposed of at such landfill as a proportion of the total quantity (in tons) of such by-products disposed of during such period at such landfill and all third party landfills.  During any such period, the Producer shall pay to Antero Water, in addition to the remainder of the Treatment Facility Fee after deduction of the Landfill Credit or applicable portion thereof, an amount equal to the sum of (A) all third party out-of-pocket costs actually incurred by Antero Water in disposing of such by-products at third-party landfills, including transportation and landfill fees (“Reimbursable Landfill Costs”), plus (B) 3% of the amount of such costs.

(d)                                 The Treatment Facility Fee assumes that Antero Treatment’s cost of treating Waste Water at the Treatment Facility includes (i) $0.35 per Barrel for electricity (as increased or decreased pursuant to Section 7.1(f), the “Electricity Baseline”), (ii) $0.32 per Barrel for chemicals (as increased or decreased pursuant to Section 7.1(f), the “Chemicals Baseline”), and (iii) $0.55 per Barrel for Gas used as fuel (“Fuel Gas”) (as increased or decreased pursuant to Section 7.1(f), the “Gas Baseline”).  If during any Month the costs actually incurred by Antero Treatment for electricity and/or chemicals per Barrel of waste water processed at the Treatment Facility during such Month exceed 120% of the Electricity Baseline or the Chemicals Baseline, as applicable, then Antero Water shall be entitled to a supplement to the Treatment Facility Fee for such Month equal to the product of (1) the aggregate volume of Waste Water, stated in Barrels, collected or received by Antero Water hereunder and processed at the Treatment Facility multiplied by (2) the excess of the actual per-Barrel cost for electricity and/or chemicals, as applicable, over the Electricity Baseline and/or the Chemicals Baseline, as applicable.  If during any Month the costs actually incurred by Antero Treatment for Fuel Gas per Barrel of waste water processed at the Treatment Facility during such Month exceed 107.5% of the Gas Baseline, then Antero Water shall be entitled to a supplement to the Treatment Facility Fee for such Month equal to the product of (I) the aggregate volume of Waste Water, stated in Barrels, collected or received by Antero Water hereunder and processed at the Treatment Facility multiplied by (II) the excess of the actual per-Barrel cost for Fuel Gas over the Gas Baseline.  The supplements to the Treatment Facility Fee provided for in this Section 7.1(d) are herein referred to as the “Treatment Facility Fee Supplement”.

(e)                                  The Waste Water Trucking Fee assumes a cost of truck or vehicle fuel of $3.50 per gallon (the “Truck Fuel Baseline” and together with the Electricity Baseline, the Chemicals Baseline, and the Gas Baseline, each a “Baseline Component”).  If during any Month Antero Water’s actual cost per gallon for such fuel exceeds 107.5% of the Truck Fuel Baseline, then Antero Water shall be entitled to a supplement to the Waste Water Trucking Fee for such Month equal to the product of (i) the number of gallons of such fuel consumed in the performance of the Waste Water Services covered by the Waste Water Trucking Fee multiplied by (ii) the excess of Antero Water’s actual cost per gallon over the Truck Fuel Baseline (the “Waste Water Trucking Fee Supplement”).

(f)                                   After each of the first five (5) Contract Years, one hundred percent (100%), and after the sixth (6th) Contract Year and each Contract Year thereafter, fifty-five percent (55%) of the Delivery Point Fee, the Trucked Fresh Water Fee, the Treatment Facility Fee, the Waste Water Trucking Fee, any Specified Fee, the Landfill Credit, and each Baseline Component shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”).  Such adjustment shall be made effective upon the first Day of each Contract Year commencing in the Contract Year beginning in 2016, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Delivery Point Fee, the Trucked Fresh Water Fee, the Treatment Facility Fee, the Waste Water Trucking Fee, any

Specified Fee, the Landfill Credit, and each Baseline Component shall never be less than the initial amounts stated in Section 7.1(a), Section 7.1(c), Section 7.1(d), or Section 7.1(e), or as applicable; nor shall such amounts be increased or decreased by more than 3% in any given Contract Year.

(g)                                  To the extent that Antero Water is entitled under this Section 7.1 to reimbursement for the cost of third-party services or other third-party items incurred in carrying out the Fluid Handling Services, Antero Water shall ensure that the reimbursed costs are commensurate with market costs for such services or items and shall, except in the case of emergency situations where to do so is not reasonably practicable, ensure that all such services and items are obtained through competitive bid processes.

(h)                                 If Antero Water desires to perform any Waste Water Services (other than the Waste Water Services covered by the fees set forth in Section 7.1(a)(v) or Section 7.1(a)(vi)) or the Fresh Water Services covered by the fee set forth in Section 7.1(a)(iii) in each case directly using its own facilities and personnel, it may do so, subject to the provisions of this Section 7.1(h).  Antero Water may elect to perform such Fluid Handling Services in accordance with the terms of this Agreement for the Cost of Service Fee in accordance with Section 7.1(j) (to the extent permitted under Section 7.1(j)); provided, however, that if Antero Water so elects with respect to any Waste Water disposal services, the Parties shall enter into a separate agreement covering only such disposal services and containing market standard provisions for the performance of such disposal services and providing for the Cost of Service Fee to be paid for such disposal services. Alternatively, Antero Water may, by notice to Producer, propose specific fees under this Section 7.1(h) (each, a “Specified Fee”) for any such Fluid Handling Services to be performed directly by Antero Water, with such scope (including geographical scope) as shall be defined in such notice.  Producer shall have the right, to be exercised by notice to Antero Water on or before the 30th day after delivery of Antero Water’s proposal notice, to either (i) accept such proposal or (ii) notify Antero Water that it intends to seek fee quotes from third parties for the performance of such Fluid Handling Services.  If Producer fails to timely deliver such notice, it shall be deemed to have accepted such proposal.  If Producer accepts or is deemed to have accepted such proposal, then the Specified Fee proposed by Antero Water shall become effective with respect to the applicable Fluid Handling Services and Antero Water shall perform such Fluid Handling Services in accordance with this Agreement; provided, however, that if such Fluid Handling Services include disposal services, the Parties shall also enter into a separate agreement covering only such disposal services containing market standard provisions for the performance of such disposal services and providing for the Specified Fees in Antero Water’s proposal to be applicable to such disposal services. If Producer timely delivers notice that it intends to seek fee quotes from third parties, it shall have a period of 30 days after the delivery of such notice to Antero Water to obtain such third party quotes.  If Producer desires to accept any such third party quote and enter into a contract with such third party to perform such Fluid Handling Services for the quoted fees, it shall first deliver notice to Antero Water, including a copy of such fee quote and a description of such Fluid Handling Services covered by such quote.  Antero Water shall have the right, to be exercised by notice to Producer on or before the 10th day after delivery of such notice to Antero Water, to perform any such Fluid Handling Services for the quoted fees.  If Antero Water timely delivers such notice, then Antero Water shall perform such Fluid Handling Services in accordance with this Agreement, and the quoted fees shall be deemed to be the Specified Fee for the applicable Fluid Handling Services; provided, however, that if such Fluid Handling Services include Waste Water disposal, the Parties shall enter into a separate agreement covering only such disposal services containing market standard provisions for the performance of such disposal services and providing for the quoted fees, which shall thereafter be deemed to be Specified Fees for purposes of this Agreement.  If Antero Water fails to timely deliver such notice, Producer shall be entitled to enter into a contract with such third party covering such Fluid Handling Services, but the scope of such Fluid Handling Services shall not exceed the scope set forth in the third party quote provided to Antero Water by Producer, and the fees shall not be greater than the fee quote provided to Antero Water.  If Producer does not deliver notice of any third party quotes to Antero Water on or before the end of the 30-day period referenced above, Producer shall be deemed to have accepted Antero Water’s initial proposal.

(i)                                     At the request of Antero Water, the Parties will reasonably cooperate and work together in good faith to agree on revised distance-based waste water trucking fees that would provide the same overall economics to Antero Water as the Waste Water Trucking Fee provided for in this Agreement as of the date hereof.

(j)                                    Notwithstanding the foregoing provisions of this Section 7.1 or any other provision to the contrary in this Agreement, Antero Water shall have the right to elect to be paid for some or all Fluid Handling Services on a cost of service basis to the extent set forth in this Section 7.1(j). Antero Water shall have the right to elect to be paid on a cost of service basis for (i) any Fluid Handling Services performed with respect to Wells on Service Area Properties outside the Initial Service Area (other than the Fluid Handling Services covered by the fees set forth in Section 7.1(a)(v)) and (ii) for any Waste Water Services, other than the Waste Water Services covered by the fees set forth in Section 7.1(a)(v) or Section 7.1(a)(vi), to be performed by Antero Water directly using its own facilities and personnel, whether or not within the Initial Service Area (with all other Fluid Handling Services to be performed for the fees set forth in Section 7.1(a)).  With respect to such Fluid Handling Services, Antero Water may elect, by notice to Producer at least three (3) Months prior to the commencement of any Contract Year or, in the case of any water facilities acquired by Antero Water pursuant to Section 2.4(a), in the notice given by Antero Water in accordance with such Section that Antero Water will acquire such water facilities, to be paid on a cost of service basis for the Fluid Handling Services specified in such notice commencing at the beginning of such Contract Year or with the acquisition of such facilities, as applicable, and continuing for the remaining term of this Agreement, but only with respect to the facilities so acquired or discrete parts of the Water Facilities (each, a “CS Facility”) that are placed into service or acquired during such Contract Year or a later Contract Year, as applicable.  The Fluid Handling Services specified in such notice may be of any scope determined by Antero Water in its sole discretion and may include all eligible Fluid Handling Services or any part thereof and may include, by way of example only, making Fresh Water available at a particular Well Pad or group of Well Pads, collecting Attributable Produced Water from any Produced Water Receipt Points, providing additional System Retention Facilities or System Pumping Facilities, connecting additional Take Points, providing trucking services with respect to any Produced Water Receipt Points, providing any Waste Water treatment or disposal services, and any other subset of the Fluid Handling Services determined by Antero Water, in each case subject to the foregoing sentence.  All Fluid Handling Services provided from time to time on a cost of service basis shall be bundled together for purposes of calculating a single Monthly cost of service fee (the “Cost of Service Fee”), which shall be calculated with respect to each Contract Year as set forth in Exhibit H attached hereto.

Section 7.2                                   Minimum Daily Fresh Water Volume Commitment.

(a)                                 In addition to the fees payable by Producer to Antero Water pursuant to Section 7.1(a), Producer shall pay Antero Water and, if applicable, Antero Water shall pay Producer the amounts provided for in this Section 7.2 in respect of the Minimum Daily Fresh Water Volume Commitment.

(b)                                 Subject to the last sentence of this Section 7.2(b), with respect to each of the first three calendar quarters in each calendar year from 2016 through 2019, inclusive, Producer shall pay to Antero Water, on or before the 30th Day after receipt of Antero Water’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of such calendar quarter), an amount equal to the excess, if any (such excess, the “Quarterly MVC Shorfall Fee”), of:

(i)                                     the product of the Minimum Quarterly Fresh Water Volume Commitment for such calendar quarter multiplied by the Weighted Delivery Point Fee in effect on the last Day of such calendar quarter over

(ii)                                  the product of the aggregate of the MVC Credit Volumes for such calendar quarter multiplied by the applicable Delivery Point Fee in effect on the last Day of such calendar quarter.

If there is no excess resulting in a Quarterly MVC Shortfall Fee, then no amounts shall be payable by Producer under this Section 7.2(b).  If there is such an excess, commencing in calendar year 2017 Producer shall be entitled to a credit against any Quarterly MVC Shortfall Fee in any calendar year in an amount not to exceed, in the aggregate,  the Previous Year Credit, if any, with respect to such calendar year (but for the second and third such calendar quarters in such calendar year, only to the extent not credited in a previous calendar quarter in such calendar year), and the Quarterly MVC Shortfall Fee shall be reduced by the amount of such credit.

(c)                                  On or before the 60th Day after the end of each calendar year from 2016 through 2019, inclusive, Antero Water shall deliver an invoice to Producer setting forth the amount resulting from the following calculation:

(i)                                     the product of the Minimum Annual Fresh Water Volume Commitment for such calendar year multiplied by the Weighted Delivery Point Fee in effect on the last Day of such calendar year minus

(ii)                                  the sum of (A) the product of the aggregate of the MVC Credit Volumes for such calendar year multiplied by the applicable Delivery Point Fee in effect on the last Day of such calendar year plus (B) commencing in calendar year 2017, the amount of any Previous Year Credit plus (C) the amount, if any, actually paid by Producer in respect of Quarterly MVC Shortfall Fees in such calendar year.

If the result is a positive amount, Producer shall pay such amount to Antero Water on or before the 30th Day after receipt of such invoice.  If the result is a negative amount, Antero Water shall pay to Producer, concurrently with the delivery of such invoice, the lesser of (1) the absolute value of such amount and (2) the sum of the amounts actually paid by Producer in respect of Quarterly MVC Shortfall Fees in such calendar year.

ARTICLE 8
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 8.1                                   Operational Control of Antero Water’s Facilities.  Subject to the terms and conditions of this Agreement, Antero Water shall design, construct, own, operate, and maintain the Water Facilities at its sole cost and risk.  Antero Water shall be entitled to full and complete operational control of its facilities and shall be entitled to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 8.2                                   Maintenance.  Antero Water shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Antero Water deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected.  Before the beginning of each calendar year, Antero Water shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance.  On or before the 10th Day before the end of each Month, Antero Water shall provide Producer with its projected maintenance schedule for the following Month.

Section 8.3                                   Right of Way and Access.

(a)                                 Except as otherwise provided in Section 4.3(b), Section 4.4, Section 5.1 and this Section 8.3, Antero Water is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other land rights necessary to construct, own, and operate the Water Facilities, and all such rights in land shall be solely for use by Antero Water and shall not be shared with Producer, except as otherwise agreed by Antero Water; provided that Producer hereby grants, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense or liability, an easement and right of way upon all lands covered by the Service Area Properties for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, and replacing, all or any portion of the Water Facilities to the extent necessary for the performance of this Agreement, including pipelines, meters, Retention Facilities and storage, and other equipment, and for disconnecting, and removing such Water Facilities; provided, further, that the exercise of these rights by Antero Water shall not unreasonably interfere with Producer’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel.  Producer shall not have a duty to maintain, and will be able to freely assign, the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Antero Water is based upon, and such grants of easement or right of way will terminate if Producer loses its rights to the underlying applicable property, or is unable to grant such rights to Antero Water under any contract or instrument to which Producer is a party or is otherwise bound, regardless of the reason for such loss of rights.  Notwithstanding the foregoing, (i) Producer will use commercially reasonable efforts to assist Antero Water to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 4.7, (ii) to the extent that Producer agrees that Antero Water’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Producer shall use reasonable efforts to involve Antero Water in Producer’s negotiations with the owners of lands covered by the Service Area Properties so that Producer’s surface use agreements and Antero Water’s rights of way with respect to such lands can be concurrently negotiated and obtained. Without limiting the generality of the foregoing, Producer agrees to make space available at each Well Pad to which Fresh Water is made available pursuant to this Agreement sufficient for Antero Water to install and construct pig receiving and other facilities necessary for Antero Water to pig the Fresh Water System to each such Well Pad.

(b)                                 Without limiting the generality of Section 8.3(a), Producer hereby agrees that, to the extent that Producer can afford such rights to Antero Water without the incurrence of material expense or liability, Antero Water shall have the right to use, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, and replacing all or any portion of the Water Facilities to the extent necessary for the performance of this Agreement, including pipelines, meters, Retention Facilities and storage, and other equipment, and for disconnecting, and removing such Water Facilities, all Excluded Assets (as such term is defined in that certain Assignment and Bill of Sale dated as of [            ] between Producer and Antero Water, that certain Assignment and Bill of Sale dated as of the Effective Date between Producer and Antero Treatment, and /or that certain Amended and Restated Assignment and Bill of Sale dated as of [                  ] between Producer, Antero Water, and certain other parties), in each case that, as of the effective date of such assignments, were used or held for use for both the water business and upstream business of Producer.  If Producer’s rights with respect to any such Excluded Assets expire or are terminated or released, Producer will use commercially reasonable efforts to assist Antero Water to secure replacements for such Excluded Assets, in a manner consistent with the cooperation requirements of Section 4.7

Section 8.4                                   Third Party Services; Capacity Allocations on the Fresh Water System.

(a)                                 Subject to this Section 8.4 and the other provisions of this Agreement, Antero Water has the right to contract with other Persons to perform services utilizing the Water Facilities on an Interruptible Service basis.

(b)                                 If on any Day the total volumes of Fresh Water that Antero Water has agreed to take from all System Take Points on a particular System Segment, including the volumes Antero Water is obligated to take pursuant to Section 3.1(a), for any reason (including Maintenance, Force Majeure, or any foreseen or unforeseen reduction in capacity) exceed the capacity of such System Segment, including any System Retention Facilities located on such System Segment, Antero Water shall reduce the volumes taken from all the System Take Points pursuant to its agreements with third parties prior to any reduction in the amounts taken at the Take Points pursuant to this Agreement.

(c)                                  To the extent that the volumes of Fresh Water that Antero Water is obligated to make available under this Agreement at the points of interconnection to the High-Rate Transfer Facilities located at a Well Pad on a particular System Segment, including the volumes that Antero

Water is obligated to make available at the Fresh Water Delivery Points pursuant to Section 3.1(e), for any reason (including Maintenance, Force Majeure, or any foreseen or unforeseen reduction in capacity) exceed the volume of Fresh Water available and/or the capacity of such System Segment to make available Fresh Water at such points of interconnection, then Antero Water shall interrupt or curtail volumes of Fresh Water made available to customers other than Producer (including an customers who are assignees of Producer or successors in interest to Producer with respect to any Service Area Property) prior to any reduction in the amounts made available at the Fresh Water Delivery Points.

(d)                                 Except as otherwise provided in this Section 8.4, Antero Water shall be free to use any Fresh Water present in the Fresh Water System to satisfy its obligations to Producer and any third party and shall not be obligated to ensure that Fresh Water taken from any Take Point is utilized only to perform Fluid Handling Services for Producer; provided, however, that Antero Water shall comply with any restrictions on the use of any Fresh Water taken from any Take Point and made available to any third party, and ensure that such third party also so complies, to the extent that Producer has informed Antero Water of such restrictions.

Section 8.5                                   Governmental Approvals; Compliance with Applicable Law.

(a)                                 Except as otherwise provided in this Section 8.5, Antero Water is responsible for obtaining all Governmental Approvals required for its performance of the Fluid Handling Services in accordance with this Agreement.  Notwithstanding the foregoing, the Producer is responsible for obtaining (i) at Producer’s cost, all Governmental Approvals to take Fresh Water from the Take Points (other than leases, easements, and other real property rights necessary for the location of Take Point Facilities, which are the responsibility of Antero Water) and (ii) at Antero Water’s cost, any Governmental Approvals that, in accordance with Applicable Law, must be obtained by or in the name of Producer.

(b)                                 Antero Water shall comply with all Applicable Laws and all Governmental Approvals in all material respects in its performance of the Fluid Handling Services and shall bear all costs and liabilities associated with complying with or the failure to comply with such Applicable Laws and Governmental Approvals (including Governmental Approvals obtained by or in the name of Producer as contemplated in Section 8.5(a)(ii)); provided, however, that if pursuant to any Applicable Law or Governmental Approval (including a Governmental Approval obtained by or in the name of Producer in accordance with Section 8.5(a)(ii)), a Retention Facility is required to be shut down and reclaimed or remediated during a period of 18 months after the Effective Date, Producer shall bear all cost and liability associated with shutting down and reclaiming or remediating such Retention Facility.

(c)                                  Antero Water shall require all subcontractors to which it delegates any of the Fluid Handling Services to comply with all Applicable Laws and relevant Governmental Approvals in such subcontractor’s performance of such portion of the Fluid Handling Services.

ARTICLE 9
FRESH WATER DELIVERY RATES

Section 9.1                                   Fresh Water Delivery Rates.  Subject to the other provisions of this Agreement, Antero Water shall construct and operate the Fresh Water System in a manner so as to permit Fresh Water to be made available at the points of interconnection to the High-Rate Transfer Facilities at the rates of flow required by Section 3.1(c) and shall install and operate the High-Rate Transfer Facilities in a manner so as to make Fresh Water available at the Fresh Water Delivery Points at the applicable Fresh Water Delivery Rates.

Section 9.2                                   Producer Facilities.  Producer, at its own expense, shall construct, equip, maintain, and operate all facilities necessary to receive Fresh Water at the Fresh Water Delivery Points at the applicable Fresh Water Delivery Rates.

ARTICLE 10
FRESH WATER NOMINATION

Section 10.1                            Maximum Take Point Volumes.  Producer has informed Antero Water of the maximum volume of Fresh Water that can be taken, if any, in accordance with Producer’s rights to take such Fresh Water, including any Applicable Law or Governmental Approval, at each of the currently existing Take Points. Producer shall promptly inform Antero Water of the maximum volume of Fresh Water that can be taken, if any, in accordance with Producer’s rights to take such Fresh Water, including any Applicable Law or Governmental Approval, at each new Take Point established in accordance with Section 4.4.  Producer shall notify Antero Water of any change to such maximum volumes immediately after Producer becomes aware of any such change.

Section 10.2                            Fresh Water Delivery Nominations.  Producer shall regularly communicate to Antero Water the dates on which Producer plans to carry out hydraulic fracturing operations on each Well Pad and shall by notice to Producer not less than five Business Days in advance specify the dates on which Antero Water is to commence deliveries of Fresh Water at the Fresh Water Delivery Points at such Well Pad.

Section 10.3                            Changes in Fresh Water Delivery Rates.  If Producer desires that Antero Water make Fresh Water available on any Day at the Fresh Water Delivery Point on any Well Pad at flow rates greater than or less than the Fresh Water Delivery Rate specified for such Well Pad in the Connection Notice for such Well Pad, Producer may, on not less than 5 Business Days’ notice to Antero Water, increase or decrease the Fresh Water Delivery Rate for such Well Pad.

ARTICLE 11
FRESH WATER AVAILABILITY AND QUALITY; WASTE WATER QUALITY

Section 11.1                            Fresh Water Availability.  The obligation of Antero Water to perform the Fresh Water Services is subject to the conditions that (a) Producer has obtained all necessary rights, including all Governmental Approvals (but excluding any leases, easements, or other real property rights necessary for the location of Take Point Facilities, which, subject to the other provisions of this Agreement, shall be the obligation of Antero Water), to take Fresh Water from the Take Points in sufficient volumes to make available Fresh Water at the Fresh Water Delivery Points in the volumes specified in Section 3.1(e), and (b) the quality of the Fresh Water available to be taken at such Take Points is at all times in compliance with the Fresh Water Quality Standards.  Antero Water shall be relieved of its obligations to provide the Fresh Water Services to the extent that it is prevented from doing so because either of such conditions is not satisfied at any time and the reason either such condition is not satisfied was not caused in whole or in part by Antero Water.

Section 11.2                            Take Point Fresh Water Standards.  Fresh Water at each Take Point shall be free from any contamination or any substances, in each case, that would result in such Fresh Water being unsuitable for use in hydraulic fracturing operations in accordance with all then-applicable general industry practices, Applicable Laws, and Governmental Approvals, or that would result in any damage to the Fresh Water Facilities; provided, however, that the presence in such Fresh Water of invasive species (including zebra mussels and quagga mussels) and other invasive or non-native pathogens or infectious agents that would be removed by treatment in ozonation facilities shall not render such Fresh Water nonconforming (the standards set forth in this Section 11.2 being called the “Fresh Water Quality Standards”).  Antero Water shall be responsible for the installation, operation, and maintenance of ozonation facilities at any Take Points where they are required to remove any such invasive species or other invasive or non-native pathogens or infectious agents, and Producer shall have no liability to Antero Water arising from the presence thereof in any Fresh Water at the Take Points, including any liability under the indemnities in Section 11.3 and Section 11.6.

Section 11.3                            Non-Conforming Take Point Fresh Water.   If the Fresh Water quality at any Take Point does not conform to the Fresh Water Quality Standards, then Antero Water will have the right to immediately discontinue taking Fresh Water at such Take Point so long as the Fresh Water at such Take Point continues to be non-conforming.  In the event that Antero Water takes receipt of non-conforming Fresh Water at any Take Point, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Antero Water and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Fresh Water, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 11.4                            Delivery Point Fresh Water Quality Standards.  Antero Water shall make available Fresh Water (including, for the avoidance of doubt, Fresh Water consisting of a mixture of raw fresh water and Treated Waste Water) at each Fresh Water Delivery Point that meets the Fresh Water Quality Standards, provided that Fresh Water at the Take Points meets the Fresh Water Quality Standards, and subject to the provisions of Section 11.5.

Section 11.5                            Retention Facility Contamination.  Antero Water shall use reasonable efforts to ensure that Fresh Water that is held in the System Retention Facilities does not become subject to any contamination or pollution that would result in the Fresh Water held in the System Retention Facilities not meeting the Fresh Water Quality Standards.  Except to the extent that Antero Water has failed to perform its obligations set forth in the immediately preceding sentence, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Antero Water and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from the quality of the Fresh Water in the System Retention Facilities, including any remediation obligation under any Applicable Laws relating to the environment, and including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 11.6                            Non-Conforming Waste Water.  If the Produced Water quality at any Produced Water Receipt Point or any Other Waste Water where collected by Antero Water does not conform to the Waste Water Quality Standards, then Antero Water will have the right to immediately discontinue taking Produced Water at such Produced Water Receipt Point or such Other Waste Water so long as the Produced Water at such Produced Water Receipt Point or such Other Waste Water continues to be non-conforming.  In the event that Antero Water takes receipt of non-conforming Produced Water at any Produced Water Receipt Point or collects non-conforming Other Waste Water, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Antero Water and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Produced Water or Other Waste Water, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.  “Waste Water Quality Standards” means, with respect to any Waste Water, that such Waste Water is free from any contamination or any substances that would result in such Waste Water not meeting any requirements imposed by Applicable Law for transportation by truck or any quality standards of the Treatment Facility or a Designated Receiving Facility; provided, however, that such Waste Water shall not be rendered nonconforming by the presence in such Waste Water of invasive species (including zebra mussels and quagga mussels) and other invasive or non-native pathogens or infectious agents to the extent that such species, pathogens, or agents originated from Fresh Water delivered by Antero Water hereunder.

ARTICLE 12
MEASUREMENT EQUIPMENT AND PROCEDURES

Section 12.1                            Measurement Equipment.  Antero Water shall (or shall cause Antero Treatment or another Affiliate of Antero Water to) install, own, operate, and maintain Measurement Facilities (a) to measure the volumes of Fresh Water taken at each Take Point on each Day and (b) to measure the volumes of raw Fresh Water made available at each Fresh Water Measurement Point on each Day.  Antero Water shall also track and account for volumes of Fresh Water consisting of Treated Waste Water that are commingled with raw Fresh Water in the High-Rate Transfer Facilities.  Producer shall have the right to install check Measurement Facilities at each Take Point and each Fresh Water Measurement Point, including the right to install check measurement equipment on Antero Water’s meter tubes and orifice unions.  Producer may also check Antero Water’s measurements of Fresh Water using data collected by Producer or its hydraulic fracturing contractors regarding the actual volumes of Fresh Water delivered from the High-Rate Transfer Facilities into the Fresh Water Delivery Points.  Unless such check measurements show a discrepancy of greater than 2%, for all purposes of this Agreement, the volumes of Fresh Water delivered on such Day to the Fresh Water Delivery Points shall be deemed to equal the volumes of raw Fresh Water measured at the Fresh Water Measurement Point on each

Day.  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Antero Water.

Section 12.2                            Notice of Measurement Facilities Inspection and Calibration.  Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities or other facilities or equipment (including Producer’s or its hydraulic fracturing contractor’s equipment collecting data regarding Fresh Water volumes at the Fresh Water Delivery Points) used in measuring or checking the measurement of volumes of raw Fresh Water under this Agreement.  The official electronic data from such Measurement Facilities or other facilities or equipment shall remain the property of the owner thereof, but copies of such records shall, upon request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 12.3                            Measurement Accuracy Verification.

(a)                                 Each Party shall verify the accuracy of all Measurement Facilities owned by such Party used in measuring or checking the measurement of volumes of raw Fresh Water under this Agreement no less frequently than quarterly.  Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once per Month, unless a special test is requested pursuant to Section 12.4.

(b)                                 If, during any test of such Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of two percent (2%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 12.5.  If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent (2%) error.

(c)                                  If, during any test of such Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for volume determination purpose.

Section 12.4                            Special Tests.  In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 12.3) of any Measurement Facilities used in measuring or checking the measurement of volumes of raw Fresh Water under this Agreement, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If such Measurement Facilities tested are found to be within the two percent (2%) range of accuracy set forth in Section 12.3(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto.  If such Measurement Facilities tested are found to be outside the two percent (2%) range of accuracy set forth in Section 12.3(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 12.5.

Section 12.5                            Metered Flow Rates in Error.  If, for any reason, any Measurement Facilities used in measuring or checking the measurement of volumes of raw Fresh Water under this Agreement are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error in excess of two percent (2%) of the adjusted flow rate as described in Section 12.3(b), the total volumes of Fresh Water made available shall be determined in accordance with the first of the following methods which is feasible:

(a)                                 By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 12.3), or Producer’s or its hydraulic fracturing contractor’s data regarding Fresh Water received at the Fresh Water Delivery Points, taken together with Antero Water’s data regarding the amount of such Fresh Water delivered that consisted of Treated Waste Water;

(b)                                 Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Fresh Water in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c)                                  By correcting the error by re-reading of the official data, or by straightforward application of a correcting factor to the volumes recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d)                                 By estimating the volumes, based upon volumes made available during periods of similar conditions when the meter was registering accurately.

Section 12.6                            Waste Water Measurement.  Volumes of Waste Water shall be determined for all relevant purposes under this Agreement based on the number of truck loads of Waste Water received or collected by Antero Water or its subcontractors and/or the number of truck loads of Waste Water delivered to the Treatment Facility or a Designated Receiving Facility and on the capacity of the trucks, assuming that each truck load consisted of the full capacity of the relevant truck.

Section 12.7                            Units of Measurement. The unit of volume for measurement of Fresh Water and Waste Water hereunder shall be one Barrel.  Delivery rates for Fresh Water shall be stated in Barrels per minute.

Section 12.8                            Record Retention.  The Party owning the Measurement Facilities shall retain and preserve all test data, flow metering data, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless Applicable Law requires a longer time period or such Party has received notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

ARTICLE 13
NOTICES

Section 13.1                            Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email (provided that any notice sent by email shall be followed by notice sent by another form of delivery permitted by this Section 13.1 within two (2) Business Days after the date such email was sent); provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, delivery shall be deemed to have occurred on the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, or if Producer desires to serve upon Antero Water a Connection Notice, the delivery of such notice shall be considered effective under this Section 13.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by notice to the other:

Producer:                                                                                            ANTERO RESOURCES CORPORATION
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

With copy to:                                                                      For water control, nominations & balancing:
Completion Supervisor

Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

For accounting, financial, and legal:
Controller

Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

Antero Water:                                                                   ANTERO WATER LLC
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

For water control, nominations & balancing:
Scheduling Coordinator

Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

For accounting, financial, and legal:
Controller

Phone: (303) 357-7310
Fax Number: (303) 357-7315

Email:

ARTICLE 14
PAYMENTS

Section 14.1                            Invoices.  Not later than the tenth (10th) Day following the end of each Month, Antero Water shall provide Producer with a detailed statement setting forth the volumes of Fresh Water made available during such Month at the Fresh Water Delivery Points (including the volumes delivered to the inlet of the High-Rate Transfer Facilities by pipeline and the volumes delivered by truck), the volumes of Waste Water collected at the Produced Water Receipt Points or other collection points by Antero Water and processed in the Treatment Facility or any Designated Receiving Facility during such Month,  and the Fresh Water Delivery Point Fee, the Trucked Fresh Water Fee, and, if applicable, the Treatment Facility Fee, any Treatment Facility Fee Supplement, the Waste Water Trucking Fee, any Waste Water Trucking Fee Supplement, Reimbursable Waste Water Services Costs, Reimbursable Landfill Costs, any Specified Fee, and the Cost of Service Fee with respect to such Month, together with all relevant data on which such fees are based, measurement summaries, run tickets, bills of lading, and third party invoices (including evidence of the actual cost of electricity, chemicals, and Fuel Gas for the Treatment Facility to the extent of any Treatment Facility Fee Supplement and the actual cost of truck and/or vehicle fuel to the extent of any Waste Water Trucking Fee Supplement), and all relevant supporting documentation.  If actual data is not available on such tenth (10th) Day, Antero Water shall base such invoiced amounts on reasonable estimates, which shall be trued up in future invoices against actual data when available.  To the extent that any other data is unavailable on such tenth (10th) Day, Antero Water shall be obligated to deliver such supporting documentation as soon as it becomes available.  Producer shall make payment to Antero Water by the last Business Day of the Month in which such invoice is received.  Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Antero Water to Producer in writing from time to time.  If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Antero Water shall refund any amount of overcharge, and

Producer shall pay any amount of undercharge, on the last Business Day of the following Month, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 14.2                            Right to Suspend on Failure to Pay.  If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Antero Water shall have the right to suspend or discontinue Fluid Handling Services hereunder until any such past due amount is paid.

Section 14.3                            Audit Rights.  Either Party, on not less than thirty (30) Days prior notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement.  The scope of any audit shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 14.4                            Payment Disputes.  In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Antero Water and Producer will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date.  Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 14.5                            Interest on Late Payments.  In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 14.6                            Credit Assurance.  Antero Water shall apply consistent evaluation practices to all similarly situated customers to determine Producer’s financial ability to perform its payment obligations under this Agreement.

(a)                                 If Antero Water has reasonable grounds for insecurity regarding the performance of any obligation by Producer under this Agreement (whether or not then due), Antero Water may demand Adequate Assurance of Performance from Producer (which demand shall include reasonable particulars for the demand and documentation supporting the calculation of the amount demanded), which Adequate Assurance of Performance shall be provided to Antero Water within five (5) Business Days after such demand.  If Producer fails to provide such Adequate Assurance of Performance within such time, then Antero Water may suspend its performance under this Agreement until such Adequate Assurance of Performance is provided.  However, any such suspension by Antero Water shall not relieve Producer of its payment obligations.  The exercise by Antero Water of any right under this Section 14.6 shall be without prejudice to any claims for damages or any other right of Antero Water under this Agreement.  As used herein,

“Adequate Assurance of Performance” means any of the following, as selected in Producer’s discretion subject to the below:

(i)                                     an irrevocable standby letter of credit in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder from a financial institution rated at least A- by S&P or at least A3 by Moody’s in a form and substance reasonably satisfactory to Antero Water;

(ii)                                  cash collateral in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder to be deposited in an escrow account as designated by Antero Water; Antero Water is hereby granted a security interest in and right of set-off against all such cash collateral, which is or may hereafter be delivered or otherwise transferred to such escrow account in connection with this Agreement; or

(iii)                               a guaranty in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder, which guaranty is reasonably acceptable to Antero Water in form and substance.

(b)                                 The term of any security provided under this Section 14.6 shall never exceed sixty (60) Days, after which the security shall terminate (or in the case of cash collateral, be immediately returned by Antero Water to Producer without further action by either Party).  Nothing shall prohibit Antero Water, however, from requesting additional Adequate Assurance of Performance following the end of any such term, so long as the conditions triggering such a request under this Section 14.6 exist.

ARTICLE 15
FORCE MAJEURE

Section 15.1                            Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 15.2                            Definition of Force Majeure.  The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or Governmental Approvals, any action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law), and, in the case of a Force Majeure claimed by Antero Water only, any breach of any representation or warranty of Producer or any failure by Producer to perform any obligation of Producer under either (a) that certain Amended and Restated Contribution Agreement dated November 10, 2014, by and between Producer and Antero Midstream LLC or (b) that certain Contribution, Conveyance and Assumption Agreement dated September 17, 2015, by and among Producer, Antero Midstream Partners LP, and Antero Treatment (the “Contribution Agreement”).

Section 15.3                            Settlement of Strikes and Lockouts.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 15.4                            Payments for Services Performed.  Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for Fluid Handling Services performed prior to such event of Force Majeure.

ARTICLE 16
INDEMNIFICATION

Section 16.1                            Antero Water.  Subject to the terms of this Agreement, including Section 19.8,

(a)                                 Antero Water shall release, indemnify, defend, and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses to the extent arising out of or relating to (i) the operations of Antero Water, but only to the extent that liability for such claims and losses is not otherwise allocated pursuant to the indemnification provisions of Article 11, Article 17, Section 16.2(a)(iii), or Section 16.2(b), and (ii) any breach of this agreement by Antero Water, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

(b)                                 Except as otherwise provided in Section 16.2(a)(iii), Antero Water shall release, indemnify, defend, and hold harmless Producer and its joint interest owners and Producer’s contractors and subcontractors of any tier and its and their Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees (collectively, the “Producer Group”) from and against all claims and losses for bodily injury to or death of any individual in the Antero Water Group or damage to or loss of the property of any Person in the Antero Water Group in each case arising while such individual or property is on a Well Pad or any property of the Producer adjacent to a Well Pad in connection with the performance by Antero Water of the High-Rate

Transfer Services or other services at such Well Pad, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 16.2                            Producer.  Subject to the terms of this Agreement, including Section 19.8,

(a)                                 Producer shall release, indemnify, defend, and hold harmless Antero Water and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses to the extent arising out of or relating to (i) the operations of Producer but only to the extent that liability for such claims and losses is not otherwise allocated pursuant to the indemnification provisions of Article 11, Article 17, Section 16.1(b), or (ii) any breach of this agreement by Producer or (iii) except as otherwise provided in Section 11.5, pollution or contamination from the emission, discharge or release of Hazardous Materials occurring (A) in the course of the performance of any Fluid Handling Services up until the point of custody and title transfer to Antero Water at the applicable Produced Water Receipt Points or (B) with respect to any Waste Water that has been treated and is in transit from the relevant treatment facility to, or is in, the High-Rate Transfer Facilities, or is otherwise being handled by Antero Water as part of the High-Rate Transfer Services, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

(b)                                 Producer shall release, indemnify, defend, and hold harmless Antero Water and its contractors and subcontractors of any tier and its and their Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees (collectively, the “Antero Water Group”) from and against all claims and losses for bodily injury to or death of any individual in the Producer Group or damage to or loss of the property of any Person in the Producer Group in each case arising while such individual or property is on a Well Pad or any property of the Producer adjacent to a Well Pad in connection with the operations of Producer at such Well Pad, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

ARTICLE 17
CUSTODY AND TITLE

Section 17.1                            Custody of Fresh Water.  As among the Parties, Producer shall be in custody, control and possession of (i) raw Fresh Water until such Fresh Water is taken into the Fresh Water Facilities at the Take Points and (ii) Fresh Water after such Fresh Water is delivered to the Fresh Water Delivery Points.  As among the Parties, Antero Water shall be in custody, control and possession of all Fresh Water in the Fresh Water Facilities at all other times. Except as otherwise provided in Section 16.2(a)(iii), the Party having custody and control of Fresh Water under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Fresh Water when such Fresh

Water is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding all claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 17.2                            Custody of Waste Water.  As among the Parties, Producer shall be in custody, control and possession of Waste Water until such Waste Water is received by Antero Water or its subcontractors at the Produced Water Receipt Points or at the point at which Other Waste Water is collected by Antero Water.  As among the Parties, Antero Water shall be in custody, control and possession of all Waste Water from and after its receipt by Antero Water or its subcontractors at the Produced Water Receipt Points or at the point at which Other Waste Water is collected by Antero Water. Except as otherwise provided in Section 16.2(a)(iii), the Party having custody and control of Waste Water under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Waste Water when such Waste Water is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 17.3                            Title to Waste Water.  Antero Water shall take title to all Waste Water received by Antero Water or its subcontractors at the Produced Water Receipt Points or at the point where Other Waste Water is collected, as applicable.  Producer shall ensure that such Waste Water is free of all liens arising by, through, or under Producer, other than liens arising  by operation of law.

ARTICLE 18
PAYMENTS FOR FRESH WATER; TAXES

Section 18.1                            Payments for Fresh Water; Taxes.  To the extent that any Person is entitled to any payment in respect of Fresh Water taken from any Take Point, including any taxes, Producer shall pay or cause to be paid and agrees to hold Antero Water harmless as to the payment of all such payments or taxes.  Antero Water shall not become liable for such payments or taxes, unless designated to remit those taxes on behalf of Producer by any duly constituted Governmental Authority having authority to impose such obligations on Antero Water, in which event the amount of such taxes remitted on Producer’s behalf shall be reimbursed by Producer upon receipt of invoice, with corresponding documentation from Antero Water setting forth such payments.  Antero Water shall pay or cause to be paid all taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to its facilities, including the Fresh Water Facilities.  Except as provided in Exhibit H attached hereto, neither Party shall be responsible nor liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.  Notwithstanding the foregoing, to the extent that such payments or taxes relate to Fresh Water that is made available to a third party pursuant to Section 8.4(d), Antero Water shall look only to such third  party, and not to Producer, for payment or reimbursement of such payments and taxes to the extent relating to the Fresh Water made available to such third party, and shall use reasonable efforts to ensure that Fresh Water not subject to such payments and taxes is made available to Producer in preference to third parties.

ARTICLE 19
MISCELLANEOUS

Section 19.1                            Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 19.2                            Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.  To the extent that the performance of the Fluid Handling Services by Antero Water shall at any point in time become prohibited or restricted by Applicable Laws or the provisions of any Governmental Approval, Antero Water shall be relieved from its obligations to perform such Fluid Handling Services.

Section 19.3                            Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 19.4                            Successors and Assigns.

(a)                                 This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(b)                                 To the extent any Affiliate of Producer acquires any Oil and Gas Interests or any water facilities, Producer shall cause such Affiliate to comply with the obligations of Producer under Article 2 of this Agreement with respect to its Oil and Gas Interests and to enter into an agreement with Antero Water substantially the same as this Agreement.

(c)                                  Except as set forth in Section 19.4(d) and Section 19.4(e), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party, and any assignment or attempted assignment made otherwise than in accordance with this Section 19.4 shall be null and void ab initio.

(d)                                 Notwithstanding the foregoing clause (c), Antero Water may perform all services under this Agreement itself using its own facilities and/or perform any or all such services through Affiliates (including Antero Treatment) or third parties, in which case references herein to the Fresh Water Facilities shall be deemed to be references to such facilities of the relevant Affiliate or third party.

(e)                                  Notwithstanding the foregoing clause (c):

(i)                                     Antero Water shall have the right to assign its rights and obligations under this Agreement, in whole or in part, as applicable, without the consent of Producer (A) to an Affiliate of Antero Water or (B) to any Person to which the Fresh Water Facilities or any part thereof or any facilities through which the Waste Water Services are performed has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating such facilities (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to such facilities, or (3) contracts for the operation of such facilities with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided, in the case of an assignment under either of clause (A) or clause (B), that the assignee assumes in writing all of Antero Water’s obligations hereunder (if applicable, to the extent of the Fresh Water Facilities or other Facilities being transferred to such Person). Notwithstanding the foregoing, Antero Water shall not be released from its obligations hereunder upon any assignment of this Agreement (in whole or in part) unless the assignee has creditworthiness as reasonably determined by Producer that is equal to or greater than the higher of Antero Water’s creditworthiness as of the Effective Date and Antero Water’s creditworthiness as of the date of the assignment.

(ii)                                  Producer shall have the right to assign its rights and obligations under this Agreement, in whole or in part, as applicable, without the consent of Antero Water, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Service Area Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Service Area Properties being transferred to such Person).  Notwithstanding the foregoing, Producer shall not be released from its obligations hereunder upon any assignment of this Agreement (in whole or in part) unless the assignee has a credit rating that is equal to or higher than the higher of Producer’s credit rating as of the Effective Date and Producer’s credit rating as of the date of the assignment.

(iii)                               Each Party shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of such Party.

Section 19.5                            Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by Applicable Law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 19.6                            Confidentiality.

(a)                                 Confidentiality.  Except as otherwise provided in this Section 19.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including Development Plans, Fresh Water Facilities Plans, and all data relating to the production of Producer) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the prior written consent of the other Party.

(b)                                 Permitted Disclosures.  Notwithstanding Section 19.6(a) disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party or an Affiliate of a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 19.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate of such Party; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 19.6(b), or (viii) in the case of Producer only, excluding any information disclosed to Producer by Antero Water pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening production from the Service Area Properties, provided such royalty, overriding royalty, net profits or similar owner agrees in writing to be bound by the terms of this Section 19.6.

(c)                                  Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 19.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)                                 Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 19.6.

(e)                                  Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 19.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 19.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent such disclosure is required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                                   Survival.  The provisions of this Section 19.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 19.7                            Entire Agreement, Amendments and Waiver.  The Contribution Agreement, this Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the exhibits and schedules hereto and thereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as otherwise expressly provided herein or therein.  Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Contribution Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the exhibits and schedules hereto and thereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.8                            Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD

OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 19.9                            Headings.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 19.10                     Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by Applicable Law.

Section 19.11                     No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 19.12                     Rules of Construction.

(a)                                 The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)                                 The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur.  The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)                                  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)                                 References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e)                                  References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder

(f)                                   References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g)                                  Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h)                                 Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

Section 19.13                     No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and each Person entitled to indemnity under Article 11, Article 16, or Article 17 (but only to the extent of their entitlement to be defended, indemnified, released and held harmless thereunder, and provided that only a Party shall be entitled to enforce such entitlement on their behalf) and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 19.14                     Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 19.15                     Counterpart Execution.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 19.16                     Memorandum of Agreement.  Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit J attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such Memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Service Area Properties are located.  Further such memoranda shall be executed and delivered by Producer as Antero Water from time to time requests to evidence the commitment of additional areas or Oil and Gas Interests under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ANTERO WATER LLC

By:
Name:
Title:

Water Services Agreement

Signature Page

Exhibit D

Form of Secondment Agreement

SECONDMENT AGREEMENT

by and between

ANTERO MIDSTREAM PARTNERS LP

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

ANTERO MIDSTREAM LLC

ANTERO WATER LLC

ANTERO TREATMENT LLC

and

ANTERO RESOURCES CORPORATION

SEPTEMBER [    ], 2015

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ARTICLE XI	OTHER PROVISIONS	10

11.1	Assignment	10
11.2	Notices	10
11.3	Severability	11
11.4	Entire Agreement; Conflicts	11
11.5	Amendment or Modification	11
11.6	No Waiver	11
11.7	Safety Regulations	11
11.8	Relationship of Parties	11
11.9	Governing Law	11
11.10	Further Assurances	12
11.11	Counterparts	12
11.12	Rights of Third Parties	12

SCHEDULES

SCHEDULE 1                              Operating Services

SCHEDULE 2                              Accounting Procedures

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SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT is made effective as of September [   ], 2015, by and between Antero Midstream Partners LP, a Delaware limited partnership (“MLP”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), Antero Midstream LLC, a Delaware limited liability company (“Antero Midstream”), Antero Water LLC, a Delaware limited liability company (“Antero Water”), Antero Treatment LLC, a Delaware limited liability company (“Antero Treatment”) and Antero Resources Corporation, a Delaware corporation (“Antero”). MLP, the General Partner, Antero Midstream, Antero Water, and Antero are sometimes referred to herein separately as “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, MLP, directly or indirectly, owns, will own or may own (i) the Gathering Facilities (as defined below) consisting of gathering pipelines, compressor stations and certain other associated midstream assets, and (ii) the Water Assets (as defined below) consisting of water delivery pipelines, water treatment and other water facilities and related assets;

WHEREAS, MLP desires that Antero provide Seconded Employees (as defined below) to perform the Operational Services (as defined below) with respect to the Gathering Facilities and the Water Assets in accordance with the following commercial agreements (i) that certain Gathering and Compression Agreement, dated as of November 10, 2014, between Antero and Antero Midstream (as amended, supplemented or restated from time to time, the “Gathering Agreement”) and the Right of First Offer Agreement, dated as of November 10, 2014, between Antero and Antero Midstream (as amended, supplemented or restated from time to time, the “ROFO Agreement”), and (ii) that certain Water Services Agreement, dated of even date herewith, between Antero and Antero Water (as amended, supplemented or restated from time to time, the “Water Services Agreement,” and together with the Gathering Agreement and the ROFO Agreement, the “Commercial Agreements”);

WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to Antero’s secondment of employees for purposes of the operation, maintenance and management of the Gathering Facilities and the Water Assets;

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS, CONSTRUCTION

1.1                               Definitions. In this Agreement, capitalized terms used, but not otherwise defined, shall have the respective meanings given to such terms set forth below:

A&R Services Agreement shall have the meaning set forth in Section 11.4.

Accounting Procedures means the terms and provisions set forth in Schedule 2.

Affiliate means (i) with respect to Antero, any other Person that directly or indirectly through one or more intermediaries is controlled by Antero, excluding the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner (including MLP); and (ii) with respect to MLP, the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner. As used herein, the term “control” means the possession, directly or indirectly, of

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the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Affiliated Group shall have the meaning set forth on Schedule 2.

Agreement means this Secondment Agreement, as the same may be amended.

Antero shall have the meaning set forth in the first paragraph.

Antero Group shall have the meaning set forth in Section 4.1.

Antero Indemnitees shall have the meaning set forth in Section 9.2.

Antero Midstream shall have the meaning set forth in the first paragraph.

Antero Water shall have the meaning set forth in the first paragraph.

Applicable Law means all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and other governmental bodies, including without limitation the Natural Gas Act, the Pipeline Safety Act of 1968, both as amended, and the regulations and orders of the Federal Energy Regulatory Commission and the Department of Transportation; in each case, as applicable to MLP, Antero, or the Assets.

Assets means the Water Assets and the Gathering Facilities.

Audit Committee shall have the meaning set forth in the Partnership Agreement.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Colorado are closed.

Capital Expenditures means all Expenditures that are capitalized by Antero or MLP, as applicable in accordance with GAAP and the relevant Party’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Commercial Agreements shall have the meaning set forth in the Recitals.

Expenditure means a cost, expense or expenditure.

Fiscal Year means each 12 month period beginning on the first day of January of a year and ending on December 31 of the same year; provided, the first Fiscal Year hereunder shall begin on the date of this Agreement and shall end on December 31, 2015; and further provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

Force Majeure shall have the meaning set forth in Section 10.1(b).

GAAP means United States generally accepted accounting principles as in effect from time to time.

Gathering Agreement shall have the meaning set forth in the Recitals.

Gathering Facilities shall mean (a) the Gathering System (as defined in the Gathering Agreement), (b) any property, equipment or other assets associated with the provision of “Services” (as defined in the ROFO Agreement) under the ROFO Agreement, (c) any other assets, equipment, accessions and improvements in respect of the foregoing owned, directly or indirectly, by the Partnership Group and (d) any other assets, equipment or facilities owned by the Partnership Group other than the Water Assets.

General Partner shall have the meaning set forth in the first paragraph.

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Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

Initial Services Agreement means the Services Agreement dated November 10, 2014 by and among Antero, MLP and the General Partner.

Liability shall have the meaning set forth in Section 9.3(a).

Limited Partner shall have the meaning set forth in the Partnership Agreement.

MLP shall have the meaning set forth in the first paragraph.

MLP Indemnitees shall have the meaning set forth in Section 9.2.

Month means calendar month.

Operating Services have the meaning set forth in Section 2.1.

Partnership Agreement means the Agreement of Limited Partnership of Antero Midstream Partners LP, dated as of November 10, 2014, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the date hereof that relates to or otherwise affects any portion of this Agreement shall be given effect for the purposes of this Agreement unless consented to in writing by each of the Parties to this Agreement.

Partnership Group shall have the meaning set forth in Section 3.1(a).

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or permitted assigns in accordance with the provisions of this Agreement.

Period of Secondment shall have the meaning set forth in Section 3.1(b).

Permit means all permits, licenses, franchises, consents, authorizations, certifications, exemptions, variances, and approvals, as necessary under Applicable Laws for operating the Assets.

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company or Governmental Authority.

Prior Contribution Agreement means that certain Amended and Restated Contribution Agreement, dated as of November 10, 2014, between Antero and MLP, as amended, supplemented or restated from time to time.

ROFO Agreement shall have the meaning set forth in the Recitals.

Seconded Employee(s) shall have the meaning set forth in Section 3.1(b).

Service Provider shall have the meaning set forth in Section 4.2.

Water Assets shall have the meaning provided such term in the Water Contribution Agreement, as well as any future assets of Antero Water, Antero Treatment or any other Affiliate of MLP to the extent relating to the water business of those respective entities.

Water Contribution Agreement means that certain Contribution, Conveyance, and Assumption Agreement, dated as of September, 17, 2015, by and among Antero, MLP, and Antero Treatment, as amended, supplemented or restated from time to time.

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Water Services Agreement shall have the meaning set forth in the Recitals.

1.2                               Construction.  In construing this Agreement, the following principles shall be followed: (a) no consideration shall be given to the captions of articles, sections or subsections; (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (c) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; (d) the plural shall be deemed to include the singular, and vice versa; (e) the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (f) the words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur; and (g) the word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

ARTICLE II
SECONDMENT

2.1                               Seconded Employees of Antero. Subject to the terms of this Agreement, Antero agrees to provide Seconded Employees (as defined in Section 3.1(b)) who, in their capacity as Seconded Employees of MLP, will perform the services described on Schedule 1, except as outsourced by MLP to third party service providers (the “Operating Services”), in order for the Partnership Group to operate the Assets in an efficient manner, and in a manner that permits the Partnership Group to comply with its obligations under the Commercial Agreements. The Seconded Employees will perform the Operating Services in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.2                               MLP’s Rights. The Seconded Employees shall be subject to the direction and control of MLP. Antero shall respond in a commercially reasonable manner to all instructions, notices, requests or inquiries from MLP with respect to the Seconded Employees. Decisions, acts or omissions so undertaken by the Seconded Employees or Antero with respect to the Seconded Employees pursuant to the direction and control of MLP shall not give rise to any breach of or default under this Agreement by Antero or liability to Antero provided that Antero otherwise acted in accordance with the requirements of Section 2.1.

2.3                               Antero’s Rights. MLP and its Affiliates shall have no authority to terminate a Seconded Employee’s employment with Antero or otherwise to discipline a Seconded Employee, except that MLP may terminate the Seconded Employee’s secondment. Antero shall, at all times, have sole authority to terminate a Seconded Employee’s employment with Antero.

2.4                               Supervision and Management of the Seconded Employees. To the extent that supervisors or managers of the Seconded Employees issue instructions to such Seconded Employees regarding the Operating Services, such supervisors and managers shall be treated for purposes of this Agreement as acting on behalf of MLP for purposes of this Agreement.

2.5                               Consultations. Antero and MLP shall consult as frequently as reasonably necessary regarding the scope of Operating Services to be performed by the Seconded Employees and particular circumstances that may require an adjustment to Antero’s obligation to provide the Seconded Employees, and shall keep each other timely informed about planned downtime, major maintenance projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Assets and the performance of the Parties’ respective obligations under this Agreement.

2.6                               Additional Seconded Employees.  If, subsequent to the date hereof, additional services are required to operate the Assets that are not listed on Schedule 1, Antero shall use commercially reasonable efforts to provide Seconded Employees to operate such additional facilities and provide such additional secondment services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such services shall be considered part of the Operating Services.

2.7                               Title to Items Obtained on Behalf of MLP. To the extent that any materials, equipment, supplies, consumables, spare parts and other items are purchased or obtained by Antero or its Affiliates for or on behalf of the

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Assets, MLP or any member of the Partnership Group (including Antero Water, Antero Treatment and Antero Midstream), title to such items shall pass immediately to and vest in MLP or such applicable Affiliate free and clear of all liens or encumbrances arising by, through and under Antero and its Affiliates but not otherwise (other than liens and security interests securing any unpaid portion of the purchase price for the same) upon passage of title from the vendor or supplier thereof. All materials, data and documents, to the extent prepared or developed by any Seconded Employee during the term of this Agreement for MLP or any of its Affiliates in connection with the Seconded Employees’ performance of the Operating Services, including all manuals, data, designs, drawings, plans, specifications and reports, shall belong to MLP (or such Affiliate). All such materials, documents, and data, in whatever form, including electronic copies and databases, shall be provided promptly to MLP following any termination of this Agreement, or at such other times as MLP may reasonably direct; provided, however, that Antero shall be entitled to retain (a) copies of such materials, documents and data for document retention and compliance purposes if required by law, rules, regulations or orders of the court and (b) all electronic copies (if any) of any such materials, documents and data residing in its (and its Affiliates’) automatic backup systems.

ARTICLE III
EMPLOYEES

3.1                               Personnel.

(a)                                 Pursuant to Section 2.1, Antero shall second, or cause to be seconded, to MLP and its subsidiaries (the “Partnership Group”) the Seconded Employees (as defined in Section 3.1(b)) and such other Persons (including consultants and professionals, service or other organizations) as Antero deems necessary or appropriate in order to perform the Operating Services in an efficient and prudent manner. Subject to Antero’s right to be reimbursed for such expenses in accordance with the Accounting Procedures, Antero shall pay all expenses incurred by it in connection with the retention of the Seconded Employees and such other Persons, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Antero, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Seconded Employees and other Persons retained by Antero may be union or non-union employees, and Antero shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong. Antero shall second, or cause to be seconded, all workers who will perform Operating Services.

(b)                                 During the term of this Agreement, Antero shall, from time to time, designate certain of its employees to be seconded to MLP to perform duties for the Assets or otherwise work on behalf of the Partnership Group in accordance with and subject to the terms of this Agreement.  Each such employee who Antero seconds to MLP shall, during the time that such employee is seconded to MLP under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”

(c)                                  Antero will give notice to each Seconded Employee at times and in the normal processes by which it gives similar notices to employees or otherwise in its discretion to the extent required in accordance with any applicable state law. The notices will include that (i) each such Seconded Employee will be a joint employee of Antero and MLP, and (ii) for any work place injury, the Seconded Employee’s sole remedy against either Antero or MLP (or their respective Affiliates) will be under the workers’ compensation insurance policy or qualified self-insured program of Antero. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees will, during the Period of Secondment, be called upon to perform services for both MLP and Antero (and their respective Affiliates) of the same or closely-related nature.  Antero retains the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with Antero.  MLP will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to Antero, but at no time will MLP have the right to terminate any Seconded Employee’s employment by Antero.  Upon the termination of the secondment of any Seconded Employee, such Seconded Employee will cease performing services for the Partnership Group.

(d)                                 In the course and scope of performing any Seconded Employee’s job functions for the Partnership Group, the Seconded Employee will report into MLP’s management structure, and will be under the direct

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management, supervision, direction and control of MLP with respect to such Seconded Employee’s performance of the Operating Services and day-to-day activities.

(e)                                  Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at the Partnership Group’s assets or facilities or to provide management support on behalf of MLP are designated by MLP as supervisors to act on the behalf of MLP in supervising the Seconded Employees pursuant to Section 3.1(d) above.  Any Seconded Employee so designated will be acting on the behalf of MLP when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of MLP.

(f)                                   With respect to the Partnership Group’s operations in Ohio, Antero shall obtain workers’ compensation coverage as defined by Ohio Revised Code Chapter 4123 on behalf of both Antero and MLP, and MLP shall be considered an employer solely for the purposes of Ohio Revised Code Chapter 4123.  With respect to the Partnership Group’s operations in West Virginia, Antero shall obtain workers’ compensation coverage as defined by West Virginia Code Chapter 23 on behalf of both Antero and MLP, and MLP shall be considered an employer solely for the purposes of West Virginia Code Chapter 23.  For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against MLP, Antero, or both.(1)

(g)                                  MLP shall not be a participating employer in any benefit plan of Antero or any of its Affiliates. Antero shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and the Partnership Group shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to MLP hereunder.

ARTICLE IV
REIMBURSEMENT AND BILLING PROCEDURES

4.1                               Reimbursement. Subject to and in accordance with the terms and provisions of this Article IV (but without duplication of any amounts due pursuant to the A&R Services Agreement) and such reasonable allocation and other procedures as may be agreed upon by Antero and the General Partner from time to time, MLP hereby agrees to reimburse Antero for all direct and indirect costs and expenses incurred by Antero and its Affiliates (collectively, the “Antero Group”) in connection with the provision of the Operating Services to the Partnership Group, including the following:

(a)                                 Antero shall be reimbursed by MLP for Expenditures and Capital Expenditures incurred by Antero in the performance of the Operating Services, in accordance with the Accounting Procedures; provided, MLP shall not be required to reimburse Antero for (i) contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Antero or any of its Affiliates in connection herewith (including any Expenditures arising out of claims for non-payment of any or all of the foregoing) or (ii) Expenditures for which Antero is required to provide indemnification to MLP or any MLP Indemnitee pursuant to Section 9.3(b); and

(b)                                 Any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Assets, the Partnership Group’s other assets or the business of the Partnership Group; salaries and related benefits and expenses of personnel employed by the Antero Group who render Operating Services to the Partnership Group, plus general and administrative expenses to the extent associated with such personnel;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Antero Group consist of an allocated portion of costs and expenses incurred by the Antero Group for the benefit of both the Partnership Group and the other members of the Antero Group, such allocation shall be made on a reasonable cost reimbursement basis as determined by Antero in good faith.

(1)  Code references to be confirmed.

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4.2                               Billing Procedures.  MLP will reimburse Antero, or the member of the Antero Group providing the Operating Services, as applicable (each a “Service Provider”) for billed costs no later than the later of (i) the last day of the Month following the performance Month or (ii) thirty (30) Business Days following the date of Antero’s or Service Provider’s billing to MLP.  Billings and payments may be accomplished by inter-company accounting procedures and transfers.

4.3                               Reports. Antero shall cause to be timely prepared and delivered to MLP such reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Operating Services as MLP may reasonably request from time to time. The costs incurred by Antero in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by MLP pursuant to Section 4.1(a).

4.4                               Audit and Examination.

(a)                                 MLP shall have the right to review all source documentation concerning the liabilities, costs, and expenses allocated to MLP and/or the Partnership Group hereunder upon reasonable notice and during regular business hours. If any such examination establishes any inaccuracy in any billing made prior to such examination, the necessary adjustments to such billings will be made promptly without any interest charge. If any information provided to or reviewed by MLP under this Section 4.4(a) is confidential, the parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

(b)                                 Absent fraud or intentional concealment or misrepresentation by the relevant Party, a Party shall neither be required nor permitted to adjust any Expenditure incurred by such Party during a Fiscal Year unless a claim therefor is presented or adjustment is initiated within the 12 Months following such Fiscal Year, and in the absence of such timely claims or adjustments, the books and records rendered by Antero shall be conclusively established as correct. If MLP has commenced an audit within the period referenced in Section 4.4(a) but has been unable to complete the audit within such period despite its good faith efforts to do so, then MLP shall be entitled to a reasonable extension of time to complete the audit.

ARTICLE V
STANDARD OF CARE, NEGATIVE COVENANTS

5.1                               Standard of Care. Antero shall second, or cause to be seconded, the Seconded Employees who will perform the Operating Services, and who shall carry out their responsibilities (a) in accordance with workmanlike practices common in the U.S. oil and natural gas industry, and exercise the same level of care Antero requires in the management of its own business and affairs, and (b) in compliance with all environmental laws, rules and regulations of the United States of America and the states where the Water Assets and the Gathering Facilities are located.

5.2                               Negative Covenants. For the avoidance of doubt, no member of the Antero Group shall, without the prior written consent of MLP, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue, or permit any Seconded Employee to do or permit to occur or continue to occur, any of the following:

(a)                                 Commit any member of the Partnership Group to, or enter into on behalf of the Partnership Group, any contract or agreement;

(b)                                 Create or incur any lien, security interest or encumbrance upon the Assets, including without limitation any mechanics or materialmen’s liens or similar encumbrances arising out of claims for work, labor or materials furnished in connection with the provision of Operating Services hereunder;

(c)                                  Purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Assets or any of the Partnership Group now owned or hereafter acquired assets; or

(d)                                 Commit any member of the Partnership Group to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise.

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ARTICLE VI
TAXES

6.1                               Embedded Tax Amounts. If any portion of any payment made by MLP hereunder is to reimburse Antero for any federal, state or local taxes or assessments, then Antero shall cause such taxes and assessments to be paid prior to delinquency.

6.2                               Income Taxes. Notwithstanding anything to the contrary, Expenditures for which Antero is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on Antero’s income or franchise taxes or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of Antero.

ARTICLE VII
TERMINATION

7.1                               Term. Unless terminated earlier, this Agreement shall continue in effect until the twentieth (20th) anniversary of the execution of the Initial Services Agreement and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the date hereof, by written notice from either Party to the other Party on or before the one hundred eightieth (180th) day prior to such anniversary.

7.2                               Termination.

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time (i) by mutual written agreement of the Parties and (ii) by MLP, in its sole discretion, effective upon delivery of written notice of such termination to Antero.

(b)                                 Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided, however, that such termination shall not affect or excuse the performance of any party under the provisions of Article IX which provisions shall survive the termination of this Agreement indefinitely.

ARTICLE VIII
ACCESS TO THE ASSETS

The Seconded Employees shall at all times during their performance of the Operating Services hereunder have full and free, non-exclusive access to the Assets as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by MLP in connection with any access to or work performed on or about the Assets.

ARTICLE IX
INDEMNIFICATION

9.1                               Indemnification Scope.  IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

9.2                               Indemnified Persons.  Wherever “MLP” or “Antero” appears as an indemnitee in this Article, the term shall include that entity and its Affiliates, and the respective agents, officers, directors, employees, representatives and contractors and subcontractors of any tier of the foregoing entities involved in actions or duties to act on behalf of the indemnified Party.  These groups will be the “MLP Indemnitees” or the “Antero Indemnitees” as applicable, provided, however, that for the avoidance of doubt, the MLP Indemnitees shall not include Antero and its Affliates,

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and the Antero Indemnitees shall not include the General Partner or any member of the Partnership Group. “Third parties” shall not include any MLP Indemnitees or Antero Indemnitees.

9.3                               Indemnifications.

(a)                                 MLP SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE ANTERO INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

(b)                                 ANTERO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE MLP INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITIES (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE UNDER THIS AGREEMENT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

9.4                               Damages Limitations.  Any and all damages recovered by either Party pursuant to this Article IX or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTIONS AND LOST PROFITS) AND EXEMPLARY AND PUNITIVE DAMAGES SHALL NOT BE RECOVERABLE UNDER ANY CIRCUMSTANCES EXCEPT TO THE EXTENT THOSE DAMAGES ARE INCLUDED IN THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED HEREIN TO INDEMNIFY THE OTHER PARTY. EACH PARTY ACKNOWLEDGES IT IS AWARE THAT IT HAS POTENTIALLY VARIABLE LEGAL RIGHTS UNDER COMMON LAW AND BY STATUTE TO RECOVER CONSEQUENTIAL, EXEMPLARY, AND PUNITIVE DAMAGES UNDER CERTAIN CIRCUMSTANCES, AND, EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE WITH RESPECT TO THIRD PARTY CLAIMS, EACH PARTY NEVERTHELESS WAIVES, RELEASES, RELINQUISHES, AND SURRENDERS RIGHTS TO CONSEQUENTIAL PUNITIVE AND EXEMPLARY DAMAGES TO THE FULLEST EXTENT PERMITTED BY LAW WITH FULL KNOWLEDGE AND AWARENESS OF THE CONSEQUENCES OF THE WAIVER REGARDLESS OF THE NEGLIGENCE OR FAULT OF EITHER PARTY.

9.5                               Defense of Claims.  The indemnifying Party shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Party’s indemnification obligations under this Agreement, provided that the indemnified Party notifies the indemnifying Party promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Party and gives the indemnifying Party information, and assistance at the reasonable expense of the indemnifying Party in defense of the matter. The indemnified Party may be represented by its own counsel (at the indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Party or both Parties are defendants, provided, however, the indemnifying Party shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Party from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not require any remediation or other action other than the payment of money which the indemnifying party will be responsible for hereunder and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Party.  Should the Parties both be named as defendants in any third-party claim or cause of action arising out of or relating to the Assets or Operating Services, the Parties will cooperate with each other in the joint defense of

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their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE X
FORCE MAJEURE

10.1                        Force Majeure Event.

(a)                                 In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonably dispatch by the Party claiming Force Majeure.

(b)                                 “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence,  lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accidents to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies or governmental approvals, and action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law.

(c)                                  The settlement of any strikes or lockouts will be entirely within the discretion of Antero, and settlement of strikes, lockouts or other labor disturbances when that course is considered inadvisable is not required.

ARTICLE XI
OTHER PROVISIONS

11.1                        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

11.2                        Notices. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing the same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 11.2.

Partnership Group:

Antero Midstream Partners LP
1615 Wynkoop Street

10

Denver, Colorado 80202
Attn: Chief Financial Officer

Fax: (303) 357-7315

Antero:

Antero Resources Corporation
1615 Wynkoop Street

Denver, Colorado 80202
Attn: Chief Financial Officer

Fax: (303) 357-7315

11.3                        Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

11.4                        Entire Agreement; Conflicts. This Agreement, the Amended and Restated Services Agreement dated of even date herewith among MLP, General Partner and Antero (the “A&R Services Agreement”), the Water Contribution Agreement, the Prior Contribution Agreement, the Commercial Agreements, any exhibits or schedules to the foregoing and any other transaction documents executed in connection herewith or therewith constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein. In the event of a conflict between the terms of this Agreement and the terms of the A&R Services Agreement with respect to the coverage of any individual and/or services provided, the terms of this Agreement shall control.

11.5                        Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

11.6                        No Waiver. Failure of either MLP or Antero to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either MLP or Antero of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

11.7                        Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

11.8                        Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

11.9                        Governing Law. Each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Colorado, in Denver County or the federal courts located in the District of Colorado.  The Parties agree that, after such a dispute is before a court as specified in this Section 11.9 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  The Parties also agree that after such a dispute is before a court as specified in this Section 11.9, and during the pendency of such dispute before such court, each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such dispute may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the dispute is brought in an inconvenient forum or that the venue of the dispute is improper.  Each Party agrees that a final judgment in any dispute described in this Section 11.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

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11.10                 Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

11.11                 Counterparts.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.12                 Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of MLP) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management LLC, its general partner

By:

Name:
Title:

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

By:

Name:
Title:

ANTERO MIDSTREAM LLC

By:

Name:
Title:

ANTERO WATER LLC

By:

Name:
Title:

ANTERO TREATMENT LLC

By:

Name:
Title:

ANTERO RESOURCES CORPORATION

By:

Name:
Title:

Signature Page to Services and Secondment Agreement

SCHEDULE 1

The services shall include the personnel necessary for the provision of comprehensive Operating Services. Antero shall second, or cause to be seconded, Seconded Employees to perform the following Operating Services in connection with the operation and maintenance of the Assets, all in accordance with, and subject to, the requirements of this Agreement:

OPERATING SERVICES: WATER ASSETS

The Seconded Employees shall perform the following Operational Services with respect to the Water Assets:

1.              provide, or procure (in the name of MLP or its applicable Affiliate) and manage, those services (including operation, maintenance, engineering and construction services) necessary for the operation of the Water Assets and to maintain the Water Assets in sound operating condition and good repair;

2.              perform routine maintenance, preventative maintenance and capitalized repairs;

3.              perform corrosion and inspection services;

4.              perform or cause to be performed waste water fluid handling services;

5.              submit the applications for and in the name of MLP or its applicable Affiliate, pursue the issuance of, and maintain in force, the environmental and all other permits necessary for the operation of the Water Assets;

6.              prepare, sign and file, or cause to be prepared, signed and filed, in each case in the name of MLP or its applicable Affiliate, all filings required to be filed by an operator of comparable water transportation and disposal assets with any Governmental Authority with respect to the Water Assets or the operation thereof; and

7.              perform or cause to be performed any other services with respect to the Water Assets and associated business reasonably requested by MLP.

OPERATING SERVICES: GATHERING FACILITIES

The Seconded Employees shall perform the following Operational Services with respect to the Gathering Facilities:

1.              conduct, or cause to be conducted, all operations with respect to the Gathering Facilities, and shall procure and furnish, or cause to be procured or furnished in the name of MLP or its applicable Affiliate, all materials, equipment, services, supplies, and labor necessary for the operation and maintenance of the Gathering Facilities, engineering support for these activities, and related warehousing and security, including the following:

i.                  Maintain and operate flow and pressure control, monitoring, and over-pressure protection;

ii.               Maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Gathering Facilities in good working order;

iii.            Operate the Gathering Facilities in a manner consistent with the standard of conduct set forth in the applicable Commercial Agreements; and

iv.           Conduct all other routine day-to-day operations of the Gathering Facilities.

2.              provide, manage and conduct, or cause to be provided, managed and conducted, the business operations associated with the Gathering Facilities, including without limitation, the following:

i.                  Transportation and logistics, including commercial operations;

ii.               Contract administration;

iii.            Gas control;

iv.           Gas measurement;

v.              GIS mapping;

vi.           Database mapping, reporting and maintenance;

vii.        Rights of way;

viii.     Materials management;

ix.           Engineering support (including facility design and optimization); and

x.              perform or cause to be performed any other services with respect to the Gathering Facilities and associated business reasonably requested by MLP.

3.              coordinate and direct, or cause to be coordinated and directed, the activities of Persons (including contractors, subcontractors, consultants, professionals, service and other organizations) required to perform the duties and responsibilities necessarily for the provision of the Operating Services. Such persons may include employees of Antero or its affiliates or employees of one or more third persons; provided, however, that any contracts or agreements with respect to third party services shall be entered into in the name of MLP or its applicable Affiliates unless otherwise agreed by MLP in writing.

SCHEDULE 2
ACCOUNTING PROCEDURES

1.0                               Statements and Billings. Antero shall bill MLP in accordance with Section 4.2 of this Agreement. If requested by MLP, Antero will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as MLP may reasonably request.

2.0                               Records. The Parties shall maintain accurate books and records covering all performance of the Services.

3.0                               Purchase of Materials. All material, equipment and supplies used or consumed on behalf of the Assets will be owned by MLP or the relevant member of the Partnership Group, as applicable, and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by Antero, only such material shall be obtained for the Assets as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Seconded Employees shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to MLP.

4.0                               Accounting Procedures.

(a)                                 Antero is part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement is engaged in the exploration and production of natural gas. Accounting, purchasing, and risk management (among other functions and services) as of the date of this Agreement are managed or provided by Antero or one of its Affiliates to the Affiliated Group. The costs and expenses incurred by Antero or such Affiliate in managing or providing such functions and services are accrued on the books and records of Antero in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (the “Accounting Procedures”).

(b)                                 The costs and expenses incurred by Antero Water, Antero Treatment or Antero Midstream in managing or providing functions and services as at the date of this Agreement are to be accrued on the books and records of such entity in accordance with the Accounting Procedures.

(c)                                  Antero shall apply the Accounting Procedures in determining the Expenditures. The Accounting Procedures shall provide a mechanism for validating an Expenditure and all allocations of an Expenditure. If MLP believes that the determination or allocation of any Expenditure is inconsistent with the Accounting Procedures, then MLP shall notify Antero in writing of the specific manner in which MLP regards such determination or allocation to be deficient or objectionable. Antero shall either correct or change such determination or allocation in accordance with the notice, or, if Antero disagrees with MLP’s notice, shall reasonably cooperate with MLP in addressing such changes. If MLP’s auditors and the Audit Committee of the General Partner make reasonable suggestions on accounting relating to this Agreement, Antero will reasonably cooperate with MLP and any other applicable members of the Partnership Group in addressing such changes; provided, the implementation of such suggestions shall be subject to the mutual agreement of MLP and Antero.

(d)                                 There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to MLP under any other agreement between the Parties may occur.

Exhibit E

Form of Amended and Restated Services Agreement

AMENDED AND RESTATED SERVICES AGREEMENT

This AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”) dated as of [            ], 2015, is entered into by and among Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), and Antero Resources Corporation, a Delaware corporation (“Antero”). The Partnership, the General Partner and Antero may be referred to herein individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, the Parties entered into a Services Agreement dated November 10, 2014 (the “Initial Services Agreement”), and the Parties intend to amend and restate such Initial Services Agreement in its entirety as set forth herein;

WHEREAS, the Partnership desires that Antero perform the Services (as defined below); and

WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to the provision of the Services.

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties agree that the above-described Initial Services Agreement shall hereby be amended and restated in its entirety as follows:

ARTICLE 1
PERFORMANCE OF SERVICES

1.1          Agreement to Provide Services.  Antero hereby agrees to provide, or cause to be provided to, the Partnership and its subsidiaries (collectively, the “Partnership Group”) with certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “Services”).  Antero shall provide, or cause to be provided to, the Partnership Group with such Services in a manner consistent in nature and quality to the services of such type that Antero performs in the management of its own business and affairs.

ARTICLE 2
RELATIONSHIP OF ANTERO AND THE PARTNERSHIP

2.1          Independent Contractor.  Antero is an independent contractor and shall perform the Services hereunder as an independent contractor under the direction and control of the General Partner. Nothing hereunder shall be construed as creating any other relationship between Antero, on the one hand, and the General Partner and the Partnership, on the other hand, including but not limited to a partnership, agency or fiduciary relationship, joint venture, limited liability company, association, or any other enterprise. Except as provided in that certain Secondment Agreement dated of even date herewith among the Partnership, the General Partner, Antero Midstream LLC, Antero Water LLC, Antero Treatment LLC and Antero (the “Secondment Agreement”), neither Party nor its employees shall be deemed to be an employee of the other Party and the Partnership’s interest is only in the performance of the Services by Antero in accordance with this Agreement.

2.2          The Partnership’s Right to Observe.  The Partnership shall at all times have the right to observe and consult with Antero in connection with Antero’s performance of its obligations under this Agreement. The Partnership shall comply with all reasonable requirements of Antero prior to such observation or witnessing, including but not limited to safety requirements.

2.3          Standard of Conduct of Antero.

(a)           General Standard. Antero shall (1) perform the Services and carry out its responsibilities hereunder, and shall require all contractors, subcontractors and materialmen furnishing labor, material or services for the performance of the Services to carry out their responsibilities in accordance with workmanlike practices common in the Partnership’s industry, and (2) exercise the same level of care Antero exercises in the management of its own business and affairs.

(b)           Compliance with Procedures and Laws.  Antero shall perform the Services under this Agreement in compliance with all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and other governmental bodies, including without limitation the Natural Gas Act, the Pipeline Safety Act of 1968, both as amended, and the regulations and orders of the Federal Energy Regulatory Commission and the U.S. Department of Transportation, which are applicable to (1) Antero’s business and (2) the performance of the Services or any other obligation of Antero hereunder.

ARTICLE 3
REIMBURSEMENT AND BILLING PROCEDURES

3.1          Reimbursement by the Partnership.  Subject to and in accordance with the terms and provisions of this Article 3 and such reasonable allocation and other procedures as may be agreed upon by Antero and the General Partner from time to time, the Partnership hereby agrees to reimburse Antero for all direct and indirect costs and expenses incurred by Antero and its Affiliates (collectively, the “Antero Group”) in connection with the provision of the Services to the Partnership Group, including the following:

(a)           any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the assets or the business of the Partnership Group;

(b)           salaries and related benefits and expenses of personnel employed by the Antero Group who render Services to the Partnership Group, plus general and administrative expenses to the extent associated with such personnel;

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(c)           any taxes or other direct operating expenses paid by the Antero Group for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the Antero Group resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with Antero as required by applicable law as opposed to the flow through of income attributable to the Antero Group’s ownership interest in the Partnership Group); provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with Antero; and

(d)           all expenses and expenditures incurred by the Antero Group as a result of the Partnership being a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Antero Group consist of an allocated portion of costs and expenses incurred by the Antero Group for the benefit of both the Partnership Group and the other members of the Antero Group, such allocation shall be made on a reasonable cost reimbursement basis as determined by Antero in good faith. For purposes of this Agreement, “Affiliate” means (A) with respect to Antero, any other Person that directly or indirectly through one or more intermediaries is controlled by Antero, excluding the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner (including the Partnership); and (B) with respect to the Partnership, the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the term “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company or governmental authority.

3.2          Billing Procedures.  The Partnership will reimburse Antero, or the members of the Antero Group providing the Services, as applicable (each a “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership.  Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses allocated to the Partnership and/or Partnership Group hereunder upon reasonable notice and during regular business hours.

ARTICLE 4
TERM AND TERMINATION

4.1          Term.  Unless terminated earlier, this Agreement shall continue in effect until the twentieth (20th) anniversary of the execution of the Initial Services Agreement and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of

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the execution of the Initial Services Agreement, by written notice from either Party to the other Party on or before the one hundred eightieth (180th) day prior to such anniversary.

4.2          Termination.

(a)           Methods of Termination.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time (1) by mutual written agreement of the Parties and (2) by the Partnership, in its sole discretion, effective upon delivery of written notice of such termination to Antero.

(b)           Effect of Termination.  Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided, however, that such termination shall not affect or excuse the performance of any party under the provisions of Article 5 which provisions shall survive the termination of this Agreement indefinitely.

ARTICLE 5
INDEMNITY

5.1          Indemnification Scope.  IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

5.2          Indemnified Persons.  Wherever “the Partnership” or “Antero” appears as an indemnitee in this Article, the term shall include that entity and its Affiliates, and the respective agents, officers, directors, employees, representatives and contractors and subcontractors of any tier of the foregoing entities involved in actions or duties to act on behalf of the indemnified Party.  These groups will be the “Partnership Indemnitees” or the “Antero Indemnitees” as applicable, provided, however, that for the avoidance of doubt, the Partnership Indemnitees shall not include Antero and its Affiliates, and the Antero Indemnitees shall not include any member of the Partnership Group or the General Partner. “Third parties” shall not include any Partnership Indemnitees or Antero Indemnitees.

5.3          Indemnifications.

(a)           EXCEPT AS OTHERWISE PROVIDED IN THE SECONDMENT AGREEMENT, THE PARTNERSHIP SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE ANTERO INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (1) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS OR THE BUSINESS OF THE PARTNERSHIP GROUP, (2) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, AND (3) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON)

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ARISING FROM OR RELATING TO THE GENERAL PARTNER’S, PARTNERSHIP’S OR ANTERO’S PERFORMANCE OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

(b)           EXCEPT AS OTHERWISE PROVIDED IN THE SECONDMENT AGREEMENT, ANTERO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE PARTNERSHIP INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITIES (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (1) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS OR THE BUSINESS OF THE PARTNERSHIP GROUP, (2) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON AND (3) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO ANTERO’S PERFORMANCE UNDER THIS AGREEMENT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

5.4          Damages Limitations.  Any and all damages recovered by either Party pursuant to this Article 5 or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTIONS AND LOST PROFITS) AND EXEMPLARY AND PUNITIVE DAMAGES SHALL NOT BE RECOVERABLE UNDER ANY CIRCUMSTANCES EXCEPT TO THE EXTENT THOSE DAMAGES ARE INCLUDED IN THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED HEREIN TO INDEMNIFY THE OTHER PARTY. EACH PARTY ACKNOWLEDGES IT IS AWARE THAT IT HAS POTENTIALLY VARIABLE LEGAL RIGHTS UNDER COMMON LAW AND BY STATUTE TO RECOVER CONSEQUENTIAL, EXEMPLARY, AND PUNITIVE DAMAGES UNDER CERTAIN CIRCUMSTANCES, AND, EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE WITH RESPECT TO THIRD PARTY CLAIMS, EACH PARTY NEVERTHELESS WAIVES, RELEASES, RELINQUISHES, AND SURRENDERS RIGHTS TO CONSEQUENTIAL PUNITIVE AND EXEMPLARY DAMAGES TO THE FULLEST EXTENT PERMITTED BY LAW WITH FULL KNOWLEDGE AND AWARENESS OF THE CONSEQUENCES OF THE WAIVER REGARDLESS OF THE NEGLIGENCE OR FAULT OF EITHER PARTY.

5.5          Defense of Claims.  The indemnifying Party shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Party’s indemnification obligations under this Agreement, provided that the indemnified Party notifies the indemnifying Party promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Party and gives the indemnifying Party information and assistance at the reasonable expense of the indemnifying Party in defense of the matter. The indemnified Party may be represented by its own counsel (at the indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Party or both Parties are defendants, provided, however, the indemnifying Party shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Party from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not require any

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remediation or other action other than the payment of money which the indemnifying party will be responsible for hereunder and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Party.  Should the Parties both be named as defendants in any third-party claim or cause of action arising out of or relating to the Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE 6
NOTICES

Either Party may give notices to the other Party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a Party by written notice. Any telephone numbers below are solely for information and are not for Agreement notices.

If to the General Partner or the Partnership to:

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

If to Antero to:

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

ARTICLE 7
GENERAL

7.1          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

7.2          Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Colorado, excluding any choice of Law rules which may direct the application of the laws of another jurisdiction.

7.3          Consent to Jurisdiction, Etc.; Waiver of Jury Trial.  Each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Colorado, in Denver County or the federal courts located in the District of Colorado.  The Parties agree that, after such

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a dispute is before a court as specified in this Section 7.3 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  The Parties also agree that after such a dispute is before a court as specified in this Section 7.3, and during the pendency of such dispute before such court, each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such dispute may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the dispute is brought in an inconvenient forum or that the venue of the dispute is improper.  Each Party agrees that a final judgment in any dispute described in this Section 7.3 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

7.4          Non-waiver of Future Default.  No waiver of any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or different character.

7.5          Audit and Maintenance of Records; Reporting.  Notwithstanding the payment by the Partnership of any charges, the Partnership shall have the right to review and contest the charges in accordance with this Section 7.5. For a period of two years from the end of any calendar year, the Partnership shall have the right, upon reasonable notice and at reasonable times, to inspect and audit all the records, books, reports, data and processes related to the Services performed by Antero to ensure Antero’s compliance with the terms of this Agreement.  If any information provided to or reviewed by the Partnership or its representatives pursuant to this Section 7.5 is confidential, the parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

7.6          Entire Agreement; Amendments and Schedules.  This Agreement shall be amended or waived only by an instrument in writing executed by both Parties. This Agreement, the Secondment Agreement, the Water Contribution Agreement (as defined in the Secondment Agreement), the Prior Contribution Agreement (as defined in the Secondment Agreement), the Commercial Agreements (as defined in the Secondment Agreement), any exhibits or schedules to the foregoing and any other transaction documents executed in connection herewith or therewith constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein. In the event of a conflict between the terms of this Agreement and the terms of the Secondment Agreement with respect to the coverage of any individual and/or services provided, the Secondment Agreement shall control.

7.7          Force Majeure.

(a)           If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due, the obligations

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of that Party, so far as they are affected by force majeure, will be suspended during the continuance of any inability so caused, but for no longer period. The Party whose performance is affected by force majeure will provide notice to the other Party, which notice may initially be oral, followed by a written notification, and will use commercially reasonable efforts to resolve the event of force majeure to the extent reasonably possible.

(b)           “Force majeure”  as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accidents to wells, machinery, equipment or lines of pipe; freezing of wells, equipment on lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies or governmental approvals, and action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law.The settlement of strikes or lockouts will be entirely within the discretion of the Party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

7.8          Counterpart Execution.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.9          Third Parties.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of the Partnership) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

7.10        Severability.  If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

7.11        Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or

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appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

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The Parties have caused this Agreement to be signed by their duly authorized representatives effective as of the date first written above.

ANTERO RESOURCES CORPORATION

By:
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional
Vice President and Treasurer

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management
LLC, its general partner

By:
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional
Vice President and Treasurer

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

By:
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional
Vice President and Treasurer

Signature Page –Management Services Agreement